DOV PHARMACEUTICAL, INC.

Offer to Exchange
 Shares of Convertible Preferred Stock Plus a Cash Payment
for
Each $1,000 Principal Amount of Outstanding
2.50% Convertible Subordinated Debentures due 2025
(the “Debentures”)
CUSIP Nos. 259858AA6 and 259858AB4*

DOV Pharmaceutical, Inc. (“DOV Pharmaceutical,” “we,” “us” or the “Company”) is offering (the “Exchange Offer”) to exchange 8 shares of a new series of convertible preferred stock, par value $1.00 and liquidation preference $100 per share (the “new series C convertible preferred stock”), plus a cash payment of $212.50 for each $1,000 principal amount of our outstanding 2.50% Convertible Subordinated Debentures Due 2025 (the “Debentures”), upon the terms and subject to the conditions set forth in this Offer to Exchange and related offer materials, as amended and supplemented from time to time (the “Offer Documents”). The Company is offering as an alternative to the 8 shares of new series C convertible preferred stock to exchange 8 shares of an alternative new series of convertible preferred stock, par value $1.00 with no fixed liquidation preference (the “alternative series D convertible preferred stock”), upon the terms and subject to the conditions set forth in the Offer Documents. A holder of Debentures who elects to receive the alternative series D convertible preferred stock will receive for each $1,000 principal amount the $212.50 cash payment described above plus, as an alternative to the 8 shares of new series C convertible preferred stock, the 8 shares of alternative series D convertible preferred stock. The cash payment and shares of the new series C convertible preferred stock or, if elected, the alternative series D convertible preferred stock, will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Exchange Offer on, the Debentures so tendered and accepted.

This Exchange Offer expires at 5:00 p.m., New York City time, on March 5, 2007, which we refer to as the Expiration Date, unless the Exchange Offer is extended by us with the consent of the holders of a majority in outstanding principal amount of the Debentures.

AN AD HOC COMMITTEE OF HOLDERS OF DEBENTURES (THE “BONDHOLDERS’ COMMITTEE”) AND ITS ADVISORS HAVE BEEN NEGOTIATING WITH THE COMPANY AND ITS ADVISORS FOR SEVERAL MONTHS. MEMBERS OF THE BONDHOLDERS’ COMMITTEE HAVE AGREED TO THE TERMS OF THE EXCHANGE OFFER. MEMBERS OF THE BONDHOLDERS’ COMMITTEE, HOLDING APPROXIMATELY 88% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE OUTSTANDING DEBENTURES, HAVE AGREED TO TENDER, SUBJECT TO CERTAIN TERMS AND CONDITIONS DESCRIBED MORE FULLY HEREIN, THEIR DEBENTURES IN THE EXCHANGE OFFER.

Holders of Debentures are encouraged to read the Offer Documents in their entirety, including the “Risk Factors” section of this Offer to Exchange beginning on page 17 before you make any decision regarding the Exchange Offer.        (Cover continued on next page)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS OFFER TO EXCHANGE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Offer to Exchange is January 29, 2007.

*
No representation is made as to the correctness of such number either as printed on the Debentures or as contained in this Offer to Exchange, and reliance may be placed only on the other identification printed on the Debentures.

(Cover page, continued)

As of January 26, 2007, there is $70.0 million in aggregate principal amount of Debentures outstanding.

Our board of directors has approved this Exchange Offer. However, neither our board of directors nor any other person is making any recommendation as to whether you should choose to exchange your Debentures for the cash payment and either the new series C convertible preferred stock or, if elected, the alternative series D convertible preferred stock or whether you should elect the new series C convertible preferred stock or the alternative series D convertible preferred stock if you decide to tender Debentures.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the Exchange Offer from the registration and qualification requirements of the state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. In addition, neither our financial advisor nor any broker, dealer, salesperson, agent or any other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer.

HOLDERS OF DEBENTURES THAT TENDER THROUGH THE DEPOSITORY TRUST COMPANY (“DTC”) NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

The Exchange Agent is Wells Fargo Bank, N.A.:

By Overnight Courier or Mail:	By Registered or Certified Mail:	By Hand:

Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479 Attn: Reorg (if by mail, registered or certified recommended)	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480 Attn: Reorg	Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Bldg. - 12th Floor 608 2nd Avenue South Minneapolis, MN 55402 Attn: Reorg

By Facsimile:	To Confirm by Telephone:

(612) 667-6282 Attn: Bondholder Communications	(800) 344-5128; or (612) 667-9764 Attn: Bondholder Communications

For Information:
(612) 667-9764

Copies of this Offer to Exchange may be obtained from Wells Fargo Bank, N.A. (the “Exchange Agent”)
at its address set forth above.

No person has been authorized to give any information or to make any representations other than those contained in this Offer to Exchange and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Exchange does not constitute an offer to buy or the solicitation of an offer to sell Debentures in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Offer to Exchange shall not under any circumstances create any implication that the information contained herein is current as of any time subsequent to the date of such information. Neither DOV Pharmaceutical nor, to its knowledge, any of its affiliates, directors or executive officers are making any representation or recommendation to any holder as to whether or not to tender such holder’s Debentures. You should consult your own financial and tax advisors and must make your own decision as to whether to tender your Debentures for exchange and, if so, the amount of Debentures to tender.

i

SUMMARY TERMS OF THE EXCHANGE OFFER

The Offer Documents contain important information that should be read carefully before any decision is made with respect to the Exchange Offer. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Exchange and the other Offer Documents. Capitalized terms not otherwise defined in this summary have the meanings assigned to them elsewhere in this Offer to Exchange.

Questions and Answers About the Exchange Offer

•	Who is making the Exchange Offer?

DOV Pharmaceutical, Inc., the issuer of the Debentures, is making the Exchange Offer. The mailing address of our principal executive offices is 150 Pierce Street, Somerset, New Jersey, 08873. Our telephone number at these offices is (732) 907-3600. Our common stock is currently quoted on the National Quotation Bureau’s Pink Sheets (“Pink Sheets”) under the symbol “DOVP.PK.” See “The Exchange Offer — Introduction.”

•	Why are we making the Exchange Offer?

We are making the Exchange Offer to restructure our existing capital structure. In 2004, we issued the Debentures pursuant to an Indenture, dated as of December 22, 2004 (the “Indenture”), between the Company and Wells Fargo Bank, N.A., as Trustee (the “Trustee”), of which $70.0 million in aggregate principal amount remains outstanding. Effective at the opening of business on October 27, 2006, our common stock was delisted from The NASDAQ Global Market because we did not meet the aggregate market value of listed securities requirement of Marketplace Rule 4450(b)(1)(A). The delisting of our common stock from The NASDAQ Global Market constituted a “fundamental change” under the Indenture. As a result, we were obligated to make an offer to repurchase to all holders of the Debentures under the Indenture at a price of $1,012.50 per $1,000 principal amount, representing such principal amount plus $12.50 of accrued but unpaid interest thereon (the “Offer to Repurchase”).

The Offer to Repurchase expired at 5:00 p.m., New York City time, on January 2, 2007. Through the expiration of the Offer to Repurchase, we received tenders of Debentures in the aggregate principal amount of $67.8 million, representing approximately 96.9% of the $70.0 million in aggregate principal amount of outstanding Debentures. Upon the expiration of the Offer to Repurchase, we did not have the capital necessary to pay the aggregate purchase price of approximately $68.7 million for the Debentures that were tendered. As a result, no Debentures were accepted for payment by us in connection with the Offer to Repurchase, and all of the Debentures are being returned to the holders and will remain outstanding. Our failure to pay for the Debentures tendered for repurchase in the Offer to Repurchase constitutes an “event of default” under the Indenture, which may result in the exercise of available remedies by the Trustee or the bondholders under the Indenture and/or applicable law. In particular, the Trustee or holders of at least 25% in aggregate principal amount of the Debentures may declare due and payable 100% of the principal amount of the Debentures, plus any accrued and unpaid interest thereon, and each holder of a Debenture who tendered has the right under the terms of the Indenture to payment of the purchase price for such Debenture in connection with the Offer to Repurchase.

We entered into the Restructuring Support Agreement with members of the Bondholders’ Committee regarding a consensual restructuring of our obligations under the Debentures. Members of the Bondholders’ Committee beneficially owning approximately 88% in principal amount of the outstanding Debentures have agreed to tender their Debentures in the Exchange Offer and not to take any actions or exercise any remedies relating to our failure to repurchase the Debentures pursuant to the Offer to Repurchase, unless we commence any bankruptcy or similar proceeding or such a proceeding is commenced against us or the Restructuring Support Agreement is terminated for any other reason under the terms of the Restructuring Support Agreement.

The consummation of the Exchange Offer is a critical step in our financial restructuring plan. If we are unable to restructure our obligations under the Debentures or otherwise raise sufficient funds to repay the Debentures, we may be forced to seek protection under the United States bankruptcy laws. See “The Exchange Offer — Purposes; Plans.”

•	When does the Exchange Offer expire?

The Exchange Offer will expire at 5:00 p.m., New York City time, on Monday, March 5, 2007. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

• Can the Exchange Offer be extended?

Yes, we can extend the Exchange Offer with the consent of the holders of a majority in outstanding principal amount of the Debentures. See “The Exchange Offer — Expiration; Extensions; Amendments.”

•	What are the securities being sought in the Exchange Offer?

We are offering to exchange for shares of the new series C convertible preferred stock and a cash payment, upon the terms and subject to the conditions described in the Offer Documents, any and all of our outstanding $70.0 million in aggregate principal amount of the Debentures validly exchanged and not validly withdrawn, as permitted under the terms herein, on or prior to the Expiration Date. As an alternative to the 8 shares of new series C convertible preferred stock, the Company is offering to instead exchange 8 shares of alternative series D convertible preferred stock. See “The Exchange Offer — Terms of the Exchange Offer.”

The Debentures were issued pursuant to the Indenture, of which $70.0 million in aggregate principal amount remains outstanding. Interest on the Debentures accrues at 2.50% per year from the date of original issuance of the Debentures, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2005, to holders of record at the close of business on the preceding January 1 and July 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, repurchase by us at the option of the holder or redemption of a Debenture, interest ceases to accrue on the Debenture under the terms of and subject to the conditions of the Indenture. The terms of the Debentures are those stated in the Indenture and holders of the Debentures are referred to the Indenture for a complete description of the terms governing the Debentures. See “Comparison of Rights Between The Debentures And The New Series of Preferred Stock” and “Description of Debentures.”

•	What will I receive in the Exchange Offer?

If you tender your Debentures in the Exchange Offer, you will receive for each $1,000 in principal amount of your Debentures exchanged, your choice of the following consideration:

(i) a payment in cash of $212.50 plus 8 shares of the new series C convertible preferred stock of the Company, or

(ii) a payment in cash of $212.50 plus 8 shares of the alternative series D convertible preferred stock of the Company.

The cash payment and shares of the new series C convertible preferred stock or, if elected, the alternative series D convertible preferred stock, will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Exchange Offer on, the Debentures that are tendered and accepted in the Exchange Offer, including the interest payment that we were obligated to pay on January 16, 2007. See “The Exchange Offer — Terms of the Exchange Offer.”

•	What will the ownership of the Company be if the Exchange Offer is consummated?

On an as-converted basis and assuming all $70 million in outstanding Debentures are tendered in the Exchange Offer, former holders of Debentures would hold 106,974,628 shares, or approximately 80%, of our common stock without giving effect to any warrants, including the warrants to be distributed to holders of our common stock described more fully herein, or any of our existing and future equity incentive plans. We anticipate distributing to holders of our common stock warrants to purchase an aggregate of approximately 30 million shares of our common stock at an exercise price of $0.523 per common share. On an as-converted and as-exercised basis, assuming all $70 million in outstanding Debentures are tendered in the Exchange Offer and all of the warrants issued in the warrant distribution are exercised, former holders of Debentures would hold approximately 65.3% of our common stock without giving effect to any of our existing and future equity incentive plans.

•	What are the terms of the new series C convertible preferred stock?

Subject to common stockholder approval for the increase in the authorized common stock of the Company, the new series C convertible preferred stock will be convertible into shares of common stock immediately following such common stockholder approval and any shares of the new series C convertible preferred stock that were not previously converted will be automatically converted into shares of our common stock on the earlier to occur of (i) the date that is thirty (30) days following the filing of an amendment to our certificate of incorporation with the Secretary of the State of Delaware to increase our authorized common stock, and (ii) the date that we consummate a financing through the issuance of our equity or long term debt securities in which the gross proceeds to the Company are at least $5,000,000 (a “Qualified Financing”), provided that the foregoing amendment to our certificate of incorporation has been filed. The new series C convertible preferred stock will have an initial liquidation preference of $100, will not bear dividends, will not be redeemable by either the Company or at the request of the holders thereof and, as described above, will be convertible into shares of our common stock at an initial conversion price of $0.523488616 per share, or 191.02612143 shares of common stock per share of the new series C convertible preferred stock. The conversion ratio will be subject to the customary anti-dilution protections for certain future issuances of common stock and common stock equivalents. If the Company fails to obtain common stockholder approval for the increase in the authorized common stock of the Company by the later of (a) April 5, 2007, or (b) the date that is 45 days following the date that the SEC informs the Company that it has no further comments on the proxy statement to be used to solicit common stockholder approval of the increase in authorized common stock, (i) the conversion ratio will increase by 1% per week until the common stockholder approval is obtained, subject to a maximum increase of 50%, and (ii) at the request of the holders of a majority of the new series C convertible preferred stock, the board of directors will approve and will submit to stockholders for approval, an amendment to the Company’s certificate of incorporation to provide for a new class of common stock into which the new series C convertible preferred stock would then be convertible based upon the conversion ratio for the existing common stock described above.

In the event of a liquidation event, the liquidation preference will be equal to the greater of (i) the initial liquidation preference or (ii) the aggregate amount that would have been payable to the holder of the new series C convertible preferred stock had the preferred stock been converted into common stock immediately prior to such liquidation. Except for the warrant distribution described herein, no dividends or distributions will be payable on the common stock so long as the new series C convertible preferred stock is outstanding, other than dividends and distributions payable solely in shares of common stock for which an appropriate anti-dilution adjustment is made.

The new series C convertible preferred stock will vote together with the common stock as a single class on an as-converted basis, except as otherwise required by the certificate of designation or law. The new series C convertible preferred stock will also have a separate class vote that will require the vote or consent of holders of a majority of the new series C convertible preferred stock in order to (i) authorize, issue or increase any capital stock that is pari passu or senior to the new series C convertible preferred stock, (ii) amend, alter or repeal the terms of the new series C convertible preferred stock in a manner that adversely affects any of its rights, preferences, privileges or voting power, or (iii) amend the Company’s certificate of incorporation or by-laws in a manner that materially and adversely affects any right, preference, privilege or voting power of the new series C convertible preferred stock.

The Company has agreed to file a registration statement with the SEC that will permit the resale on a continuous basis of all shares of the new series C convertible preferred stock and the common stock into which those shares are convertible, that are held by holders of Debentures who tender in the Exchange Offer and who, as a result, may be deemed affiliates of the Company following consummation of the Exchange Offer. See “Comparison of Rights Between The Debentures And The New Series of Preferred Stock” and “Description of Capital Stock.”

•	What are the terms of the alternative series D convertible preferred stock?

Subject to common stockholder approval for the increase in the authorized common stock of the Company, the alternative series D convertible preferred stock will be convertible into shares of common stock immediately following such common stockholder approval. The alternative series D preferred stock does not have a mandatory conversion feature. The alternative series D convertible preferred stock will not have an initial fixed liquidation preference, will not bear dividends, will not be redeemable by either the Company or at the request of the holders thereof and, as described above, will be convertible into shares of our common stock at an initial conversion price of $0.523488616 per share, or 191.02612143 shares of common stock per share of the alternative series D convertible preferred stock. Notwithstanding the foregoing, a holder of the alternative series D preferred stock will not be able to convert into common stock in the event such holder would beneficially own in excess of 9.9% of the shares of the Company’s outstanding voting capital stock following such conversion. The conversion ratio will be subject to the customary anti-dilution protections for certain future issuances of common stock and common stock equivalents. If the Company fails to obtain common stockholder approval for the increase in the authorized common stock of the Company by the later of (a) April 5, 2007, or (b) the date that is 45 days following the date that the SEC informs the Company that it has no further comments on the proxy statement to be used to solicit common stockholder approval of the increase in authorized common stock, (i) the conversion ratio will increase by 1% per week until the common stockholder approval is obtained, subject to a maximum increase of 50%, and (ii) at the request of the holders of a majority of the alternative series D convertible preferred stock, the board of directors will approve and will submit to stockholders for approval, an amendment to the Company’s certificate of incorporation to provide for a new class of common stock into which the alternative series D convertible preferred stock would then be convertible based upon the conversion ratio for the existing common stock described above.

In the event of a liquidation event, the liquidation preference will be equal to the aggregate amount that would have been payable to the holder of the alternative series D convertible preferred stock had the preferred stock been converted into common stock immediately prior to such liquidation. Except for the warrant distribution described herein, no dividends or distributions will be payable on the common stock so long as the alternative series D convertible preferred stock is outstanding, other than dividends and distributions payable solely in shares of common stock for which an appropriate anti-dilution adjustment is made or dividends that are payable to holders of alternative series D convertible preferred stock on an as-converted basis. The alternative series D convertible preferred stock will have no voting rights except as required by law. See “Comparison of Rights Between The Debentures And The New Series of Preferred Stock” and “Description of Capital Stock.”

•	How is the new series C convertible preferred stock different from the alternative series D convertible preferred stock?

The following table summarizes the basic differences between the two series of convertible preferred stock.

Term	New Series C Convertible Preferred Stock	Alternative Series D Convertible Preferred Stock
Par Value	$1.00 per share	$1.00 per share

Dividends	None, except for those paid on an as-converted basis with the common stock.	None, except for those paid on an as-converted basis with the common stock.

Voting Rights	Votes with the common stock on an as-converted basis and has certain class voting rights.	None, except as required by law.

Initial stated liquidation preference	$100	None

Liquidation Preference
(i) The initial liquidation preference ($100) or (ii) the aggregate amount that would have been payable to the holder of the new series C convertible preferred stock had the preferred stock been converted into common stock immediately prior to such liquidation.

The aggregate amount that would have been payable to the holder of the alternative series D convertible preferred stock had the preferred stock been converted into common stock immediately prior to such liquidation.

Convertible into common stock	Yes	Yes

Conversion ratio	191.02612143 shares of common stock per share	191.02612143 shares of common stock per share

Mandatory conversion
Upon the earlier of (i) 30 days following the filing of the amendment increasing our authorized common stock, and (ii) a Qualified Financing, provided that the foregoing amendment to our certificate of incorporation has been filed.
None, alternative series D preferred stock may remain outstanding indefinitely.

Limitation on conversion	None	May not convert if conversion would result in beneficial ownership in excess of 9.9% of the Company’s voting capital stock.

Redemption Feature	None	None

•	Who may participate in the Exchange Offer?

All holders of Debentures may participate in the Exchange Offer.

•	What are the conditions to the completion of the Exchange Offer?

The Exchange Offer is conditioned upon the valid tender of at least 99% of the aggregate principal amount of the outstanding Debentures. This condition may be modified by the Company with the consent of the holders of a majority in outstanding principal amount of the Debentures. The Exchange Offer is also conditioned on several other conditions. See “The Exchange Offer — Conditions to the Completion of the Exchange Offer.” We will not be required, but we reserve the right, to accept for exchange any existing Debentures tendered (or, alternatively, we may terminate the Exchange Offer) if any of the conditions of the Exchange Offer as described under “The Exchange Offer — Conditions to the Completion of the Exchange Offer” remain unsatisfied, subject to the requirement that we obtain the consent of holders of a majority in outstanding principal amount of the Debentures in order to modify the 99% minimum tender condition.

•	How can I determine the market value of the Debentures?

There is no established reporting system or market for trading in the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results and the market for similar securities. See “Comparison of Rights Between The Debentures And The New Series of Preferred Stock” and “Description of Capital Stock.”

•	Will the new securities by freely tradable?

The Exchange Offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act. The new securities to be issued in the Exchange Offer have not been registered with the SEC. The new securities that you receive in the Exchange Offer should generally be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act. The Company has agreed to file a registration statement with the SEC that will permit the resale on a continuous basis of all shares of the new series C convertible preferred stock and the common stock into which those shares are convertible, that are held by holders of Debentures who tender in the Exchange Offer and who, as a result, may be deemed affiliates of the Company following consummation of the Exchange Offer. See “Comparison of Rights Between The Debentures And The New Series of Preferred Stock” and “Description of Capital Stock.”

•	Will the new securities be listed?

Neither the new series C convertible preferred stock nor the alternative series D convertible preferred stock will be listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We do not intend to apply for either listing or quotation of either the new series C convertible preferred stock or the alternative series D convertible preferred stock. Neither our common stock that is currently outstanding, nor the common stock issuable upon conversion of the new series C convertible preferred stock or the alternative series D convertible preferred stock is listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We understand that our common stock is currently quoted on the Pink Sheets. See “Comparison of Rights Between The Debentures And The New Series of Preferred Stock” and “Description of Capital Stock.”

•	What risks should I consider in deciding whether or not to exchange my Debentures?

In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of the risks and uncertainties relating to the Exchange Offer, our Company and our industry described in the section entitled “Risk Factors,” beginning on page 17 of this Offer to Exchange, and the documents incorporated by reference into this Offer to Exchange.

•	What happens if I do not participate in the Exchange Offer?

If you currently hold Debentures and do not tender them, following the completion of the Exchange Offer, your Debentures will continue to be outstanding without change and your conversion rights will not be affected. If we complete the Exchange Offer, the liquidity of any Debentures that remain outstanding after completion of the Exchange Offer may be adversely affected. If the Company has the necessary capital, we expect to continue to make payments on the Debentures that remain outstanding according to the terms thereof to the extent we are able.

If the Exchange Offer is not consummated, the Trustee or holders of at least 25% in aggregate principal amount of the Debentures may declare due and payable 100% of the principal amount of the Debentures, plus any accrued and unpaid interest thereon, and each holder of a Debenture who tendered in the Offer to Repurchase has the right under the terms of the Indenture to the payment of the purchase price for such Debenture in connection with the Offer to Repurchase. If we are unable to raise sufficient funds to repay the Debentures, we may be forced to seek protection under the United States bankruptcy laws. See “The Exchange Offer — Consequences of Failure to Exchange.”

•	How do I participate in the Exchange Offer?

To participate in the Exchange Offer, you must deliver the required documents to Wells Fargo Bank, N.A., as Exchange Agent, no later than 5:00 p.m., New York City time, on March 5, 2007.

HOLDERS THAT TENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

A holder whose Debentures are held in certificated form must properly complete and execute the letter of transmittal, and deliver the letter of transmittal and Debentures in certificated form to the Exchange Agent, with any other required documents and the certificates representing the Debentures to be tendered in the Exchange Offer.

A holder whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if that holder desires to tender its Debentures and instruct that nominee to tender the Debentures on the holder’s behalf.

A holder who is a DTC participant should tender their Debentures electronically through DTC’s Automated Tenders over the Participant Terminal System (“PTS”), subject to the terms and procedures of that system. See “The Exchange Offer — Procedures for Tendering Debentures in the Exchange Offer.”

•	How do I select which series of convertible preferred stock I want to receive?

You will be provided two alternatives from which to choose: (i) a cash payment of $212.50 plus 8 shares of new series C convertible preferred stock; or (ii) a cash payment of $212.50 plus 8 shares of alternative series D convertible preferred stock.

•	May I withdraw my tender of Debentures?

Yes. You can withdraw Debentures previously tendered for exchange at any time before the Expiration Date. The intended Expiration Date is 5:00 p.m., New York City time, on March 5, 2007. “The Exchange Offer — Right of Withdrawal.”

•	How do I withdraw previously tendered Debentures?

To withdraw previously tendered Debentures, you must deliver an executed written notice of withdrawal substantially in the form attached, or a facsimile of one, to the Exchange Agent before 5:00 p.m., New York City time, on March 5, 2007.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

See “The Exchange Offer — Right of Withdrawal.”

•	What happens if my Debentures are not accepted in the Exchange Offer?

If we decide for any reason not to accept your existing Debentures for exchange, the existing Debentures will be returned to you promptly after the expiration or termination of the Exchange Offer. In the case of Debentures tendered by book entry transfer into the Exchange Agent’s account at DTC, any unaccepted Debentures will be credited to your account at DTC. See “The Exchange Offer — Acceptance and Delivery of New Securities and Cash Payment.”

•	Do I need to do anything if I do not wish to tender my Debentures?

No. If you do not deliver a properly completed and duly executed letter of transmittal to the Exchange Agent or tender your Debentures electronically through DTC’s Automated Tenders over the Participant Terminal System before the Expiration Date, your Debentures will remain outstanding subject to their existing terms.

•	If I choose to tender my Debentures for exchange, do I have to tender all of my Debentures?

No. You may tender all of your Debentures, a portion of your Debentures or none of your Debentures for exchange. If you wish to tender a portion of your Debentures for exchange, however, you must tender your Debentures in a principal amount at maturity of $1,000 or an integral multiple of $1,000. See “The Exchange Offer — Terms of Exchange.”

•	How will I be taxed on the exchange of the Debentures?

You generally will not recognize loss for U.S. federal income tax purposes as a result of exchanging your Debentures for cash and either the shares of the new series C convertible preferred stock or the shares of the alternative series D convertible preferred stock, but you will recognize gain equal to the lesser of (i) any cash received and (ii) the amount of cash and the fair market value of any shares of the new series C convertible preferred stock or the alternative series D convertible preferred stock you receive less your adjusted tax basis in the Debentures you exchange in the Exchange Offer. You should consult with your own tax advisor regarding the actual tax consequences to you. See “Certain Material United States Federal Income Tax Consequences.”

•	Has the board of directors adopted a position on the Exchange Offer?

Our board of directors has approved the making of the Exchange Offer. However, our directors do not make any recommendation as to whether you should tender you Debentures pursuant to the Exchange Offer or, if you do tender, whether you should elect to receive the alternative series D convertible preferred stock instead of the new series C convertible preferred stock. You must make the decision whether to tender your Debentures and if you do elect to so tender, whether to elect to receive the alternative series D convertible preferred stock instead of the new series C convertible preferred stock.

•	Who will pay the fees and expenses associated with the Exchange Offer?

We will bear all fees and expenses incurred in connection with consummating the Exchange Offer. See “The Exchange Offer — Fees and Expenses.”

•	Who can answer questions concerning the Exchange Offer?

Requests for assistance in connection with the tender of Debentures pursuant to the Exchange Offer may be directed to Wells Fargo Bank, N.A. at (612) 667-9764.

•	Do other holders of Debentures support the Exchange Offer?

Yes. Currently, holders that beneficially own approximately 88% in principal amount of the outstanding Debentures have agreed to tender their Debentures. See “The Exchange Offer — Purposes; Plans.”

The Company

We are a biopharmaceutical company focused on the discovery, in-licensing and development of novel drug candidates for central nervous system disorders. We operate principally in the United States but also conduct clinical studies outside the United States. We were incorporated in May 1995 in New Jersey and reincorporated in Delaware in November 2000.

Our principal executive offices are located at 150 Pierce Street, Somerset, New Jersey, 08873, and our telephone number is (732) 907-3600.

Purpose and Effect of Exchange Offer

We are making the Exchange Offer to restructure our existing capital structure. In 2004, we issued the Debentures pursuant to the Indenture, of which $70.0 million in aggregate principal amount remains outstanding. As previously announced, effective at the opening of business on October 27, 2006, our common stock was delisted from The NASDAQ Global Market because we did not meet the aggregate market value of the listed securities requirement of Marketplace Rule 4450(b)(1)(A). The delisting of our common stock from The NASDAQ Global Market constituted a “fundamental change” under the Indenture. As a result, we were obligated to make the Offer to Repurchase to all holders of the Debentures under the Indenture at a price of $1,012.50 per $1,000 principal amount, representing such principal amount plus $12.50 of accrued but unpaid interest thereon.

The Offer to Repurchase expired at 5:00 p.m., New York City time, on January 2, 2007. Through the expiration of the Offer to Repurchase, we received tenders of Debentures in the aggregate principal amount of $67.8 million, representing approximately 96.9% of the $70.0 million in aggregate principal amount of outstanding Debentures. Upon the expiration of the Offer to Repurchase, we did not have the capital necessary to pay the aggregate purchase price of approximately $68.7 million for the Debentures that were tendered. As a result, no Debentures were accepted for payment by us in connection with the Offer to Repurchase, and all of the Debentures were returned to the holders and remain outstanding. Our failure to pay for the Debentures tendered to us for repurchase in the Offer to Repurchase constitutes an “event of default” under the Indenture, which may result in the exercise of available remedies by the Trustee or the bondholders under the Indenture and/or applicable law. In particular, the Trustee or holders of at least 25% in aggregate principal amount of the Debentures may declare due and payable 100% of the principal amount of the Debentures, plus any accrued and unpaid interest thereon, and each holder of a Debenture who tendered has the right under the terms of the Indenture to payment of the purchase price for such Debenture in connection with the Offer to Repurchase.

We retained Houlihan Lokey Howard & Zukin Capital, Inc. to serve as our financial advisor to assist with our evaluation of strategic alternatives and restructuring efforts with respect to the Debentures. We entered into the Restructuring Support Agreement with certain members of an ad hoc committee of bondholders regarding a consensual restructuring of our obligations under the Debentures. Bondholders who beneficially own approximately 88% in principal amount of the outstanding Debentures, have agreed to tender their Debentures in the Exchange Offer and have agreed not to take any actions or exercise any remedies relating to our failure to repurchase the Debentures pursuant to the Offer to Repurchase, unless we commence any bankruptcy or similar proceeding or such a proceeding is commenced against us or the Restructuring Support Agreement is terminated for any other reason under the terms of the Restructuring Support Agreement. The consummation of the Exchange Offer is a critical step in our financial restructuring plan.

If we are unable to restructure our obligations under the Debentures or otherwise raise sufficient funds to repay the Debentures, we may be forced to seek protection under the United States bankruptcy laws.

Restructuring Support Agreement

The Restructuring Support Agreement contains a number of important provisions that obligate certain holders of the Debentures and the Company to take, or refrain from taking, certain actions. The Agreement provides the following:

•
Support of the Exchange Offer: The Debenture holders that are party to the Restructuring Support Agreement, or that have otherwise agreed to tender their Debentures for exchange and support the Exchange Offer, hold approximately 88% in aggregate principal amount of the Debentures and have agreed to tender in the Exchange Offer on the terms described herein and not withdraw all Debentures that they beneficially own.

•
Board of Directors Matters: The Restructuring Support Agreement contains a provision that the holders of a majority of the new series C convertible preferred stock have a right to designate at least a majority of the members of the board of directors shortly following the consummation of the Exchange Offer. The Debenture holders that are party to the Restructuring Support Agreement hold more than a majority of the Debentures and, as a result, may hold more than a majority of the new series C convertible preferred stock. No designees to join the Company’s board of directors have been named as of the date of this Offer to Exchange.

•
Stockholder Approval: The Restructuring Support Agreement requires that the Company use its reasonable best efforts to pursue and obtain the approval of the Company’s common stockholders for an increase in the Company’s authorized common stock in order to permit the new series C convertible preferred stock and alternative series D convertible preferred stock, if any, to be converted into shares of common stock. The Debenture holders party to the Restructuring Support Agreement have agreed to vote the shares of common stock that they own as of the record date for the meeting at which the proposal is presented, if any, in favor of such common stockholder approval.

•
Registration Rights Agreement: The Restructuring Support Agreement requires that the Company enter into a Registration Rights Agreement with holders of the new series C convertible preferred stock that are held by holders of Debentures who tender in the Exchange Offer and who, as a result, may be deemed affiliates of the Company under federal securities laws in order to permit such holders to resell the new series C convertible preferred stock received in the Exchange Offer, the shares of common stock issuable upon conversion thereof and any other common stock owned by the Debenture holder as of the date of the Registration Rights Agreement.

•
Termination of Restructuring Support Agreement: The Restructuring Support Agreement is terminable in a variety of circumstances. In the event the Restructuring Support Agreement is terminated, the holders of Debentures party thereto shall no longer be required to tender their Debentures for exchange and not withdraw their Debentures and shall not be required to vote any shares of common stock that they may own in favor of the approval to amend the Company’s certificate of incorporation to increase the number of shares of common stock authorized for issuance by the Company.

•
No Waiver of Claims Until Completion of Exchange Offer: The Restructuring Support Agreement contains a provision whereby the parties thereto acknowledge, subject to the holders agreement not to take certain actions or exercise certain remedies during the pendency of the Exchange Offer, that such holders have not waived any claims that they might have. The parties agreed that upon consummation of the Exchange Offer, the holders of Debentures would release certain claims that they may have against the Company and certain other persons as more fully described in this Offer to Exchange.

Summary of Exchange Offer

THE EXCHANGE OFFER
If you tender your Debentures in the Exchange Offer, you will receive for each $1,000 in principal amount of your Debentures exchanged, your choice of the following consideration:

(i) a payment in cash of $212.50 plus 8 shares of the new series C convertible preferred stock of the Company, or

(ii) a payment in cash of $212.50 plus 8 shares of the alternative series D convertible preferred stock of the Company.

The cash payment and the new series C convertible preferred stock or, if elected, the alternative series D convertible preferred stock, will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Exchange Offer on, the Debentures so tendered and accepted.

The Exchange Offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act. The new securities to be issued in the Exchange Offer have not been registered with the SEC. The new securities that you receive in the Exchange Offer should generally be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act. The Company has agreed to file a registration statement with the SEC that will permit the resale on a continuous basis of all shares of the new series C convertible preferred stock and the common stock into which those shares are convertible, that are held by holders of Debentures who tender in the Exchange Offer and who, as a result, may be deemed affiliates of the Company following consummation of the Exchange Offer. See “Comparison of Rights Between The Debentures And The New Series of Preferred Stock” and “Description of Capital Stock.”

EXPIRATION DATE; ACCEPTANCE OF TENDERS; DELIVERY OF NEW SECURITIES
The Exchange Offer will expire at 5:00 p.m., New York City time, on Monday, March 5, 2007, unless we extend the Expiration Date with the consent of the holders of a majority in outstanding principal amount of the Debentures. During any extension, any Debentures previously tendered and not withdrawn will remain subject to the Exchange Offer. During any such period, you will have the right to withdraw any previously tendered Debentures. We will issue the new securities and the cash payment promptly following the Expiration Date upon our determination that the conditions of the Exchange Offer have been fulfilled or we decide to waive any unfulfilled conditions. If we decide for any reason not to accept the Debentures that any holder has tendered for exchange, those Debentures will be returned to such holder without cost promptly after the expiration or termination of the Exchange Offer. Any unaccepted Debentures tendered by book entry transfer into the Exchange Agent’s account at DTC, as described below, will be credited to the tendering holder’s account at DTC. See “The Exchange Offer — Expiration; Extensions; Amendments,” “The Exchange Offer — The Right of Withdrawal,” and “The Exchange Offer — Procedures for Tendering Debentures in the Exchange Offer” for a more complete description of the tender procedures.

WITHDRAWAL RIGHTS AND REVOCATION
Tenders of Debentures may be withdrawn at any time prior to the Expiration Date (and any extensions thereto) by delivering a written notice of withdrawal to the Exchange Agent in conformity with the procedures set forth below under “The Exchange Offer — Right of Withdrawal.”

CONDITIONS TO THE EXCHANGE OFFER
The Exchange Offer is subject to customary conditions, which we may assert, modify or waive. In addition, the Exchange Offer is also conditioned on the valid tender of 99% of the outstanding aggregate principal amount of the Debentures and that such validly tendered Debentures are not withdrawn. We may not modify this minimum tender condition without the consent of the holders of a majority in outstanding principal amount of the Debentures. See “The Exchange Offer — Conditions to the Completion of the Exchange Offer.”

SPECIAL PROCEDURES FOR BENEFICIAL OWNERS
If you are a beneficial owner whose Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Debentures in the Exchange Offer, you should promptly contact the person in whose name the Debentures are registered and instruct that person to tender on its behalf. “The Exchange Offer — Procedures for Tendering Debentures in the Exchange Offer.”

CONSEQUENCES TO HOLDERS NOT TENDERING IN THE EXCHANGE OFFER
If you currently hold Debentures and do not tender them, following the completion of the Exchange Offer, your Debentures will continue to be outstanding without change and your conversion rights will not be affected. If we complete the Exchange Offer, the liquidity of any Debentures that remain outstanding after completion of the Exchange Offer may be adversely affected. Without the Exchange Offer, the Trustee or holders of at least 25% in aggregate principal amount of the Debentures may declare due and payable 100% of the principal amount of the Debentures, plus any accrued and unpaid interest thereon, and each holder of a Debenture who tendered has the right under the terms of the Indenture to the payment of the purchase price for such Debenture in connection with the Offer to Repurchase. If we are unable to raise sufficient funds to repay the Debentures, we may be forced to seek protection under the United States bankruptcy laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
You generally will not recognize loss for U.S. federal income tax purposes as a result of exchanging your Debentures for cash and either the shares of the new series C convertible preferred stock or the shares of the alternative series D convertible preferred stock, but you will recognize gain equal to the lesser of (i) any cash received and (ii) the amount of cash and the fair market value of any shares of the new series C convertible preferred stock or the alternative series D convertible preferred stock you receive less your adjusted tax basis in the Debentures you exchange in the Exchange Offer. You should consult with your own tax advisor regarding the actual tax consequences to you. See “Certain Material United States Federal Income Tax Consequences.”

YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND ANY FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFER.

EXCHANGE AGENT
Wells Fargo Bank, N.A. is the Exchange Agent for the Exchange Offer. Holders can find the address and telephone number for the Exchange Agent set forth on the cover of this Offer to Exchange. See “The Exchange Offer — Exchange Agent.”

FEES AND EXPENSES	We will bear all expenses related to the Exchange Offer and the Restructuring Support Agreement. See “The Exchange Offer — Fees and Expenses.”

CONSEQUENCES OF FAILURE TO CONSUMMATE THE EXCHANGE OFFER
If the Exchange Offer is not consummated for any reason, including if the minimum tender condition is not satisfied or modified by us with the consent of holders of a majority aggregate principal amount of the Debentures by the Expiration Date, or the Exchange Offer’s other conditions are not satisfied or waived, we may commence reorganization cases under chapter 11 of the U.S. Bankruptcy Code. See “The Exchange Offer — Consequences of Failure to Exchange.”

TERMINATION
We reserve the right to terminate the Exchange Offer at any time prior to the Expiration Date if the conditions to the Exchange Offer are not met. See “The Exchange Offer — Conditions to the Completion of the Exchange Offer.”

RISK FACTORS
When deciding whether to participate in the Exchange Offer, you should carefully consider the information in the section titled “Risk Factors” beginning on page 17 of this Offer to Exchange, and the other information included in or incorporated by reference into this Offer to Exchange.

Summary Description of the New Series C Convertible Preferred Stock

SECURITIES OFFERED	Up to 560,000 shares of new series C convertible preferred stock.

DIVIDENDS
We are not required to declare or pay any dividends on the new series C convertible preferred stock. Holders of the new series C convertible preferred stock will not receive any dividends except to the extent they are also paid to holders of our common stock. No dividends or distributions will be payable on the common stock so long as the new series C convertible preferred stock is outstanding, other than dividends and distributions payable solely in shares of common stock for which an appropriate anti-dilution adjustment has been made, and the warrant distribution described herein.

INITIAL LIQUIDATION PREFERENCE	$100.00 per share.

RANKING
The new series C convertible preferred stock will rank (i) junior to all indebtedness of the Company, (ii) senior to the alternative series D convertible preferred stock, and (iii) senior to the Company’s common stock and to all equity securities the terms of which specifically provide that such securities rank junior to the new series C convertible preferred stock.

CONVERSION RIGHTS
Subject to common stockholder approval for the increase in the authorized common stock of the Company, you may convert each share of the new series C convertible preferred stock into shares of common stock following the filing of an amendment to our certificate of incorporation to reflect such increase in authorized common stock and any shares of the new series C convertible preferred stock that were not previously converted will be automatically converted into shares of our common stock on earlier to occur of (i) the date that is thirty (30) days following the date of filing such amendment to increase our authorized common stock, and (ii) the date that we consummate a Qualified Financing, provided that the foregoing amendment to our certificate of incorporation has been filed. The new series C convertible preferred stock will be convertible into shares of our common stock at an initial conversion price of $0.523488616 per share, or 191.02612143 shares of common stock per share of the new series C convertible preferred stock. The conversion ratio will be subject to the customary anti-dilution protections for certain future issuances of common stock and common stock equivalents. If the Company fails to obtain common stockholder approval for the increase in the authorized common stock of the Company by the later of (a) April 5, 2007, or (b) the date that is 45 days following the date that the SEC informs the Company that it has no further comments on the proxy statement to be used to solicit common stockholder approval of the increase in authorized common stock, (i) the conversion ratio will increase by 1% per week until the common stockholder approval is obtained, subject to a maximum increase of 50%, and (ii) at the request of the holders of a majority of the new series C convertible preferred stock, the board of directors will approve and will submit to stockholders for approval, an amendment to the Company’s certificate of incorporation to provide for a new class of common stock into which the new series C convertible preferred stock would then be convertible based upon the conversion ratio for the existing common stock described above.

REDEMPTION	Neither we nor holders of the new series C convertible preferred stock will have redemption rights.

VOTING RIGHTS
The holder of each share of the new series C convertible preferred stock will be entitled to the number of votes equal to the number of shares of common stock into which such share of the new series C convertible preferred stock would be converted into per the conversion ratio. The new series C convertible preferred stock will vote together with the common stock as a single class on an as-converted basis, except as otherwise required by the certificate of designation or law.

Notwithstanding the foregoing, the holders of shares of the new series C convertible preferred stock will have no right to (x) vote on the increase in the authorized stock of the Company (the “Common Stock Authorization”) or any adjournment matters with respect thereto, or (y) take any action to postpone the vote on the Common Stock Authorization.

The new series C convertible preferred stock will also have a separate class vote that will require the vote or consent of holders of a majority of the new series C convertible preferred stock in order to (i) authorize, issue or increase any capital stock that is pari passu or senior to the new series C convertible preferred stock, (ii) amend, alter or repeal the terms of the new series C convertible preferred stock in a manner that adversely affects any of its rights, preferences, privileges or voting power, or (iii) amend the Company’s certificate of incorporation or by-laws in a manner that materially and adversely affects any right, preference, privilege or voting power of the new series C convertible preferred stock.

LISTING
The new series C convertible preferred stock will not be listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We do not intend to apply for either listing or quotation of the new series C convertible preferred stock. Neither our common stock that is currently outstanding, nor the common stock issuable upon conversion of the new series C convertible preferred stock, is listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We understand that our common stock is currently quoted on the Pink Sheets.

BOOK ENTRY DELIVERY AND FORM
Initially, the new series C convertible preferred stock will be represented by one or more premanent global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of DTC.

Summary Description of the Alternative Series D Convertible Preferred Stock

SECURITIES OFFERED
Up to 560,000 shares of alternative series D convertible preferred stock.

The alternative series D convertible preferred stock does not provide a number of the rights provided to holders of the new series C convertible preferred stock. We are obligated under the Restructuring Support Agreement to offer the alternative series D preferred stock in the Exchange Offer. Holders of Debentures are urged to read the Offer Documents, including the section entitled “Risk Factors — Risks Related to the Exchange Offer,” “Comparison of Rights Between The Debentures And The New Series of Preferred Stock” and “Description of Capital Stock.”

DIVIDENDS
We are not required to declare or pay any dividends on the alternative series D convertible preferred stock. Holders of the alternative series D convertible preferred stock will not receive any dividends except to the extent they are also paid to holders of our common stock. No dividends or distributions will be payable on the common stock so long as the alternative series D convertible preferred stock is outstanding, other than dividends and distributions payable solely in shares of common stock for which an appropriate anti-dilution adjustment has been made, the warrant distribution described herein and, after the date on which the alternative series D convertible preferred stock may be converted, dividends and distributions that are also made on the alternative series D convertible preferred stock on an as-converted basis.

INITIAL LIQUIDATION PREFERENCE	None.

RANKING
The alternative series D convertible preferred stock will rank (i) junior to all indebtedness of the Company, (ii) junior to the new series C convertible preferred stock, (iii) except as otherwise provided in the alternative series D convertible preferred stock certificate of designation, senior to the Company’s common stock and (iv) senior to all equity securities the terms of which specifically provide that such securities rank junior to the alternative series D convertible preferred stock. The alternative series D convertible preferred stock will share pari passu on an as converted basis with shares of the common stock upon liquidation of the Company.

CONVERSION RIGHTS
Subject to common stockholder approval for the increase in the authorized common stock of the Company, you may convert each share of the alternative series D convertible preferred stock into shares of common stock following the filing of an amendment to our certificate of incorporation to reflect such increase in authorized common stock. The alternative series D convertible preferred stock will be convertible into shares of our common stock at an initial conversion price of $0.523488616 per share, or 191.02612143 shares of common stock per share of the alternative series D convertible preferred stock. Notwithstanding the foregoing, a holder of the alternative series D preferred stock will not be able to convert into common stock in the event such holder would beneficially own in excess of 9.9% of the shares of the Company’s outstanding voting capital stock following such conversion. The conversion ratio will be subject to the customary anti-dilution protections for certain future issuances of common stock and common stock equivalents. If the Company fails to obtain common stockholder approval for the increase in the authorized common stock of the Company by the later of (a) April 5, 2007, or (b) the date that is 45 days following the date that the SEC informs the Company that it has no further comments on the proxy statement to be used to solicit common stockholder approval of the increase in authorized common stock, (i) the conversion ratio will increase by 1% per week until the common stockholder approval is obtained, subject to a maximum increase of 50%, and (ii) at the request of the holders of a majority of the alternative series D convertible preferred stock, the board of directors will approve and will submit to stockholders for approval, an amendment to the Company’s certificate of incorporation to provide for a new class of common stock into which the alternative series D convertible preferred stock would then be convertible based upon the conversion ratio for the existing common stock described above.

REDEMPTION	Neither we nor holders of the alternative series D convertible preferred stock will have redemption rights.

VOTING RIGHTS	The alternative series D convertible preferred stock will have no voting rights except as required by law.

LISTING
The alternative series D convertible preferred stock will not be listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We do not intend to apply for either listing or quotation of the alternative series D convertible preferred stock. Neither our common stock that is currently outstanding, nor the common stock issuable upon conversion of the alternative series D convertible preferred stock, is listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We understand that our common stock is currently quoted on the Pink Sheets.

BOOK ENTRY DELIVERY AND FORM
Initially, the alternative series D convertible preferred stock will be represented by one or more premanent global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of DTC.

Summary Description of Registration Rights Agreement

REGISTRATION RIGHTS
On the closing date of the Exchange Offer, we will execute a registration rights agreement with holders of shares of the new series C convertible preferred stock that are held by holders of Debentures who tender in the Exchange Offer and who, as a result, may be deemed affiliates of the Company following consummation of the Exchange Offer. The registration rights agreement will require us to file a registration statement with the SEC that will permit the resale on a continuous basis of the new series C convertible preferred stock, the common stock into which those shares are convertible and any other common stock owned by the Debenture holder as of the date of the Registration Rights Agreement. We have agreed to keep the registration statement effective until (i) such shares have been disposed of pursuant to an effective Registration Statement and the Securities Act, (ii) such shares shall have been transferred pursuant to a transaction under Rule 144 or (iii) such shares shall have become eligible for sale under Rule 144(k) under the Securities Act.

Summary of Warrant Distribution

DISTRIBUTION
It is anticipated that we will distribute warrants to purchase shares of our common stock to holders of our common stock in connection with the Exchange Offer.

The following summary is for informational purposes for holders of Debentures in connection with the Exchange Offer and should not be deemed to be a summary of the warrants for holders of common stock, which summary will be provided to holders of common stock in a future public disclosure.

NUMBER OF SHARES	Warrants to purchase approximately 30 million shares of common stock.

EXERCISE PRICE	$0.523 per share.

DURATION	Exercisable commencing on July 1, 2007; expire December 31, 2009.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND PRO FORMA DATA

The following tables present summary historical consolidated and pro forma financial data for the Company. The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our historical audited and unaudited consolidated financial statements and the notes thereto included in our 2005 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, which are incorporated by reference. See “Incorporation by Reference.”

	Historical
	Years Ended December 31,			Nine Months Ended September 30,		Pro Forma
	2003	2004	2005	2005	2006	Fiscal Year 2005	Nine Months Ended September 30, 2006
Statement of Operations Data:	(in thousands, except share and per share data)
Revenue	$2,969	$2,542	$8,647	$7,269	$3,741	$8,647	$3,741
Operating expenses:
License expense	1,000	2,500	—	—	—	—	—
Research and development expense	22,684	24,764	53,983	37,631	37,691	53,983	37,691
General and administrative expense	5,173	6,360	9,110	6,582	17,523	9,110	17,523

Loss from operations	(25,888)	(31,082)	(54,446)	(36,944)	(51,473)	(54,446)	(51,473)
Interest income	851	934	3,712	2,816	2,288	3,712	2,288
Interest expense	(2,947)	(2,954)	(2,502)	(1,901)	(3,570)	(398)	(162)
Debt conversion and other expenses, net	1,104	(8)	(5)	(6)	(5,625)	(5)	(5,625)

Net loss before tax	(26,880)	(33,110)	(53,241)	(36,035)	(58,380)	(51,137)	(54,972)
Income tax benefit	149	189	273	—	—	273	—
Deemed dividend on issuance of convertible preferred	—	—	—	—	—	(250)	(250)

Net loss attributable to common stockholders	$(26,731)	$(32,921)	$(52,968)	$(36,035)	$(58,380)	$(51,114)	$(55,222)
Basic and diluted net loss per share	$(1.73)	$(1.67)	$(2.32)	$(1.58)	$(2.42)	$(2.24)	$(2.29)

Weighted average shares used in computing basic and diluted net loss per share	15,489,426	19,729,765	22,837,265	22,753,989	24,102,851	22,837,265	24,102,851

	As of September 30, 2006
	Historical	Pro Forma
Balance Sheet Data:
Cash, Cash Equivalents and Marketable Securities	$47,339	$30,979
Restricted Cash - Long Term	4,211	4,211
Total Assets	54,529	38,169
Current Debt	70,000	—
Working Capital (Deficit)	(37,786)	16,214
Derivative Liability	—	5,500
Preferred Stock	—	47,762
Total Stockholders’ (Deficit)	(50,976)	(50,238)

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Exchange includes forward-looking statements, including statements regarding our expectations for the restructuring of our capital structure and the Exchange Offer.  You can also identify forward-looking statements by the following words:  “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology.  We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

•	successfully consummate the Exchange Offer;

•	raise substantial additional capital in order to fund operations;

•	obtain and maintain all necessary patents, licenses and other intellectual property rights;

•	demonstrate the safety and efficacy of product candidates at each stage of development;

•	perform certain transition activities required by our sublicense agreement with XTL Development, Inc. (“XTL”) for bicifadine;

•	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

•	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

•	meet or require our partners to meet obligations and achieve milestones under our license and other agreements;

•	obtain and maintain collaborations as required with pharmaceutical partners;

•	obtain substantial additional funds; and

•	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

You should refer to the risks outlined in “Risk Factors” for a detailed discussion of some of the factors that may cause our actual results to differ materially from our forward-looking statements. We qualify all our forward-looking statements by these cautionary statements. There may also be other material factors that may materially affect our forward-looking statements and our future results. As a result of the foregoing, readers should not place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.

RISK FACTORS

Exchanging your Debentures for cash and either the new series C convertible preferred stock or the alternative series D convertible preferred stock involves a high degree of risk. In addition, electing to receive the alternative series D convertible preferred stock instead of the new series C convertible preferred stock involves significant risk. Failure to exchange your Debentures also involves significant risk. You should carefully consider the risks and uncertainties described below before making a decision whether to participate in the Exchange Offer. The risks and uncertainties described below are not the only ones facing our Company. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business operations, including risks and uncertainties generally applicable to companies that have undertaken restructuring transactions.

If any of the following risks actually occur, they could materially adversely affect our business, financial condition or operating results. In that case, the trading price of our common stock could decline.

Risks Related to the Exchange Offer

If not enough holders tender their Debentures and/or conditions to closing have not been satisfied, or we otherwise fail to consummate the Exchange Offer, we do not anticipate that we will be able to repurchase the Debentures tendered to us, and we may be required to seek protection from creditors. We do not expect that additional financing is available for this purpose.

If the Exchange Offer is not consummated for any reason, including the failure to satisfy the conditions to the Exchange Offer, we may be required to reorganize under chapter 11 of the U.S. Bankruptcy Code in order to seek protection from creditors.

The completion of the Exchange Offer is subject to the condition that at least 99.0% of the outstanding aggregate principal amount of the Debentures are validly tendered, accepted, and not withdrawn. This condition may be modified by the Company with the consent of the holders of a majority in outstanding principal amount of the Debentures.

If not enough holders tender their Debentures and we do not consummate the Exchange Offer, we do not anticipate that we will have the funds available to repurchase the Debentures tendered to us in the Offer to Repurchase, which expired on January 2, 2007. Our failure to pay for the Debentures tendered to us for repurchase in the Offer to Repurchase constitutes an “event of default” under the Indenture, which may result in the exercise of available remedies by the Trustee or the bondholders under the Indenture and/or applicable law. In particular, the Trustee or holders of at least 25% in aggregate principal amount of the Debentures may declare due and payable 100% of the principal amount of the Debentures, plus any accrued and unpaid interest thereon, and each holder of a Debenture who tendered has the right under the terms of the Indenture to payment of the purchase price for such Debenture validly tendered in connection with the Offer to Repurchase. In such a situation, we do not expect that we would be able to secure the additional financing required to satisfy such obligations and we may be required to reorganize under chapter 11 of the U.S. Bankruptcy Code in order to seek protection from creditors.

An alternative to the Exchange Offer presented in this Offer to Exchange may not be available to us and, even if available and completed, may be less attractive than the financial restructuring we are proposing.

We believe that the completion of the Exchange Offer is critical to our continuing viability. If we do not consummate the Exchange Offer, we will be required to consider other alternatives to adjust our capital structure. An alternative financial restructuring arrangement may not be available or, if available, may not result in a successful reorganization or be on terms as favorable to our creditors and equity holders as the terms of the Exchange Offer we are proposing.

Alternative financial restructuring arrangements may include seeking protection under chapter 11 of the U.S. Bankruptcy Code. The expenses of any such case would reduce the assets available for payment or distribution to our creditors, including holders of the Debentures. In addition, we believe that a bankruptcy filing (either voluntary or involuntary) would not increase the amount of any payment or distribution that holders of the Debentures would receive. In fact, a bankruptcy filing could reduce such amount and, in any event, would delay receipt of any such payment or distribution by such holders.

A long and protracted restructuring could cause us to lose key management employees and otherwise adversely affect our business.

If we fail to consummate the Exchange Offer on a timely basis, any alternative we pursue, whether in or out of court, may take substantially longer to consummate than the Exchange Offer. A protracted financial restructuring could disrupt our business and would divert the attention of our management from operation of our business and implementation of our business plan. It is likely that such a prolonged financial restructuring or bankruptcy proceeding would cause us to lose many of our key management employees, including the most senior members of management. Such losses of key management employees would likely make it difficult for the Company to complete a financial restructuring and may make it less likely that we will be able to continue as a viable business.

The uncertainty surrounding a prolonged financial restructuring could also have other adverse effects on us. For example, it could also adversely affect:

•	our ability to raise additional capital;

•	our ability to capitalize on business opportunities and react to competitive pressures;

•	our ability to attract and retain employees;

•	our liquidity;

•	how our business is viewed by investors, lenders, strategic partners or licensing partners; and

•	our enterprise value.

Future changes in the composition of our stockholder population, including those resulting from the issuance of the new series C convertible preferred stock and the alternative series D convertible preferred stock in the Exchange Offer, are likely to limit our ability to use our net operating losses.

We have substantial tax loss and credit carryforwards for U.S. federal income tax purposes. As a result of prior changes in the stock ownership of the Company our ability to use such carryforwards (and certain other tax benefits) to offset future income or tax liability is severely limited under section 382 of the Internal Revenue Code of 1986, as amended (the “tax code”). Under such section, the ability of the Company to use its existing tax loss and credit carryforwards (and certain other tax benefits) following an “ownership change” of the Company is generally limited to an annual amount equal to the product of the fair market value of the corporation’s stock immediately before the ownership change (subject to certain reductions) and the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs. This general limitation on the use of tax benefit carryforwards can be increased or reduced respectively by the amount of “recognized built-in gains” (“RBIG”) or recognized “built-in losses” (“RBIL”) in the event the Company has “net unrealized built-in gains” (“NUBIG”) or “net unrealized built-in losses” (“NUBIL”), at the date of an ownership change. The Company is presently subject to a general limitation on the annual utilization of carryforward tax benefits of approximately $3.2 million. As a result of the implementation of the Exchange Offer, it is likely that our ability to use these tax benefit carryforwards under the general limitation will be further restricted. See “Certain Material United States Federal Income Tax Consequences — Consequences of Exchange Offer to the Company.” This is a more severe limitation than would apply were the same issuance of shares to occur, and result in an ownership change of the company, pursuant to a confirmed reorganization plan in bankruptcy.

Recognition of cancellation of debt income may increase our income tax liability and adversely impact our financial position.

The Company generally will recognize cancellation of debt income for U.S. federal income tax purposes as a result of the Exchange Offer if, and to the extent, the outstanding balance (principal plus accrued but unpaid interest) of the Debentures exceeds the fair market value of the new series C convertible preferred stock and cash payment delivered in the Exchange Offer. The Company believes that (i) it is in a NUBIG position as of the date of its most recent ownership change, and will be so in the event of an ownership change resulting from implementation of the Exchange Offer, (ii) recognition of gain, if any, from the implementation of the Exchange Offer, will be treated as a RBIG, and (iii) it has sufficient tax loss carryforwards to offset all of the anticipated income for U.S. federal income tax purposes. Thus, the Company believes it will not incur a liability for regular corporate federal income tax purposes on gain, if any, recognized from the implementation of the Exchange Offer (although there may be some liability for federal alternative minimum tax and state income tax). However, if it were determined that the available tax loss carryforwards were significantly less than the amount estimated or the Company was not in a NUBIG position as of the date of the applicable ownership change, the Company could have a significantly greater income tax liability as a result of the Exchange Offer.

In the event you elect to receive the alternative series D convertible preferred stock instead of the new series C convertible preferred stock and the Company is liquidated before the new series C convertible preferred stock is fully converted to common stock, you will not receive any proceeds in the liquidation unless the holders of the new series C convertible preferred stock then outstanding receive their full liquidation preference and the holders of common stock also receive proceeds in the liquidation.

The alternative series D convertible preferred stock is junior upon a liquidation to the new series C convertible preferred stock and only receives proceeds in the event of a liquidation if the new series C convertible preferred stock then outstanding is paid its liquidation preference in full. The alternative series D convertible preferred stock does not have an initial stated liquidation preference, unlike the new series C convertible preferred stock’s initial stated liquidation preference of $100 per share. Accordingly, if the Company is liquidated before all shares of the new series C convertible preferred stock are converted to common stock, the new series C convertible preferred stock’s liquidation preference must be paid in full before any amounts are paid on the alternative series D convertible preferred stock. In addition, upon liquidation, the alternative series D convertible preferred stock is entitled to receive the amount that it would have received as a holder of common stock assuming the alternative series D convertible preferred stock was converted to common stock. Accordingly, a holder of alternative series D convertible preferred stock will only receive proceeds from a liquidation of the Company if holders of common stock will also receive proceeds from the liquidation.

In the event you elect to receive the alternative series D convertible preferred stock instead of the new series C convertible preferred stock, you will not have any voting rights except as required by law.

The alternative series D convertible preferred stock will have no voting rights except as required by law. Accordingly, if you elect to receive the alternative series D convertible preferred stock, you will not be able to vote on an as-converted basis with holders of common stock, as will holders of the new series C convertible preferred stock, on matters presented to the holders of common stock, including the election of directors, approval of equity incentive plans, most amendments to the Company’s certificate of incorporation or mergers or other corporate transactions requiring stockholder approval unless required by law. Your inability to vote on these and other matters presented to the holders of common stock may make the alternative series D convertible preferred stock a less attractive investment alternative.

An active trading market for the new securities may not develop, and holders of the new securities may not be able to sell their securities when they want and, if they do sell, they may not be able to receive the price they want.

Because the Exchange Offer will be the first issuance of the new series C convertible preferred stock and, if any are issued, the alternative series D convertible preferred stock, there has been no previous trading market for the new securities you will receive in the Exchange Offer. Neither the new or alternative convertible preferred stock nor the common stock issuable upon conversion thereof, will be listed for trading on any securities exchange or authorized to be quoted in any inter-dealer quotation system of any securities association, and we do not intend to apply for any such listing or quotation. We do not know the extent to which investor interest will lead to the development of a trading market for the new securities or how liquid any such market might be. Moreover, the liquidity of any market for the securities will also depend upon the number of holders of the new securities, our financial performance, the market for similar securities and the interest of securities dealers in making a market in the securities. We cannot assure holders that an active trading market will develop or, if it does, at what prices the new securities may trade. Therefore, holders may not be able to sell the securities when they want and, if they do sell, they may not be able to receive the price they want.

Restructuring our obligations under our Debentures by offering the new series C convertible preferred stock and the alternative series D convertible preferred stock has resulted in increased costs to us and significant dilution to holders of our common stock.

We are incurring significant additional costs to finance the Exchange Offer and holders of our common stock will suffer significant dilution. The holders of the Debentures will receive a payment of cash in connection with the Exchange Offer which will decrease the cash available to fund future operations. The Exchange Offer and Restructuring Support Agreement have also resulted in significant costs to us as we pay advisory and professional fees in connection with evaluating our alternatives under the Debentures and pursuing the Exchange Offer and will continue even if the Exchange Offer is consummated as we strive to complete our obligations in relation to soliciting stockholder approval for the increase in authorized shares and in seeking registration of the resale of the shares of the new series C convertible preferred stock and the common stock issuable upon conversion thereof.

We have not obtained a third-party determination that the Exchange Offer is fair to holders of the Debentures.

We are not making a recommendation as to whether holders of the Debentures should exchange their Debentures. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Debentures for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. We cannot assure holders of the Debentures that the value of the cash and either the new series C convertible preferred stock or the alternative series D convertible preferred stock received in the Exchange Offer will in the future equal or exceed the value of the Debentures tendered and we do not take a position as to whether you ought to participate in the Exchange Offer.

If the Exchange Offer is consummated, holders of Debentures that do not exchange their Debentures in the Exchange Offer will be subject to certain risks.

Holders that do not exchange their Debentures will not be entitled to receive the cash payment and either series of convertible preferred stock delivered to tendering holders.

Consummation of the Exchange Offer could adversely affect the trading market, if any, for the untendered Debentures. This could adversely affect the liquidity, market price, and price volatility of any untendered Debentures. If a market for untendered Debentures exists, such Debentures may trade at a discount to the price at which the Debentures would trade if the amount outstanding had not been reduced, depending on prevailing interest rates, the market for similar securities, and other factors.

If an insufficient number of Debentures are tendered, we will consider all financial alternatives available to us at such time, which is likely to result in a reorganization under chapter 11 of the U.S. Bankruptcy Code. Any reorganization that may result could be on terms less favorable to the holders than the terms of the Exchange Offer. If a protracted and non-orderly reorganization were to occur, there is a risk that the ability of the holders to recover their investments would be substantially delayed and more impaired than under the proposed restructuring transactions.

If holders of the Debentures have claims against us resulting from their acquisition or ownership of Debentures, they will give up those claims if they exchange their Debentures.

By tendering Debentures in the Exchange Offer upon closing of the Exchange Offer, holders of the Debentures will be deemed to have released and waived any and all claims they, their successors and their assigns have or may have had against

•	us, our subsidiaries, our affiliates and their stockholders, and

•
our directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, as well as the directors, officers, employees, attorneys, accountants, advisors, agents and representatives of our subsidiaries, our affiliates and our stockholders arising from, related to, or in connection with, their acquisition or ownership of the Debentures, including claims for accrued interest, unless those claims arise under federal or state securities laws. Because it is not possible to estimate the likelihood of their success in pursuing these legal claims or the magnitude of any recovery to which they ultimately might be entitled, it is possible that the consideration holders of the Debentures receive in the Exchange Offer will have a value less than the value of the legal claims such holders of the Debentures are relinquishing. Moreover, holders who do not tender their Debentures for exchange and former holders who have already sold their Debentures will continue to have the right to prosecute their claims against us.

Holders of Debentures who participate in the Exchange Offer will lose their rights under the existing Indenture.

Holders who tender their Debentures will receive new securities but will lose all rights associated with the Debentures. The Debentures obligate us to pay holders a certain amount of annual interest, which tendering holders will forfeit.

Holders of Debentures who do not participate in the Exchange Offer may be paid the principal amount of their Debentures before the liquidation preference of either the new series C convertible preferred stock or the alternative series D convertible preferred stock received in the Exchange Offer.

The Debentures represent indebtedness rather than equity. If the Exchange Offer is completed, in the case of a subsequent bankruptcy or liquidation, any Debentures not tendered in this Exchange Offer would be repaid prior to any payment to the holders of new preferred stock and common stock.

Consideration paid to holders in the Exchange Offer could be subject to avoidance as a preferential transfer.

There is also a possibility that if we were to become a debtor in a case under the U.S. Bankruptcy Code within 90 days after the consummation of the Exchange Offer (or, with respect to any insiders, as defined in the U.S. Bankruptcy Code, within one year after consummation of the Exchange Offer) and certain other conditions were met, the consideration paid to holders in the Exchange Offer, absent any of the U.S. Bankruptcy Code’s defenses to avoidance, could be subject to avoidance, in whole or in part, as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from such holders and possibly from subsequent transferees.

The shares of new series C convertible preferred stock and the alternative series D convertible preferred stock may not become convertible into shares of common stock of the Company.

Shares of the new series C convertible preferred stock and the alternative series D convertible preferred stock will not be convertible until such time as the Company’s common stockholders approve an increase in our authorized common stock. Although the holders of the new series C convertible preferred stock and the alternative series D convertible preferred stock will have certain rights under the terms thereof, a failure to obtain such common stockholder approval will limit the ability of a holder of the new series C convertible preferred stock or the alternative series D convertible preferred stock to access the trading market for our common stock, which may be more active and provide greater liquidity than any trading market for the new series C convertible preferred stock or the alternative series D convertible preferred stock.

Adjustment to the conversion price of the new series C convertible preferred stock or the alternative series D convertible preferred stock may result in a taxable deemed distribution to certain holders.

The conversion prices of the new series C convertible preferred stock and the alternative series D convertible preferred stock is subject to adjustment under certain circumstances, such as in the event of certain cash or property distributions with respect to shares of our common stock. The presence or absence of an adjustment to the conversion prices at which such stock is convertible may result in constructive distributions to the holders of such securities, or in certain cases to existing common stockholders or existing holders of Debentures, which would be taxable similar to an ordinary distribution on stock.

Risks Related to Our Business

We are in default under the Indenture that governs our Debentures. If the Exchange Offer is not consummated, we do not have funds available to repurchase the Debentures that were tendered to us and we may be forced to seek the protection of the United States bankruptcy laws.

On October 27, 2006 we were delisted from The NASDAQ Global Market, which constituted a “fundamental change” under the Indenture. As a result, we were obligated to Offer to Repurchase the $70 million in aggregate principal amount currently outstanding under our Debentures. Since we were unable to pay for the $67.9 million Debentures tendered to us for repurchase, we are in default under the Indenture governing our Debentures. We still do not have sufficient funds available to pay for all of the Debentures and if this Exchange Offer is not successful we may be forced to seek the protection of the United States bankruptcy laws. In the event we seek the protection of the United States bankruptcy laws, our creditors may not receive payment in full for their claims and holders of our common stock may receive nothing for their common stock. If at any time we become insolvent or commit actions for bankruptcy, the license for our compounds with Wyeth may be terminated and thus we may not have any remaining economic interest in the compounds. In addition, if at any time we become insolvent or commit actions for bankruptcy, the licenses for certain technology that we have with certain of our partners may be terminated. The above matters raise substantial doubt about our ability to continue as a going concern.

If the Exchange Offer is not consummated, in order to fulfill our obligations to repurchase Debentures tendered to us for repurchase or to repay any Debentures that we are otherwise obligated to repay, we may be required to secure financing or other capital on terms that are not advantageous, including equity issuances that are highly dilutive to holders of our common stock, debt with interest rates and repayment terms that are not desirable or other capital raising transactions that are substantially more expensive than we would otherwise be able to achieve.

As a result of numerous factors including the delisting of our common stock from The NASDAQ Global Market, our near term obligations under our Debentures, the clinical results of certain of our compounds and delays in the commercialization of products that utilize our compounds, we may be unable to, and at a minimum will have difficulty, raising additional capital to repurchase or otherwise repay our Debentures or to fund substantial operations. As a result, any financing or capital raising transaction that we may be able to secure will likely be on disadvantageous terms. Any such financing will result in significant dilution to holders of our common stock, increased borrowing costs or other terms that will impact our future operations.

The delisting of our common stock from The NASDAQ Global Market resulted in more limited trading opportunities for holders of our common stock and increased volatility which may result in additional difficulty in raising capital in the future.

Our common stock is no longer traded on The NASDAQ Global Market. Instead, it is currently traded on the Pink Sheets under the symbol “DOVP.PK.” Although these trading venues offer holders of our common stock the opportunity to trade, it is likely that our stock price will be highly volatile. Moreover, it is unlikely that any significant long-term institutional holdings will develop through these trading venues. Trading on the Pink Sheets will also likely present additional difficulties in the event we need to raise additional capital in the future as most institutions prefer to invest in a common stock that is traded on a national securities exchange.

Our stock price is likely to be volatile and the market price of our common stock may decline.

Our stock price has been particularly volatile. Following the release of results from our completed Phase III clinical trial of bicifadine in patients with chronic low back pain, or CLBP, our stock price experienced a substantial decline from the previous day’s close price of $14.69 to $7.92. Further, following our partner Neurocrine Biosciences, Inc.’s (“Neurocrine”) announcement regarding the FDA review and approval process for indiplon, our stock price experienced another decline from the previous day’s close price of $7.05 to $3.02 and has further declined upon the July 31, 2006 announcement of our notice of NASDAQ listing requirement deficiencies and the October 26, 2006 announcement that we would no longer be listed for trading on a national securities exchange.

Some of the factors that may cause the market price of our common stock to continue to fluctuate include:

•	our ability to consummate the Exchange Offer;

•	future issuances of our common stock or other forms of financings which would result in substantial dilution to our existing equity holders;

•	results of clinical trials conducted by us or on our behalf, or by our competitors;

•	delays in initiating clinical trials or changes in previously planned or initiated clinical trials;

•
regulatory developments or enforcement in the United States and foreign countries, such as the result of the May 2006 FDA issuance of an approvable letter (for the 5mg and 10mg IR doses) and a non-approvable letter (for the 15mg MR dose) for the indiplon NDA filings;

•	business or legal developments concerning our collaborators, licensors or licensees, including XTL, Neurocrine and Wyeth;

•	developments or disputes concerning patents or other proprietary rights;

•	changes in estimates or recommendations by securities analysts;

•	public concern over drugs that treat CNS disorders, including any drugs that we may develop in the future;

•	litigation;

•	general market conditions;

•	changes in the structure of health care payment systems;

•	failure of any of our product candidates, if approved, to achieve commercial success;

•	economic and other external factors or other disasters or crises;

•	period-to-period fluctuations in our financial results and financial position; and

•	changes in senior management.

If any of the foregoing risks occur, our stock price could fall and in some cases expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management. In this regard, following a decline in the aftermarket trading price of our common stock in connection with our initial public offering, beginning on April 30, 2002, a number of class action lawsuits were filed naming us as defendants, in addition to certain of our officers and directors and certain of our underwriters. On December 20, 2002, we entered into a settlement agreement, which was approved by the court on April 16, 2003, to settle these lawsuits. Pursuant to the settlement agreement, we have paid the class members (inclusive of their attorneys' fees and costs) $250,000 in cash and issued them six-year warrants to purchase 500,000 shares of our common stock with an exercise price of $10.00 per share. Upon issuance, we determined the value of the warrants to be $2.2 million.

Our indebtedness and interest payment obligations may continue to adversely affect our cash flow, cash position and stock price.

In December 2004 and January 2005, we sold $80 million aggregate principal amount of Debentures. Our annual debt service obligation on these Debentures prior to July 26, 2006 was $2.0 million. In July 2006, we reduced the aggregate principal amount of outstanding Debentures by $10 million to $70 million through certain exchange transactions. We were required to offer to repurchase such $70 million in aggregate principal amount of Debentures because our common stock is no longer listed for trading on a U.S. national securities exchange. We were obligated to make this offer to repurchase on or prior to November 11, 2006. We do not presently have the capital necessary to repurchase the $67.9 million Debentures tendered to us for repurchase and an “event of default” has occurred under the Indenture governing the Debentures. If the Exchange Offer is not consummated and we are unable to raise sufficient funds to repurchase the requisite amount of Debentures or restructure our obligations under the Debentures, we may be forced to seek protection under the United States bankruptcy laws.

If we cannot raise additional funding, we may be unable to complete development of our product candidates.

At September 30, 2006, we had cash and cash equivalents and marketable securities of $47.3 million and we are incurring significant additional costs to finance the Exchange Offer, which will further reduce our cash. We currently have no commitments or arrangements for any financing. We will require additional funding to continue our research and development programs, including preclinical testing and clinical trials of our product candidates, for operating expenses and to pursue regulatory approvals for our product candidates. We may continue to seek additional capital including through public or private financing or collaborative agreements. If adequate funds are not available to us as we need them, we may be required to curtail significantly or eliminate at least temporarily one or more of our product development programs. In addition, given our current financial situation certain vendors have required, or may require, up-front payments before initiating or completing work which could negatively impact our cash flow.

We have incurred losses since our inception and expect to incur significant losses for the foreseeable future, and we may never reach profitability.

Since our inception in April 1995 through September 30, 2006, we have incurred significant operating losses and, as of September 30, 2006, we had an accumulated deficit of $211.7 million. We have not yet completed the development, including obtaining regulatory approvals, of any product candidate and, consequently, have not generated any revenues from the sale of products. Even if we succeed in developing and commercializing one or more of our product candidates, we may never achieve significant sales revenue and we expect to incur operating losses for the foreseeable future. We also expect to continue to incur significant operating expenses and capital expenditures and anticipate that our expenses may increase in the foreseeable future as we:

•	evaluate our strategic alternatives for curing our default under the Debentures, pursue the Exchange Offer and if such Exchange Offer is consummated, effectuate the obligations required thereunder;

•	conduct clinical trials;

•	conduct research and development on existing and new product candidates;

•	make milestone payments;

•	seek regulatory approvals for our product candidates;

•	commercialize our product candidates, if approved;

•	hire additional clinical, scientific and management personnel; and

•	identify additional compounds and acquire rights from third parties to those compounds through a license to us.

We must generate significant revenue to achieve and maintain profitability. We may not be able to generate sufficient revenue and we may never be able to achieve or maintain profitability.

We are dependent on the successful outcome of clinical trials for our lead product candidates.

None of our product candidates are currently approved for sale by the FDA, or by any other regulatory agency in the world, and our product candidates may never be approved for sale or become commercially viable. Before obtaining regulatory approval for the sale of our product candidates, they must be subjected to extensive preclinical and clinical testing to demonstrate their safety and efficacy for humans. Our success will depend on the success of clinical trials that have not yet begun. There are a number of difficulties and risks associated with clinical trials including, but not limited to, the possibilities that:

•	we may discover that a product candidate causes or may cause harmful side effects;

•	we may discover that a product candidate, even if safe when taken alone, may interfere with the actions of other drugs taken at the same time such that its marketability is materially reduced;

•	we may discover that a product candidate does not exhibit the expected therapeutic results in humans;

•	a product candidate may lend itself to user abuse, in which case labeling may adversely affect its marketability;

•	results may not be statistically significant or predictive of results to be obtained from large-scale, advanced clinical trials;

•	we or the FDA may suspend or delay initiation of further clinical trials of our product candidates for any of a number of reasons;

•	we may be delayed in the FDA protocol review process;

•	patient recruitment may be slower than expected;

•	patient compliance may fall short of trial requirements; and

•	patients may drop out of our clinical trials.

In October 2003, the FDA placed the start of our Phase III clinical trial of ocinaplon, our anti-anxiety product candidate, on hold and requested that we produce additional safety information. We supplied this information to the FDA and with FDA concurrence initiated a Phase III clinical trial in the fourth quarter of 2004. In August 2005, we announced that we had suspended the trial due to a recent occurrence of enzyme elevations in liver function tests, or LFTs, for one subject in the trial and, following our trial report to the FDA, the agency joined in the clinical hold. We have since evaluated the safety findings from all subjects in ocinaplon clinical trials. During this study the overall incidence of an elevation in liver enzymes greater than three times normal was eight percent. Based upon these data, we discontinued the development of ocinaplon for GAD.

In April and May 2006, we announced the results of our Phase III clinical trial of bicifadine for the treatment of chronic lower back pain, CLBP, study 020.  Bicifadine did not achieve a statistically significant effect relative to placebo on the primary endpoint of the study at any of the three doses tested.  In October 2006, we announced the interim results of our second Phase III clinical trial of bicifadine for CLBP, study 021. Bicifadine did not achieve a statistically significant effect relative to placebo on the primary endpoint of the study and we therefore stopped the dosing in this study. We also recently stopped the dosing in the long-term safety trial, study 022. Following the execution of our sublicense agreement with XTL for bicifadine, we are required to perform certain transition activities relating to bicifadine. We anticipate this process will take several months and is expected to be completed in the second quarter of 2007.

Given the uncertainty surrounding the outcome of the regulatory and clinical trial process, we may not be able to successfully advance the development of effective and safe, commercially viable products. If we are unable to successfully develop and commercialize any one or more of our product candidates, this could severely harm our business, impair our ability to generate revenues and adversely impact our stock price.

We may determine to continue to reduce staffing further as a result of stopping certain clinical trials and other development activities for bicifadine, in which case we could face lawsuits.

On May 18, 2006, we reduced our workforce to 74 employees from 111 employees in order to lower our cost structure as part of a reorganization of operations and to appropriately align our operations with its current stage of drug development and research. This reduction in force was made as a result of the postponement by us of certain clinical trials and other development activities for bicifadine. In October 2006, we announced the interim results of our second Phase III clinical trial of bicifadine for CLBP, study 021. Bicifadine did not achieve a statistically significant effect relative to placebo on the primary endpoint of the study and we therefore stopped the dosing in this study. We also recently stopped the dosing in the long-term safety trial, study 022. In addition, our sublicense of bicifadine to XTL resulted in the further reduction of the time and resources necessary for the development of bicifadine. Once the transition activities required under our sublicense agreement for bicifadine are complete, we may determine to further reduce our workforce.  Any reduction in workforce is accompanied by risk of litigation, which if initiated or successful, could harm our business and financial position.

We have experienced a substantial decline in our workforce and we may continue to experience such declines given the uncertainty of our current business situation. Further reductions could hinder our ability to efficiently complete regulatory closeouts of our clinical studies or transact discussions with potential partners.

Since June 2006, our workforce has declined to 45 employees from 74 employees. With the uncertainty of our business situation we expect to have further declines. With the employee base that we currently have, we believe we will complete the transition activities required under our sublicense agreement with XTL for bicifadine in the second quarter of 2007. The decline in our workforce has hindered us from initiating any additional clinical studies with our reuptake inhibitors and any further reductions in workforce will not only result in further delays in initiating clinical studies but could also result in increased costs associated with hiring outside consultants to complete ongoing work.

We may not receive regulatory approvals for our product candidates, approvals may be delayed or the approvals we receive may not be sufficient to fulfill our current goals for our product candidates.

Regulation by government authorities in the United States and foreign countries is a significant factor in the development, manufacture and commercialization of our product candidates and in our ongoing research and development activities. Our partner Neurocrine filed two NDAs for indiplon for the treatment of insomnia in April and May 2005. The FDA issued an approvable letter for the 5 mg and 10 mg IR formulation and a non-approvable letter for the 15 mg MR formulation in May 2006. Neurocrine intends to resubmit the NDA for the IR formulation in the second quarter of 2007. All our other product candidates are in various stages of research and development and we have not yet requested or received regulatory approval to commercialize any product candidate from the FDA or any other regulatory body.

In particular, human therapeutic products are subject to rigorous preclinical testing, clinical trials and other approval procedures of the FDA and similar regulatory authorities in foreign countries. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each therapeutic indication to establish the product candidate’s safety and efficacy. The approval process may take many years to complete and the approvals we receive may not allow us to pursue all the desired indications or uses for each of our product candidates. Additionally, even after receipt of FDA approval, the FDA may request additional clinical trials to evaluate any adverse reactions or long-term effects. The scope and expense of such post-approval trials could be extensive and costly to us. Any FDA or other regulatory approval of our product candidates, once obtained, may be withdrawn. If our product candidates are marketed abroad, they will also be subject to extensive regulation by foreign governments.

Any failure to receive regulatory approvals necessary to commercialize our product candidates would have a material adverse effect on our business. The process of obtaining these approvals and the subsequent compliance with appropriate federal and state statutes and regulations require spending substantial time and financial resources. If we, or our collaborators or licensees, fail to obtain or maintain or encounter delays in obtaining or maintaining regulatory approvals, it could adversely affect the marketing of any product candidates we develop, our ability to receive product or royalty revenues and our liquidity and capital resources.

As noted above, in October 2003, the FDA placed the start of our Phase III clinical trial of ocinaplon, on hold and requested that we produce additional safety information. We supplied this information to the FDA and with FDA approval initiated a Phase III clinical trial in the fourth quarter of 2004. In August 2005, we announced that we had suspended the trial following a recent occurrence of enzyme elevations in LFTs for one subject in the trial and, following our trial report to the FDA, the agency joined in the clinical hold. We have since evaluated the safety findings from all subjects in ocinaplon clinical trials. During this study the overall incidence of an elevation in liver enzymes greater than three times normal was eight percent. Based upon these data, we have discontinued the development of ocinaplon for GAD.

Our operating results are subject to fluctuations that may cause our stock price to decline.

Our operating results are unpredictable and have fluctuated significantly from year-to-year and quarter-to-quarter and will likely continue to be highly volatile. We believe that period-to-period comparisons of our past operating results are not good indicators of our future performance and should not be relied on to predict our future results. In the future, our operating results in a particular period may not meet the expectations of any securities analysts whose attention we may attract, or those of our investors, which may result in a decline in the market price of our common stock.

We rely on the efforts of XTL and Neurocrine for the development, design and implementation of clinical trials, regulatory approval and commercialization of bicifadine and indiplon, respectively.

In January 2007, we sublicensed bicifadine to XTL and in 1998, we sublicensed indiplon to Neurocrine without retaining any material rights other than the right to receive milestone payments and royalties on product sales, if any. In December 2002, Neurocrine entered into a development and commercialization agreement with Pfizer for indiplon. In June 2006, Neurocrine announced that Neurocrine and Pfizer had agreed to terminate the collaboration agreement to develop and co-promote indiplon and that Neurocrine would reacquire all worldwide rights for indiplon capsules and tablets and would independently develop indiplon for approval and commercialization. The termination of this partnership does not affect or alter our royalty and milestone agreements with Neurocrine.

Our success in developing our product candidates depends upon the performance of our licensees and collaborative partners.

Our efforts to develop, obtain regulatory approval for and commercialize our existing and any future product candidates depend in part upon the performance of our licensees and collaborative partners. Currently, we have license and collaborative agreements with XTL, Neurocrine and Wyeth. If DOV at any time becomes insolvent or commits actions for bankruptcy, the license for our compounds with Wyeth may be terminated and thus we may not have any remaining economic interest in the compounds. In addition, if at any time we become insolvent or commit actions for bankruptcy, the licenses for certain technology that we have with certain of our partners may be terminated. In connection with certain of these agreements, we have granted certain rights, including development and marketing rights and rights to defend and enforce our intellectual property. We do not have day-to-day control over the activities of our licensees or collaborative partners and cannot assure you that they will fulfill their obligations to us, including their development and commercialization responsibilities in respect of our product candidates.

We also cannot assure you that our licensees or collaborators will properly maintain or defend our intellectual property rights or that they will not utilize our proprietary information in such a way as to invite litigation that could jeopardize or potentially invalidate our proprietary information or expose us to potential liability. Further, we cannot assure you that our licensees or collaborators will not encounter conflicts of interest, or changes in business strategy, or that they will not acquire or develop rights to competing products, all of which could adversely affect their willingness or ability to fulfill their obligations to us.

From January 1999 until October 2003, Elan Corporation plc (“Elan”) and we were engaged in developing controlled release formulations of bicifadine and ocinaplon pursuant to our joint venture. In October 2003, we acquired from Elan 100% ownership of Nascime, the joint venture's operating subsidiary, and the product candidates bicifadine and ocinaplon. This acquisition ended our involvement with Elan in the nearly five-year joint venture. In March 2003, we and Biovail Laboratories, Inc. terminated our collaboration for DOV diltiazem and in December 2006, we and Merck & Co., Inc. terminated our collaboration for DOV 21,947 and DOV 216,303.

Any failure on the part of our licensees or collaborators to perform or satisfy their obligations to us could lead to delays in the development or commercialization of our product candidates and affect our ability to realize product revenues. Disagreements with our licensees or collaborators could require or result in litigation or arbitration, which could be time-consuming and expensive. If we or our licensees or collaborators fail to maintain our existing agreements or establish new agreements as necessary, we could be required to undertake development, manufacturing and commercialization activities solely at our own expense. This would significantly increase our capital requirements and may also delay the commercialization of our product candidates.

The independent clinical investigators and contract research organizations that we rely upon to assist in the conduct of our clinical trials may not be diligent, careful or timely, and may make mistakes, in the conduct of our trials.

We depend on independent clinical investigators and contract research organizations, or CROs, to assist in the conduct of our clinical trials under their agreements with us. The investigators are not our employees, and we cannot control the amount or timing of resources that they devote to our programs. If independent investigators fail to devote sufficient time and resources to our drug development programs, or if their performance is substandard, it will delay the approval of our FDA applications and our introduction of new drugs. The CROs we contract with to assist with the execution of our clinical trials play a significant role in the conduct of the trials and the subsequent collection and analysis of data. Failure of the CROs to meet their obligations could adversely affect clinical development of our products. Moreover, these independent investigators and CROs may also have relationships with other commercial entities, some of which may compete with us. If independent investigators and CROs assist our competitors at our expense, it could harm our competitive position.

Our existing collaborative and licensing agreements contain, and any such agreements that we may enter into in the future may contain, covenants that restrict our product development and commercialization activities.

Our existing license and collaborative agreements contain covenants that restrict our product development and our ability to compete in collaborative agreements. In addition, certain of our agreements no longer effective have involved, among other things, restrictions on the issuance of debt and equity securities and limitations on our ability to license our product candidates to third parties. Because of existing restrictive covenants, if our licensees or collaborators fail to fulfill their obligations to us or we are otherwise not able to maintain these relationships, we cannot assure you that we will be able to enter into alternative arrangements or assume the development of these product candidates ourselves. This would significantly affect our ability to commercialize our product candidates. Further, we cannot assure you, even if alternative arrangements are available to us, that they will be any less restrictive on our business activities.

If we are unable to create sales, marketing and distribution capabilities, or enter into agreements with third parties to perform these functions, we will not be able to commercialize our product candidates.

We do not have any sales, marketing or distribution capabilities. In order to commercialize our product candidates, if any are approved, we must either acquire or internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services for us. If we obtain FDA approval for our existing product candidates, we intend to rely on relationships with one or more pharmaceutical companies or other third parties with established distribution systems and direct sales forces to market our product candidates. If we decide to market any of our product candidates directly, we must either acquire or internally develop a marketing and sales force with technical expertise and supporting distribution capabilities. The acquisition or development of a sales and distribution infrastructure would require substantial resources, which may divert the attention of our management and key personnel, and negatively impact our product development efforts. Moreover, we may not be able to establish in-house sales and distribution capabilities or relationships with third parties. To the extent we enter into co-promotion or other licensing agreements, our product revenues are likely to be lower than if we directly marketed and sold our product candidates, and any revenue we receive will depend upon the efforts of third parties, which may not be successful.

The success of our business depends upon the members of our senior management team, our scientific staff and our ability to continue to attract and retain qualified scientific, technical and business personnel.

We are dependent on the principal members of our management team and scientific staff for our business success. The loss of any of these people could impede the achievement of our development and business objectives. We do not carry key man life insurance on the lives of any of our key personnel. There is intense competition for human resources, including management, in the scientific fields in which we operate and there can be no assurance that we will be able to attract and retain qualified personnel necessary for the successful development of our product candidates, and any expansion into areas and activities requiring additional expertise. In addition, there can be no assurance that such personnel or resources will be available when needed. In addition, we rely on a significant number of consultants to assist us in formulating our research and development strategy and other business activities. All our consultants may have commitments to, or advisory or consulting agreements with, other entities that may limit their availability to us.

We may be subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is commonplace in the biotechnology industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Because some of our product candidates are protected by patents with respect to some of our product candidates that have expired or will expire in the near term, we may be required to rely solely on the Hatch-Waxman Act for market exclusivity.

A number of patents that we licensed from Wyeth have expired, including certain composition of matter patents that provide protection for the use of DOV 216,303 for the treatment of depression, and the use of bicifadine for the treatment of pain. Patents protecting intermediates useful in the manufacture of ocinaplon are due to expire in 2007. The numerous patent applications pending and others in preparation covering our compounds, even if filed and approved, may not afford us adequate protection against generic versions of our product candidates or other competitive products. In the event we achieve regulatory approval to market any of our product candidates and we are unable to obtain adequate patent protection for the ultimate marketed product, we will be required to rely to a greater extent on the Hatch-Waxman Act, and applicable foreign legislation, to achieve market exclusivity. The Hatch-Waxman Act generally provides for marketing exclusivity to the first applicant to gain approval for a particular drug by prohibiting filing of an abbreviated NDA, or ANDA, by a generic competitor for up to five years after the drug is first approved. The Hatch-Waxman Act, however, also accelerates the approval process for generic competitors using the same active ingredients once the period of statutory exclusivity has expired. It may also in practice encourage more aggressive legal challenges to the patents protecting approved drugs. In addition, because some of our patents have expired, third parties may develop competing product candidates using our product compounds and if they obtain regulatory approval for those products prior to us, we would be barred from seeking an ANDA for those products under the Hatch-Waxman Act for the applicable statutory exclusivity period.

Our business activities require compliance with environmental laws, which if violated could result in significant fines and work stoppage.

Our research and development programs, and the manufacturing operations and disposal procedures of our contractors and collaborators, are affected by federal, state, local and foreign environmental laws. Although we intend to use reasonable efforts to comply with applicable environmental laws, our contractors and collaborators may not comply with these laws. Failure to comply with environmental laws could result in significant fines and work stoppage, and may harm our business.

We have not been able to fully utilize our new corporate headquarters, and as a result, our overhead expenses have increased.

In February 2006 we committed to a ten-year operating lease for a 133,686 square foot facility in Somerset, New Jersey. This facility has served as our corporate headquarters and principal place of business since June 2006. This new facility has office and laboratory space and results in a higher level of fixed overhead. As a result of the failure of the Phase III bicifadine clinical studies 020 and 021, the stoppage of 022 and the sublicensing of bicifadine to XTL, for the foreseeable future we will not utilize the full capacity of the facility and there can be no assurance that we will ever operate the facility efficiently. The annual lease payments on this facility are $2.8 million.

Our bylaws require us to indemnify our officers and directors to the fullest extent permitted by law, which may obligate us to make substantial payments and in some instances payments in advance of judicial resolution of entitlement.

Our bylaws require that we indemnify our directors, officers and scientific advisory board members, and permit us to indemnify our other employees and agents, to the fullest extent permitted by the Delaware corporate law. This could require us, with some legally prescribed exceptions, to indemnify our directors, officers and scientific advisory board members against any and all expenses, judgments, penalties, fines and amounts reasonably paid in defense or settlement in connection with an action, suit or proceeding relating to their association with us. For directors, our bylaws require us to pay in advance of final disposition all expenses including attorneys’ fees incurred by them in connection with any action, suit or proceeding relating to their status or actions as directors. Advance payment of legal expenses is discretionary for officers, scientific advisory board members and other employees or agents. We may make these advance payments provided that they are preceded or accompanied by an undertaking on behalf of the indemnified party to repay all advances if it is ultimately determined that he or she is not entitled to be indemnified by us. Accordingly, we may incur expenses to meet these indemnification obligations, including expenses that in hindsight are not qualified for reimbursement and possibly not subject to recovery as a practical matter.

Provisions of Delaware law, our charter and by-laws and our stockholders rights plan may make a takeover more difficult.

Provisions of our certificate of incorporation and by-laws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. Moreover, our stockholders rights plan, adopted in October 2002, commonly called a poison pill, empowers our board of directors to delay or negotiate, and thereby possibly to thwart, any tender or takeover attempt the board of directors opposes. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. We also have a staggered board of directors that makes it difficult for stockholders to change the composition of our board of directors in any one year. These anti-takeover provisions could substantially impede the ability of public stockholders to change our management and board of directors.

Risks Related to our Industry

We face intense competition and if we are unable to compete effectively, the demand for our products, if any, may be reduced.

The pharmaceutical industry is highly competitive and marked by a number of established, large pharmaceutical companies, as well as smaller emerging companies, whose activities are directly focused on our target markets and areas of expertise. We face and will continue to face competition in the discovery, in-licensing, development and commercialization of our product candidates, which could severely impact our ability to generate revenue or achieve significant market acceptance of our product candidates. Furthermore, new developments, including the development of other drug technologies and methods of preventing the incidence of disease, occur in the pharmaceutical industry at a rapid pace. These developments may render our product candidates or technologies obsolete or noncompetitive.

We are focused on developing product candidates for the treatment of central nervous system disorders. We have a number of competitors. If one or more of their products or programs are successful, the market for our product candidates may be reduced or eliminated. Compared to us, many of our competitors and potential competitors have substantially greater:

•	capital resources and access to capital;

•	research and development resources, including personnel and technology;

•	regulatory experience;

•	preclinical study and clinical testing experience; and

•	manufacturing, distribution and marketing experience.

As a result of these factors, our competitors may obtain regulatory approval of their products more rapidly than we. Our competitors may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidates or technologies. Our competitors may also develop drugs that are more effective or useful and less costly than ours and may also be more successful than we and our collaborators or licensees in manufacturing and marketing their products.

If we are unable to protect our intellectual property, our competitors could develop and market products based on our discoveries, which may reduce demand for our product candidates.

To a substantial degree, our success will depend on the following intellectual property achievements:

•	our ability to obtain patent protection for our proprietary technologies and product candidates, as well as our ability to preserve our trade secrets;

•
the ability of our collaborators and licensees to obtain patent protection for their proprietary technologies and product candidates covered by our agreements, as well as their ability to preserve related trade secrets; and

•	our ability to prevent third parties from infringing upon our proprietary rights, as well as the ability of our collaborators and licensees to accomplish the same.

Because of the substantial length of time and expense associated with bringing new products through the development and regulatory approval processes in order to reach the marketplace, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Accordingly, we, either alone or together with our collaborators or licensees, intend to seek and enhance patent protection for our proprietary technologies and product candidates. The risk exists, however, that these patents may be unobtainable and that the breadth of the claims in a patent, if obtained, may not provide adequate protection of our, or our collaborators’ or licensees’ proprietary technologies or product candidates.

We also rely upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position, which we seek to protect, in part, by confidentiality agreements with our collaborators, licensees, employees and consultants. We also have invention or patent assignment agreements with our employees and some of, but not all, our collaborators and consultants. If our employees, collaborators or consultants breach these agreements or common law principles, we may not have adequate remedies for any such breach, and our trade secrets may otherwise become known to or independently discovered by our competitors.

In addition, although we own or otherwise have certain rights to a number of patents and patent applications, the issuance of a patent is not conclusive as to its validity or enforceability, and third parties may challenge the validity or enforceability of our patents or the patents of our collaborators or licensees. We cannot assure you how much protection, if any, will be given to our patents if we attempt to enforce them or if they are challenged in court or in other proceedings. It is possible that a competitor may successfully challenge our patents, or the patents of our collaborators or licensees, or that challenges will result in elimination of patent claims and therefore limitations of coverage. Moreover, competitors may infringe our patents, the patents of our collaborators or licensees, or successfully avoid them through design innovation. To prevent infringement or unauthorized use, we may need to file infringement claims, which are expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the ground that our patents do not cover its technology. In addition, interference proceedings brought by the U.S. Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patent applications or those of our collaborators or licensees. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and be a distraction to management. We cannot assure you that we, or our collaborators or licensees, will be able to prevent misappropriation of our respective proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

The intellectual property of our competitors or other third parties may prevent us from developing or commercializing our product candidates.

Our product candidates and the technologies we use in our research may inadvertently infringe the patents or violate the proprietary rights of third parties. In addition, other parties conduct their research and development efforts in segments where we, or our collaborators or licensees, focus research and development activities. We cannot assure you that third parties will not assert patent or other intellectual property infringement claims against us, or our collaborators or licensees, with respect to technologies used in potential product candidates. Any claims that might be brought against us relating to infringement of patents may cause us to incur significant expenses and, if successfully asserted against us, may cause us to pay substantial damages. Even if we were to prevail, any litigation could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. In addition, any patent claims brought against our collaborators or licensees could affect their ability to carry out their obligations to us. Furthermore, if a patent infringement suit is brought against us, or our collaborators or licensees, the development, manufacture or potential sale of product candidates claimed to infringe a third party’s intellectual property may have to stop or be delayed, unless that party is willing to grant certain rights to use its intellectual property. In such cases, we may be required to obtain licenses to patents or proprietary rights of others in order to continue to commercialize our product candidates. We may not, however, be able to obtain any licenses required under any patents or proprietary rights of third parties on acceptable terms, or at all. Even if we, or our collaborators or licensees were able to obtain rights to a third party’s intellectual property, these rights may be non-exclusive, thereby giving our competitors potential access to the same intellectual property. Ultimately, we may be unable to commercialize some of our potential products or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business.

Our ability to receive royalties and profits from product sales depends in part upon the availability of approved reimbursement for the use of our products from third-party payors, for which we may or may not qualify.

Our royalties or profits will be heavily dependent upon the availability of reimbursement for the use of our products from third-party health care payors, both in the United States and in foreign markets. The health care industry and these third-party payors are experiencing a trend toward containing or reducing the costs of health care through various means, including lowering reimbursement rates and negotiating reduced payment schedules with service providers for drug products. These cost-containment efforts could adversely affect the market acceptance of our product candidates and may also harm our business. There can be no assurance that we will be able to offset any of the payment reductions that may occur.

Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Reimbursement approval is required from each third-party payor individually, and seeking this approval is a time-consuming and costly process. Third-party payors may require cost-benefit analysis data from us in order to demonstrate the cost-effectiveness of any product we might bring to market. We cannot assure you that we will be able to provide data sufficient to gain acceptance with respect to reimbursement. There also exists substantial uncertainty concerning third-party reimbursement for the use of any drug product incorporating new technology. We cannot assure you that third-party reimbursement will be available for our product candidates utilizing new technology, or that any reimbursement authorization, if obtained, will be adequate. If such reimbursement approval is denied or delayed, the marketability of our product candidates could be materially impaired.

We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for a product and may have to limit its commercialization.

The use of our product candidates in clinical trials and the sale of any approved products may expose us to a substantial risk of product liability claims and the adverse publicity resulting from such claims. These claims might be brought against us by study participants or once a drug has received regulatory approval and is marketed, by consumers, health care providers, pharmaceutical companies or others selling our products. If we cannot successfully defend ourselves against these claims, we may incur substantial losses or expenses, or be required to limit the commercialization of our product candidates. We have obtained limited product liability insurance coverage for our clinical trials in the amount of $10 million per occurrence and $10 million in the aggregate. Our insurance coverage, however, may not reimburse us or may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us would decrease our cash and could cause our stock price to fall.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange of the Debentures for the cash payment and shares of either the new series C convertible preferred stock or the alternative series D convertible preferred stock pursuant to the Exchange Offer.

PRICE RANGE OF COMMON STOCK

There is no established reporting system or trading market for trading in the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the operating results of DOV Pharmaceutical and the market for similar securities. The Debentures are held through DTC, and Cede & Co., as nominee of DTC, is the sole record holder of the Debentures.

Our common stock is no longer listed for trading on The NASDAQ Global Market. We understand that our common stock is currently quoted on the Pink Sheets under the symbol “DOVP.PK.” The following table presents the range of high and low quarterly sales prices of shares of DOV Pharmaceutical common stock on The NASDAQ Global Market (through the close of trading on October 26, 2006) and the Pink Sheets (commencing on October 27, 2006) since January 1, 2004.

Year 2004
First Quarter	$17.97	$12.26
Second Quarter	20.17	11.60
Third Quarter	17.16	12.66
Fourth Quarter	19.82	16.05

Year 2005
First Quarter	$18.40	$12.79
Second Quarter	19.37	13.57
Third Quarter	21.49	14.66
Fourth Quarter	17.13	13.63

Year 2006
First Quarter	$19.93	$14.07
Second Quarter	16.80	1.85
Third Quarter	2.54	0.75
Fourth Quarter	0.94	0.24

Year 2007
First Quarter (through January 26, 2007)	$0.56	$0.21

On January 26, 2007, the last reported quotation of DOV Pharmaceutical common stock on the Pink Sheets was $0.50 per share. As of January 26, 2007, there were 26,743,657 shares outstanding. We urge you to obtain current market information for the Debentures, to the extent available, and the common stock before making any decision to surrender your Debentures pursuant to the Exchange Offer.

CAPITALIZATION

The following table sets forth the following information:

•	our actual capitalization, without giving effect to the Exchange Offer, at September 30, 2006; and

•
our capitalization as of September 30, 2006, on a pro forma basis, to give effect to the issuance of the shares of new series C convertible preferred stock and the cash payment in the Exchange Offer on the assumption that all of the outstanding Debentures were validly tendered and accepted for exchange. For purposes of the following table, we have assumed that no holder of Debentures elects to receive shares of the alternative series D convertible preferred stock in the Exchange Offer. For a discussion of the pro forma financial statement impact of issuing shares of alternative series D convertible preferred stock instead of shares of new series C convertible preferred stock, please see footnote (5) below.

	September 30, 2006
(amounts in thousands except share and per share data)	Actual	Pro Forma
Cash & Investments:
Cash, cash equivalents and investments in marketable securities(1)	$47,339	$30,979

Capitalization:
Debt:
2.50% subordinated convertible debentures due 2025(1)	$70,000	$—

Total debt	70,000	—
Series C convertible preferred stock, $1.00 par value; authorized shares up to 560,000, 0 issued and outstanding shares at September 30, 2006(2)	—	47,762
Derivative liability (3)	—	5,500
Commitments and contingencies
Stockholders’ deficit:
Common stock $.0001 par value, 60,000,000 shares authorized, 26,743,657 issued and outstanding at September 30, 2006	3	3
Series D convertible preferred stock, $1.00 par value, authorized shares up to 560,000, 0 issued and outstanding shares at September 30, 2006(5)
Preferred stock—undesignated preferred stock, $1.00 par value, 5,935,357 shares authorized, 0 shares issued and outstanding at September 30, 2006	—	—
Treasury stock, at cost; 31,450 common shares at September 30, 2006	(67)	(67)
Additional paid-in capital	160,754	160,754
Accumulated other comprehensive income	(1)	(1)
Accumulated deficit(4)	(211,665)	(210,927)

Total stockholders’ deficit	(50,976)	(50,238)

Total Capitalization	$19,024	$3,024

(1)
Assumes cash payment of $14.0 million plus accrued interest of $0.4 million as of September 30, 2006 and payment of estimated offering expenses of $2.0 million in exchange for extinguishment of $70.0 million of convertible subordinated debentures.

(2)
Assumes 560,000 shares of series C convertible preferred stock being issued with an estimated fair value of $55.0 million. The convertible preferred value may be greater or less than this amount at the time the Exchange Offer expires as the majority of the value in the security relates to the value of the underlying common stock. The balance reflected is reduced by the estimated offering expenses of $2.0 million and the value of the warrants issued to common shareholders discussed in footnote (3) below.

(3)
Assumes 30,000,000 warrants being issued with an estimated value of $5.5 million. We estimated the fair value of the warrants using a Black-Scholes methodology. Significant assumptions included our closing stock price as of January 23, 2007 of $0.42 per share and a volatility factor of 87%. The fair value of the warrants will fluctuate due to many factors, including, but not limited to, the fair value of our common stock and the volatility in our common stock. The liability will be revalued at each balance sheet date to reflect the current fair value of the warrants. The value is expected to fluctuate significantly from quarter to quarter as the majority of the value in the liability relates to our current stock price, the term of the warrants and the fact that our common stock is volatile.

(4)
Assumes a gain on debt extinguishment of $1.0 million and a payment of $250,000 for the investors legal fees associated with the issuance of the new series C convertible preferred stock which is a deemed dividend. This gain is significantly impacted by the value of the new series C convertible preferred stock as discussed in footnote (3) and thus may be greater or less than this amount at the time the Exchange Offer expires as the majority of the value in the security relates to the value of the underlying common stock.

(5)
Assumes all bondholders elect to receive series C convertible preferred stock. If the bondholders elect to receive series D convertible preferred stock the estimated fair value of the amount received would be lower as the series D convertible preferred does not contain a liquidation preference and would be presented in the equity section of the balance sheet as demonstrated in the presentation above. The value of the convertible securities received will significantly impact the gain on debt extinguishment as discussed in footnote 4 above.

DIVIDEND POLICY

No cash dividends have been paid on the common stock to date and we do not expect to pay cash dividends on the common stock, the new series C convertible preferred stock or the alternative series D convertible preferred stock in the foreseeable future.

No dividends or distributions will be payable on the common stock so long as the new series C convertible preferred stock is outstanding, other than:

•	dividends and distributions payable solely in shares of common stock for which an appropriate anti-dilution adjustment is made, and

•	the warrants to be distributed to holders of common stock.

No dividends or distributions will be payable on the common stock so long as the alternative series D convertible preferred stock is outstanding, other than:

•	dividends and distributions payable solely in shares of common stock for which an appropriate anti-dilution adjustment is made,

•	the warrants to be distributed to holders of common stock, and

•
following the date on which the alternative series D convertible preferred stock may be converted, dividends and distributions to holders of common stock so long as such dividends and distributions are also made to holders of the alternative series D preferred stock on an as-if-converted stock on an as-if-converted basis.

Any future declaration and payment of dividends will be subject to the discretion of our board of directors, will be subject to applicable law and will depend upon our results of operations, earnings, financial condition, contractual limitations, cash requirements, future prospects and any other factors deemed relevant by our board of directors.

UNAUDITED PRO FORMA FINANCIAL DATA

Unaudited Pro Forma Financial Statements

       The following unaudited pro forma financial statements are based on, and should be read in conjunction with our audited financial statements for the fiscal year ended December 31, 2005 and our unaudited financial statements as of and for the nine-month period ended September 30, 2006 and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for each such period, all of which are incorporated by reference into this offering circular. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

       The unaudited pro forma financial statements give effect to the financial impact of the consummation of the Exchange Offer, as if the Exchange Offer was consummated on the date or at the beginning of the periods indicated including:

•	the tender and cancellation of $70.0 million of the existing Debentures;

•	the issuance of new series C convertible preferred stock;

•	the cash payment of $14.0 million for a portion of the principal amount of the debentures and payment of the accrued interest as of the periods indicated;

•	the issuance of 30,000,000 warrants to existing common stockholders; and

•	the payment of fees and expenses related to the Exchange Offer.

      The unaudited pro forma financial statements assume that a holder of Debentures elects to receive the alternative series D convertible preferred stock. In the event any holder elects to receive shares of the alternative series D convertible preferred stock in the Exchange Officer, the estimated fair value of the amount received would be would be presented in the equity section of the balance sheet as demonstrated in the presentation below. The estimated fair value of the series D convertible preferred stock is expected to be less than the value of the series C convertible preferred stock as it does not contain a liquidation preference. The value of the convertible securities received will significantly impact the gain on debt extinguishment recorded.

      The unaudited pro forma financial statements are for informational purposes only, are not indications of future performance, and should not be considered indicative of actual results that would have been achieved had the restructuring transactions actually been consummated on the dates or at the beginning of the periods presented.

       In connection with the Exchange Offer, the Company is adopting a new equity or incentive plan. The new plan details have not yet been determined. The unaudited pro forma financial statements do not reflect any adjustments, or take into account any award grants, vesting or distributions in cash or common stock under this new plan. See “The Restructuring Support Agreement.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of September 30, 2006

	Historical	Adjustments	Pro Forma
	(in thousands, except share and per share data)
ASSETS:
Current assets:
Cash and cash equivalents (1)	$16,513	$(16,360)	$153
Marketable securities—short-term	30,826	—	30,826
Prepaid expenses and other current assets	1,456	—	1,456

Total current assets	48,795	(16,360)	32,435
Restricted cash—long-term	4,211	—	4,211
Property and equipment, net	1,523	—	1,523

Total assets	$54,529	$(16,360)	$38,169

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Accounts payable	$5,080	$—	$5,080
Accrued expenses(1)	7,042	(360)	6,682
Deferred revenue - current	4,334	—	4,334
Deferred credits - current	125	—	125
Convertible subordinated debentures(1)	70,000	(70,000)	—

Total current liabilities	86,581	(70,360)	16,221
Deferred revenue - non-current	17,877	—	17,877
Deferred credits - non-current	1,047	—	1,047
Derivative liability (2)	—	5,500	5,500
Series C convertible preferred stock; $1.00 par value; authorized shares 560,000 issued and outstanding shares at September 30, 2006 (3)	—	47,762	47,762
Stockholders’ deficit:
Preferred stock—undesignated preferred stock, $1.00 par value, 6,550,357 shares authorized, 0 shares issued and outstanding at September 30, 2006	—	—	—
Series D convertible preferred stock; $1.00 par value; authorized shares up to 560,000, 0 issued and outstanding shares of September 30, 2006	—	—	—
Common stock, $.0001 par value, 60,000,000 shares authorized, 26,743,657 issued and outstanding at September 30, 2006	3	—	3
Treasury stock, at cost; 31,450 common shares at September 30, 2006	(67)	—	(67)
Additional paid-in capital	160,754	—	160,754
Accumulated other comprehensive loss	(1)	—	(1)
Accumulated deficit (4)	(211,665)	738	(210,927)
Total stockholders’ deficit	(50,976)	738	(50,238)

Total liabilities and stockholders’ deficit	$54,529	$(16,360)	$38,169

(1)
Assumes cash payment of $14.0 million plus accrued interest of $0.4 million as of September 30, 2006 and payment of estimated offering expenses of $2.0 million in exchange for extinguishment of $70.0 million of convertible subordinated debentures.

(2)
Assumes 30,000,000 warrants being issued with an estimated value of $5.5 million. We estimated the fair value of the warrants using a Black-Scholes methodology. Significant assumptions included our closing stock price as of January 23, 2007 of $0.42 per share and a volatility factor of 87%. The fair value of the warrants will fluctuate due to many factors, including, but not limited to, the fair value of our common stock and the volatility in our common stock. The liability will be revalued at each balance sheet date to reflect the current fair value of the warrants. The value is expected to fluctuate significantly from quarter to quarter as the majority of the value in the liability relates to our current stock price, the term of the warrants and the fact that our common stock is volatile.

(3)
Assumes 560,000 shares of series C convertible preferred stock being issued with an estimated fair value of $55.0 million. The convertible preferred value may be greater or less than this amount at the time the Exchange Offer expires as the majority of the value in the security relates to the value of the underlying common stock. The balance reflected is reduced by the estimated offering expenses of $2.0 million and the value of the warrants issued to common shareholders discussed in footnote (2).

(4)
Assumes a gain on debt extinguishment of $1.0 million and a payment of $250,000 for the investors legal fees associated with the issuance of the new series C convertible preferred stock which is a deemed dividend. This gain is significantly impacted by the value of the new series C convertible preferred as discussed in footnote (3) and thus may be greater or less than this amount at the time the Exchange Offer expires as the majority of the value in the security relates to the value of the underlying common stock.

DOV PHARMACEUTICAL, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2006

	Historical	Adjustments	Pro Forma
	(in thousands, except share and per share amounts)
Revenue	$3,741	$—	$3,741
Operating expenses:
Research and development expense	37,691	—	37,691
General and administrative expense	17,523	—	17,523

Loss from operations(1)	(51,473)	—	(51,473)
Interest income	2,288	—	2,288
Interest expense(2)	(3,570)	3,408	(162)
Debt conversion and other expenses, net(3)	(5,625)	—	(5,625)

Net loss before tax(1)(3)	(58,380)	3,408	(54,972)
Deemed dividend on issuance of convertible preferred stock(4)	—	(250)	(250)
Net loss attributable to common stockholders(1)(3)	$(58,380)	$3,158	$(55,222)

Basic and diluted net loss per share(1)(3)	$(2.42)	$0.13	$(2.29)

Weighted average shares used in computing basic and diluted net loss per share	24,102,851	—	24,102,851

(1)
Excludes an estimated non-cash expense of $9.9 million for the acceleration of outstanding options upon a change of control transaction pursuant to our 2000 Stock Option and Grant Plan as this is a material non-recurring item.

(2)	Represents the net reduction in interest expense pro forma for the Exchange Offer.

(3)	Excludes an estimated gain on debt extinguishment of $1.0 million as this is a material non-recurring item.

(4)	Represents the estimated legal fees incurred for the investors the issuance of the new convertible preferred stock assumed by the Company.

DOV PHARMACEUTICAL, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005

	Historical	Adjustments	Pro Forma
	(in thousands, except share and per share amounts)
Revenue	$8,647	$—	$8,647
Operating expenses:
License expense	—	—	—
Research and development expense	53,983	—	53,983
General and administrative expense	9,110	—	9,110

Loss from operations	(54,446)	—	(54,446)
Interest income	3,712	—	3,712
Interest expense(1)	(2,502)	2,104	(398)
Other income (expense), net (2)	(5)	—	(5)

Net loss before tax	(53,241)	2,104	(51,137)
Deemed dividend on issuance of convertible preferred stock(3)	—	(250)	(250)
Income tax benefit	273	—	273
Net loss attributable to common stockholders	$(52,968)	$1,854	$(51,114)

Basic and diluted net loss per share	$(2.32)	$0.08	$(2.24)

Weighted average shares used in computing basic and diluted net loss per share	22,837,265	—	22,837,265

(1)	Represents the net reduction in interest expense pro forma for the Exchange Offer.

(2)	Excludes an estimated gain on debt extinguishment of $1.0 million as this is a material non-recurring item.

(3)	Represents the estimated legal fees incurred for the investors the issuance of the new convertible preferred stock assumed by the Company.

Financial Projections

In connection with our negotiations with the Bondholders’ Committee described in “The Restructuring Support Agreement — History of the Negotiations of the Restructuring Support Agreement,” we provided the Bondholders’ Committee with certain non-public business and financial information under a Confidentiality Agreement by and among the Company, the legal advisors to the Bondholders’ Committee and certain members of such Committee. The Confidentiality Agreement and the Restructuring Support Agreement require that we disclose material, non-public information provided under the terms thereof. The information provided by us included certain projections of our cash position, as well as our projected research and development expenditures and timelines associated with such activities. The projections covered the fourth quarter of 2006, the year ending December 31, 2007 and the first quarter of 2008, and were presented in November 2006 to the Bondholders’ Committee. The projections included in the information do not give effect to the proposed Exchange Offer.

We do not, as a matter of course, publicly disclose projections as to future revenues or earnings. The projections were not prepared with a view to public disclosure and are included in this Offer to Exchange only because such information was made available to the Bondholders’ Committee pursuant to a Confidentiality Agreement which obligates us to disclose such information upon request of the Bondholders’ Committee. Accordingly, it is expected that there will be differences between actual and projected results and timelines, and actual results and timelines may be materially different than those set forth below. The projections were not prepared with a view to compliance with the published guidelines of the Securities and Exchange Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Moreover, our accountants have not examined, compiled or applied any procedures to the projections in accordance with standards established by the American Institute of Certified Public Accountants and express no opinion or any assurance on their reasonableness, accuracy or achievability. These forward-looking statements reflect numerous assumptions made by our management. In addition, factors such as industry performance, general business, economic, regulatory, and market and financial conditions, all of which are difficult to predict, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially more or less favorable than those contained in the projections.

The inclusion of the projections in this Offer to Exchange should not be regarded as an indication that we, our board of directors, or any of our financial advisors considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. Neither we, our board of directors or our financial advisors intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error or to otherwise have changed.

The projections that we provided to the Bondholders’ Committee are set forth below.

As of September 30, 2006, the Company had $47.3 million in cash and marketable securities on hand. The analysis prepared in November 2006 assumed no cash inflows from (i) the licensing of one of our compounds for which we expect to receive a net upfront cash payment of $2.0 million in the first quarter of 2007, (ii) the sale of our historical net operating losses pursuant to the New Jersey Economic Development Authority’s Technology Business Tax Certificate Program from which we received $5.7 million of cash in December 2006, or (iii) the receipt of the remaining balance due to us from the lessor of our Somerset facility for unspent monies on building upgrades, for which we expect to receive $1.5 million in the first quarter of 2007. The analysis did not give effect to the consummation of the Exchange Offer, which if consummated will result in a cash reduction of approximately $14.9 million in the first quarter of 2007.

Liquidity Forecast as Presented in November 2006 to the Bondholders’ Committee (in dollars)
		2007					2008
	Q4 2006	Q1	Q2	Q3	Q4	FY 2007	Q1
Beginning Cash and Equivalents	$47,338,749	$35,072,608	$26,253,671	$20,771,735	$15,009,798	$35,072,608	$8,907,861
Cash Receipts	$0	$0	$0	$0	$0	$0	$0
Cash Disbursements
R&D - Direct Costs	3,691,700	2,782,000	2,145,000	2,475,000	2,900,000	10,302,000	2,300,000
Other(1)	8,574,441	6,036,937	3,336,937	3,286,937	3,201,938	15,862,747	3,074,300
Net Cash Flow	($12,266,141)	($8,818,937)	($5,481,937)	($5,761,937)	($6,101,938)	($26,164,747)	($5,374,300)
Ending Cash and Equivalents	$35,072,608	$26,253,671	$20,771,735	$15,009,798	$8,907,861	$8,907,861	$3,533,561

(1) Includes salaries for R&D and certain transaction expenses related to the Exchange Offer.

The projected research and development direct costs included in the above projections assumed the following: (i) immediate halt to studies 021 and 022 of bicifadine in chronic lower back pain and the Phase II trial of bicifadine in osteoarthritis, with wind-down expenses continuing through the fourth quarter of 2006 for study 021 and the Phase II trial in osteoarthritis and through the first quarter of 2007 for study 022, (ii) initiation of Phase II trial for DOV 21,947 in the first quarter of 2007, at external costs of $5.9 million in 2007 and $2.6 million in 2008; and (iii) development of a pre-clinical compound through 2007 for an IND application in 2008, at a cost of $1.6 million in FY 2007.

R&D Expense Detail as Presented in November 2006 to the Bondholders’ Committee (in dollars)
		2007
	Q4 2006	Q1	Q2	Q3	Q4	FY 2007
R&D Direct Costs
DOV 21,947	$0	$1,115,000	$1,140,000	$1,610,000	$2,035,000	$5,900,000
Study 021	890,950	0	0	0	0	0
Study 022	1,443,750	662,000	0	0	0	662,000
Osteoarthritis Study	307,000	0	0	0	0	0
Other Pre-Clinical	1,050,000	1,005,000	1,005,000	865,000	865,000	3,740,000
Total	$3,691,700	$2,782,000	$2,145,000	$2,475,000	$2,900,000	$10,302,000

THE RESTRUCTURING SUPPORT AGREEMENT

History of the Negotiations of the Restructuring Support Agreement

In 2004, we issued the Debentures pursuant to the Indenture, of which $70.0 million in aggregate principal amount remains outstanding. Effective at the opening of business on October 27, 2006, our common stock was delisted from The NASDAQ Global Market because we did not meet the aggregate market value of listed securities requirement of Marketplace Rule 4450(b)(1)(A). The delisting of our common stock from The NASDAQ Global Market constituted a “fundamental change” under the Indenture. As a result, we were obligated to make an offer to repurchase to all holders of the Debentures under the Indenture at a price of $1,012.50 per $1,000 principal amount, representing such principal amount plus $12.50 of accrued but unpaid interest thereon.

The Offer to Repurchase expired at 5:00 p.m., New York City time, on January 2, 2007. Through the expiration of the Offer to Repurchase, we received tenders of Debentures in the aggregate principal amount of $67.8 million, representing approximately 96.9% of the $70.0 million in aggregate principal amount of outstanding Debentures. Upon the expiration of the Offer to Repurchase, we did not have the capital necessary to pay the aggregate purchase price of approximately $68.7 million for the Debentures that were tendered. As a result, no Debentures were accepted for payment by us in connection with the Offer to Repurchase, and all of the Debentures were returned to the holders and remain outstanding. Our failure to pay for the Debentures tendered to us for repurchase in the Offer to Repurchase constitutes an “event of default” under the Indenture, which may result in the exercise of available remedies by the Trustee or the bondholders under the Indenture and/or applicable law. In particular, the Trustee or holders of at least 25% in aggregate principal amount of the Debentures may declare due and payable 100% of the principal amount of the Debentures, plus any accrued and unpaid interest thereon, and each holder of a Debenture who tendered has the right under the terms of the Indenture to payment of the purchase price for such Debenture in connection with the Offer to Repurchase. The Trustee notified the Company of the event of default described above on January 9, 2007.

On November 21, 2006, we entered into an agreement with Kramer Levin Naftalis & Frankel LLP (“Kramer Levin”) pursuant to which we agreed to provide Kramer Levin with confidential information pertaining to the Company and agreed to pay Kramer Levin’s fees and reimburse its expenses incurred in connection with their representation of the Bondholders’ Committee. We were informed that the Debenture holders represented by Kramer Levin would each be acting individually in all capacities. From November 2006 through January 3, 2007, we engaged in a series of negotiations and presentations to Kramer Levin and one or more of the Debenture holders. In addition, we also provided a variety of due diligence information to Kramer Levin, subject to the confidentiality restrictions contained in our agreement with Kramer Levin.

On January 3, 2007, we announced that we had entered into a non-binding letter of intent with certain holders of our Debentures that included a binding “standstill” provision from such Debenture holders through January 16, 2007. After entering into this non-binding letter of intent, we continued to engage in negotiations with respect to our Debentures. We entered into the Restructuring Support Agreement on January 24, 2007 with certain members of the Bondholders’ Committee regarding a consensual restructuring of our obligations under the Debentures. Members of the Bondholders’ Committee beneficially owning approximately 88% in principal amount of the outstanding Debentures have agreed in the Restructuring Support Agreement or in a separate agreement to tender their Debentures in the Exchange Offer and not to take any actions or exercise any remedies relating to our failure to repurchase the Debentures pursuant to the Offer to Repurchase, unless we commence any bankruptcy or similar proceeding or such a proceeding is commenced against us or the Restructuring Support Agreement is terminated for any other reason under the terms of the Restructuring Support Agreement.

The consummation of the Exchange Offer is a critical step in our financial restructuring plan. If we are unable to restructure our obligations under the Debentures or otherwise raise sufficient funds to repay the Debentures, we may be forced to seek protection under the United States bankruptcy laws. See “The Exchange Offer—Purposes; Plans.”

Terms of the Restructuring Support Agreement

The following is a summary of the material terms of the Restructuring Support Agreement. The Restructuring Support Agreement was the result of arms length negotiations between the Company and one or more members of the Bondholders’ Committee and the advisor thereto. To our knowledge, none of the Debenture holders that are party to the Restructuring Support Agreement or otherwise have agreed in writing to tender their Debentures in the Exchange Offer are affiliated with any director or officer of DOV.

•
Support of the Exchange Offer: The Debenture holders that are party to the Restructuring Support Agreement, or that have otherwise agreed to be bound by the provisions of the Restructuring Support Agreement summarized within this section entitled “Support of the Exchange Offer,” hold approximately 88% in aggregate principal amount of the Debentures. These Debenture holders have agreed to tender in the Exchange Offer on the terms described herein, and not withdraw, all Debentures that they beneficially own. The material terms of the Exchange Offer that these Debenture holders have agreed to support by tendering and not withdrawing their Debentures include:

•
the amount of the cash payment and the number of shares and terms of the new series C convertible preferred stock and, if issued, the alternative series D convertible preferred stock to be issued in the Exchange Offer,

•	the expiration date of the Exchange Offer and that such date may only be extended with the consent of holders of a majority in aggregate principal amount of the Debentures, and

•
the condition that at least ninety-nine percent (99%) in aggregate principal amount of the Debentures be validly tendered and not withdrawn, which condition may only be modified with the consent of holders of a majority in aggregate principal amount of the Debentures.

•
Board of Directors Matters: The Restructuring Support Agreement contains a provision that the holders of a majority of the new series C convertible preferred stock have a right to designate by notice and consent delivered to the Company at least a majority of the members of the board of directors shortly following the consummation of the Exchange Offer. The Debenture holders party to the Restructuring Support Agreement hold more than a majority of the Debentures and, as a result, will hold more than a majority of the new series C convertible preferred stock. No designees to join the Company’s board of directors have been named as of the date of this Offer to Exchange.

•
Stockholder Approval: The Restructuring Support Agreement requires that the Company use its reasonable best efforts to pursue and obtain the approval of the Company’s common stockholders for an increase in the Company’s authorized common stock in order to permit the new series C convertible preferred stock and the alternative series D preferred stock to be converted into shares of common stock. The Debenture holders party to the Restructuring Support Agreement have agreed to vote the shares of common stock that they own, if any, in favor of such common stockholder approval. The consequences of failing to receive such common stockholder approval by a specified date include an increase in the number of shares of common stock into which the new series C convertible preferred stock and the alternative series D preferred stock is convertible, as well as a requirement that the Company pursue stockholder approval for a new class of common stock into which the new series C convertible preferred stock and the alternative series D preferred stock would then be converted based upon the same conversion ratio as for the existing common stock. The Company expects that this new class of common stock, if it is required because the Company’s common stockholders have not approved the increase in the authorized common stock, will have rights that are superior to the existing common stock.

•
Registration Rights Agreement: The Restructuring Support Agreement requires that the Company enter into a Registration Rights Agreement, described elsewhere in this Offer to Exchange, with any holder of Debentures that may be deemed affiliates of the Company under federal securities laws in order to permit such holder to resell the new series C convertible preferred stock received in the Exchange Offer, the shares of common stock issuable upon conversion thereof and any other common stock owned by the Debenture holder as of the date of the Registration Rights Agreement.

•
Termination of Restructuring Support Agreement: The Restructuring Support Agreement is terminable in a variety of circumstances. In the event the Restructuring Support Agreement is terminated, the holders of Debentures party thereto shall no longer be required to tender and not withdraw their Debentures and shall not be required to vote any shares of common stock that they may own in favor of the approval to amend the Company’s certificate of incorporation to increase the number of shares of common stock authorized for issuance by the Company.

•
No Waiver of Claims Until Completion of Exchange Offer: The Restructuring Support Agreement contains a provision whereby the parties thereto acknowledge, subject to the holders agreement not to take certain actions or exercise certain remedies during the pendency of the Exchange Offer, that such holders have not waived any claims that they might have. The parties agreed that upon consummation of the Exchange Offer, the holders of Debentures would release certain claims that they may have against the Company and certain other persons as more fully described in this Offer to Exchange.

THE EXCHANGE OFFER

The Offer Documents contain or incorporate by reference important information that should be read carefully before any decision is made with respect to the Exchange Offer.

Introduction

We are offering, upon the terms and subject to the conditions set forth the in the Offer Documents, to exchange a cash payment and either (i) shares of the new series C convertible preferred stock, or (ii) shares of the new series D convertible preferred stock, for any and all of the outstanding $70.0 million in aggregate principal amount of the Debentures validly tendered, and not validly withdrawn, to the Exchange Agent on or prior to the Expiration Date. The cash payment and shares of either new series C convertible preferred stock or alternative series D preferred stock, as the case may be, will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Exchange Offer on, the Debentures that are tendered and accepted in the Exchange Offer.

DOV Pharmaceutical was incorporated in May 1995 in New Jersey and reincorporated in Delaware in November 2000. We are a biopharmaceutical company focused on the discovery, in-licensing and development of novel drug candidates for central nervous system disorders. We operate principally in the United States but also conduct clinical studies outside the United States.

We maintain our principal executive offices at 150 Pierce Street, Somerset, New Jersey, 08873. Our telephone number at these offices is (732) 907-3600.

Terms of the Exchange Offer

We are offering to exchange the cash payment and either (i) shares of the new series C convertible preferred stock, or (ii) shares of the new series D convertible preferred stock for your Debentures. For each $1,000 in principal amount of your Debentures exchanged, you will receive your choice of the following consideration:

(i) a payment in cash of $212.50 plus 8 shares of the new series C convertible preferred stock of the Company, or

(ii) a payment in cash of $212.50 plus 8 shares of the alternative series D convertible preferred stock of the Company.

   The alternative series D convertible preferred stock has different terms from the new series C convertible preferred stock. For example, the alternative series D convertible preferred stock has no right to vote except as required by law and does not have an initial stated liquidation preference, whereas the new series C convertible preferred stock votes on an as-converted basis with the common stock, has a class vote on other matters and carries an initial stated liquidation preference of $100 per share. In addition, the alternative series D convertible preferred stock has a restriction on conversion if the converting holder would beneficially own in excess of 9.9% of the shares of the Company’s outstanding voting capital stock following such conversion. See “Risk Factors - Rights Related to the Exchange Offer,” “Comparison of Rights Between The Debentures And The New Series of Preferred Stock” and “Description of Capital Stock.”

   The cash payment and the new series C convertible preferred stock or, if elected, the alternative series D convertible preferred stock will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Exchange Offer on, the Debentures so tendered and accepted.

We are offering to acquire up to $70.0 million aggregate principal amount of Debentures that are validly tendered on the terms and subject to the conditions of the Offer Documents.

You may tender all, some or none of your Debentures, subject to the terms and conditions of the Exchange Offer. Holders of Debentures must tender their Debentures in a minimum $1,000 principal amount and multiples thereof.

Expiration Date; Extensions; Amendments

The Exchange Offer will expire at 5:00 p.m., New York City time, on Monday, March 5, 2007, unless extended by the Company with the consent of the holders of a majority in outstanding principal amount of the Debentures. Holders of 88% of the Debentures have agreed in writing to support the Exchange Offer. If the Exchange Offer is not completed by March 5, 2007, and the Exchange Offer expiration is not extended by the Company with the consent of a majority in outstanding principal amount of the Debentures, the 88% of existing holders of Debentures who have agreed to support the Exchange Offer may terminate their support of the Exchange Offer.

To extend the Expiration Date, we will notify the Exchange Agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and we will notify the holders of the Debentures, or cause them to be notified, by such time and date by public announcement. Such notification will state the new expiration date.

We expressly reserve the right to delay acceptance of any Debentures, to extend the Exchange Offer with the consent of a majority in outstanding principal amount of the Debentures, or to terminate the Exchange Offer and not accept the Debentures not previously accepted, if any of the conditions (as the same may be modified) set forth under “Conditions to the Completion of the Exchange Offer” shall not have been waived or satisfied by us prior to the Expiration Date. If we exercise any such right, we will give oral or written notice to the Exchange Agent as promptly as practicable. If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Debentures of such amendment.

Release of Legal Claims by Tendering Holders

       By tendering your Debentures in the Exchange Offer, effective upon payment to you in full of the consideration payable in the Exchange Offer, you will, as of the closing of the Exchange Offer, be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly arise out of, are based upon or are in any manner connected with your or your successors’ and assigns’ ownership or acquisition of the Debentures so tendered, including any accrued interest and any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including without limitation any approval or acceptance given or denied, which occurred, existed, was taken, permitted or begun prior to the date of such release, in each case, that you, your successors and your assigns have or may have had against (i) our Company, subsidiaries, affiliates and stockholders and (ii) our directors, officers, employees, attorneys, accountants, advisors, agents and representatives, whether current or former, as well as those of our subsidiaries, affiliates and stockholders, unless such claims arise under federal or state securities laws.

No Solicitation

There are no persons directly or indirectly employed, retained or to be compensated to make solicitations or recommendations in connection with the Exchange Offer.

Procedures for Tendering Debentures in the Exchange Offer

Holders will not be entitled to receive the cash payment and either the shares of new series C convertible preferred stock or the shares of alternative series D convertible preferred stock, as the case may be, for their Debentures unless they validly tender and do not withdraw the Debentures on or before 5:00 p.m., New York City time, on March 5, 2007. Only registered holders of Debentures are authorized to tender their Debentures for exchange. If holders do not validly tender their Debentures on or before 5:00 p.m., New York City time, on March 5, 2007, their Debentures will remain outstanding subject to the terms of the Debentures.

Method of Delivery.

The method of delivery of Debentures, the related letter of transmittal and all other required documents, including delivery through DTC and acceptance through DTC’s Participant Terminal System (“PTS”) at the election and risk of the person tendering such Debentures and delivering such letter of transmittal and, except as expressly otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the Exchange Agent. The date of any postmark or other indication of when a Debenture or the letter of transmittal was sent will not be taken into account in determining whether such materials were timely received. If delivery is by mail, it is suggested that holders use properly insured, registered mail with return receipt requested, and that holders mail the required documents sufficiently in advance of March 5, 2007 to permit delivery to the Exchange Agent before 5:00 p.m., New York City time, on March 5, 2007.

Delivery of Debentures.

Debentures in Certificated Form. If you hold Debentures in certified, definitive form, to validly tender those Debentures, you should properly complete and validly execute the letter of transmittal. The letter of transmittal must be received by the Exchange Agent at its address set forth in this Offer to Exchange on or before 5:00 p.m., New York City time, on March 5, 2007.

Debentures Held Through a Custodian. A holder whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such holder desires to tender his or her Debentures and instruct such nominee to tender the Debentures for exchange on the holder’s behalf.

Debentures in Global Form. A holder who is a DTC participant may elect to tender to the Company his or her beneficial interest in the Debentures by:

•	delivering to the Exchange Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Debentures on or before 5:00 p.m., New York City time, on March 5, 2007; and

•
electronically transmitting his or her tender through DTC’s PTS, subject to the terms and procedures of that system. In tendering through PTS, the electronic instructions sent to DTC by the holder, and transmitted by DTC to the Exchange Agent, will acknowledge, on behalf of DTC and the holder, receipt by the holder of and agreement to be bound by the letter of transmittal.

Debentures and the letter of transmittal must be delivered to the Exchange Agent to tender. Delivery of documents to DTC or DOV Pharmaceutical does not constitute delivery to the Exchange Agent.

HOLDERS THAT TENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH DTC’S TRANSMITTAL PROCEDURES.

Guaranteed Delivery

      If a registered holder of Debentures desires to tender any Debentures and the Debentures are not immediately available, or time will not permit the holder’s Debentures or other required documents to reach the Exchange Agent before the Expiration Date of the Exchange Offer, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•
before the expiration date of the Exchange Offer, the Exchange Agent receives from the eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us. The notice of guaranteed delivery must state the name and address of the holder of the Debentures, the certificate number(s) and principal amount of the Debentures tendered, that the tender is being made thereby and guaranteeing that within three business days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Debentures, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the Exchange Agent; and

•
the certificates for all physically tendered Debentures, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the Exchange Agent within three business days after the date of execution of the notice of guaranteed delivery.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account with respect to the Debentures at DTC for purposes of the Exchange Offer within two business days after the date of this Offer to Exchange. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Debentures by causing DTC to transfer such Debentures into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Debentures may be effected through book-entry transfer at DTC, the letter of transmittal or a facsimile thereof (with any required signature guarantees and any other required documents) should also be transmitted to and received by the Exchange Agent at the address set forth on the back cover page of this offer to exchange on or prior to the expiration date. Delivery of a letter of transmittal to DTC will not constitute valid delivery to the Exchange Agent, and the tender will not be valid.

The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC’s Automatic Tender Offer Program (“ATOP”) procedures to tender Debentures.

Any participant in DTC may make book-entry delivery of Debentures by causing DTC to transfer such Debentures into the Exchange Agent’s account in accordance with DTC’s ATOP procedures for transfer. The exchange for the Debentures so tendered will only be made, however, after a book-entry confirmation of such book-entry transfer of such Debentures into the Exchange Agent’s account, and timely receipt by the Exchange Agent of any documents required by the letter of transmittal. An agent’s message is a message, transmitted by DTC and received by the Exchange Agent and forming part of a book-entry confirmation, that states that DTC has received an express acknowledgment from a participant tendering Debentures that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against that participant.

Letters of transmittal and Debentures must be sent only to the Exchange Agent. Do not send letters of transmittal or Debentures to us or DTC.

THE METHOD OF DELIVERY OF DEBENTURES AND ALL OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT’S MESSAGE THROUGH THE AUTOMATED TENDER OFFER PROGRAM, IS AT YOUR ELECTION AND RISK. IF YOU SEND THESE DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, RETURN RECEIPT REQUESTED, THAT YOU OBTAIN PROPER INSURANCE, AND THAT YOU MAIL THOSE DOCUMENTS SUFFICIENTLY IN ADVANCE OF THE DATE ON WHICH THE EXCHANGE OFFER EXPIRES TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE SUCH DATE.

Right of Withdrawal

Debentures tendered for exchange may be withdrawn at any time before 5:00 p.m., New York City time, on March 5, 2007. In order to withdraw Debentures, holders must either comply with DTC’s withdrawal procedures or deliver to the Exchange Agent written notice containing:

•
the certificate number of the Debenture with respect to which the notice of withdrawal is being submitted or if any of the Debenture is in the form of a “Global” Debenture on hand at DTC, then a beneficial owner of a Debenture shall comply with the procedures of DTC applicable to withdrawal of a letter of transmittal;

•	the principal amount at maturity of the Debenture with respect to which such notice of withdrawal is being submitted; and

•	the principal amount at maturity, if any, of such Debenture that remains subject to the original letter of transmittal and that has been or will be delivered for purchase by us.

The signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor Institution (as defined in Rule 17Ad-15 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) unless such Debentures have been tendered for purchase for the account of an Eligible Guarantor Institution. Any properly withdrawn Debentures will be deemed not validly tendered for purposes of the Exchange Offer. Debentures withdrawn from the Exchange Offer may be retendered by following the tender procedures described above.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH DTC’S WITHDRAWAL PROCEDURES.

Acceptance and Delivery of New Securities and Cash Payment

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Debentures validly tendered and not withdrawn will be accepted and the new securities will be issued, and the cash payment will be made promptly after expiration of the Exchange Offer. See “— Conditions to the Completion of the Exchange Offer.” In all cases, the consideration for the Debentures exchanged pursuant to the Exchange Offer will be made by deposit of shares of (i) either the new series C convertible preferred stock, or the alternative series D convertible preferred stock, and (ii) U.S. dollars by us on the business day following the Expiration Date with the Exchange Agent, which will act as agent for tendering holders for the purpose of receiving the exchange consideration from us and transmitting it to tendering holders. For purposes of the Exchange Offer, Debentures shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the Exchange Agent. For each $1,000 principal amount outstanding of Debentures exchanged, the holder will receive the cash payment of $212.50 and 8 shares of either the new series C convertible preferred stock or, if elected, the alternative series D convertible preferred stock. The new series C convertible preferred stock and, if elected, the alternative series D convertible preferred stock will be delivered promptly following acceptance of the tendered Debentures. The cash payment and the new series C convertible preferred stock and, if elected, the alternative series D convertible preferred stock will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Exchange Offer on, the Debentures so tendered and accepted.

In all cases, issuances of cash and shares of either the new series C convertible preferred stock for Debentures that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a timely confirmation of a book-entry transfer of Debentures into the Exchange Agent’s account at DTC or of a letter of transmittal along with certificates for tendered Debentures.

       If any Debentures are not accepted for any reason set forth under “— Conditions to the Completion of the Exchange Offer,” such unaccepted or such unexchanged Debentures will be credited to an account maintained with DTC or, in the case of certificated, definitive Debentures returned to the registered holder thereof, promptly after the expiration or termination of the Exchange Offer.

Conditions to the Completion of the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we shall not be required to accept for exchange any Debentures, issue any new securities, or make any cash payment, and we may terminate or amend the Exchange Offer if at any time prior to acceptance for exchange of the Debentures if we determine, in our reasonable judgment, that any of the following conditions has not been satisfied:

•	at least 99.0% of the outstanding aggregate principal amount of the Debentures have not been validly tendered;

•
there shall not have occurred or be likely to occur any event materially affecting our business or financial affairs that would or might reasonably be expected to prohibit, prevent, restrict or delay consummation of the Exchange Offer or that might reasonably be expected to be material to holders in deciding whether to participate in the Exchange Offer; and

•
there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer or the exchange of Debentures pursuant to the Exchange Offer, by or before any court or governmental regulatory or administrative agency or authority, tribunal, domestic or foreign, which (i) challenges the making of the Exchange Offer or might reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise reasonably be expected to adversely affect in any material manner, the Exchange Offer or (ii) could reasonably be expected to materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, or materially impair the contemplated benefits of the Exchange Offer, or the consummation of the Exchange Offer as a whole to us or that might be material to holders in deciding whether to participate in the Exchange Offer.

The foregoing conditions will be waivable at any time and from time to time; provided that the minimum tender condition, the first bullet item in the list above, may only be modified by the Company with the consent of the holders of a majority in outstanding principal amount of the Debentures; provided further, that if we accept the Debentures tendered to us, all of the conditions to the Exchange Offer will have been satisfied or waived by us at or prior to the time of such acceptance. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time by us prior to the Expiration Date.

Consequences of Failure to Exchange

If you currently hold Debentures and do not tender them, following the completion of the Exchange Offer, your Debentures will continue to be outstanding without change and your conversion rights will not be affected. If we complete the Exchange Offer, the liquidity of any Debentures that remain outstanding after completion of the Exchange Offer may be adversely affected. If the Company has the necessary capital, we expect to continue to make payments on the Debentures that remain outstanding according to the terms thereof to the extent we are able.

Without the Exchange Offer, the Trustee or holders of at least 25% in aggregate principal amount of the Debentures may declare due and payable 100% of the principal amount of the Debentures, plus any accrued and unpaid interest thereon, and each holder of a Debenture who tendered has the right under the terms of the Indenture to the payment of the purchase price for such Debenture in connection with the Offer to Repurchase. If we are unable to raise sufficient funds to repay the Debentures, we may be forced to seek protection under the United States bankruptcy laws.

Exchange Agent

Wells Fargo Bank, N.A. has been appointed as Exchange Agent for the Exchange Offer. Letters of transmittal, notices of guaranteed delivery and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at the addresses on the cover of this Offer to Exchange and in the letter of transmittal. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

Advisors

DOV Pharmaceutical’s Financial Advisor and Agent

We have retained Houlihan Lokey Howard & Zukin Capital, Inc. as our financial advisor in connection with the Exchange Offer. We are paying Houlihan Lokey Howard & Zukin customary fees for its services and we are indemnifying Houlihan Lokey Howard & Zukin. Houlihan Lokey Howard & Zukin has not been retained to solicit and is not soliciting acceptances of the Exchange Offer, nor is it making any recommendation with respect thereto.

Bondholders’ Committee Advisors and Agents

We are paying the fees and expenses of Kramer Levin Naftalis & Frankel LLP, which is serving as legal counsel to the Bondholders’ Committee. Kramer Levin is not soliciting acceptances of the Exchange Offer or making any recommendation with respect thereto.

Fees and Expenses

We will bear all fees and expenses incurred in connection with the Exchange Offer, including paying brokerage firms and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Exchange and related materials to the beneficial owners of Debentures.

Purposes; Plans

We are making the Exchange Offer to restructure our existing capital structure. In 2004, we issued the Debentures pursuant to the Indenture, of which $70.0 million in aggregate principal amount remains outstanding. Effective at the opening of business on October 27, 2006, our common stock was delisted from The NASDAQ Global Market because we did not meet the aggregate market value of listed securities requirement of Marketplace Rule 4450(b)(1)(A). The delisting of our common stock from The NASDAQ Global Market constituted a “fundamental change” under the Indenture. As a result, we were obligated to make an offer to repurchase to all holders of the Debentures under the Indenture at a price of $1,012.50 per $1,000 principal amount, representing such principal amount plus $12.50 of accrued but unpaid interest thereon.

The Offer to Repurchase expired at 5:00 p.m., New York City time, on January 2, 2007. Through the expiration of the Offer to Repurchase, we received tenders of Debentures in the aggregate principal amount of $67.8 million, representing approximately 96.9% of the $70.0 million in aggregate principal amount of outstanding Debentures. Upon the expiration of the Offer to Repurchase, we did not have the capital necessary to pay the aggregate purchase price of approximately $68.7 million for the Debentures that were tendered. As a result, no Debentures were accepted for payment by us in connection with the Offer to Repurchase, and all of the Debentures are being returned to the holders and will remain outstanding. Our failure to pay for the Debentures tendered to us for repurchase in the Offer to Repurchase constitutes an “event of default” under the Indenture, which may result in the exercise of available remedies by the Trustee or the bondholders under the Indenture and/or applicable law. In particular, the Trustee or holders of at least 25% in aggregate principal amount of the Debentures may declare due and payable 100% of the principal amount of the Debentures, plus any accrued and unpaid interest thereon, and each holder of a Debenture who tendered has the right under the terms of the Indenture to payment of the purchase price for such Debenture in connection with the Offer to Repurchase.

We retained Houlihan Lokey Howard & Zukin Capital to serve as our financial advisor to assist with our evaluation of strategic alternatives and restructuring efforts with respect to the Debentures. We entered into the Restructuring Support Agreement with certain members of the Bondholders’ Committee regarding a consensual restructuring of our obligations under the Debentures. Debenture holders that are party to the Restructuring Support Agreement, or that have otherwise agreed to support the Exchange Offer, beneficially own approximately 88% in principal amount of the outstanding Debentures and have agreed to tender their Debentures in the Exchange Offer and not to take any actions or exercise any remedies relating to our failure to repurchase the Debentures pursuant to the Offer to Repurchase, unless we commence any bankruptcy or similar proceeding or such a proceeding is commenced against us or the Restructuring Support Agreement is terminated for any other reason under the terms of the Restructuring Support Agreement. The transactions contemplated by the Restructuring Support Agreement have been excluded from the provisions of our Shareholder Rights Plan (as defined below), as well as certain provisions of the Delaware General Corporation Law, and an amendment to our Shareholder Rights Plan has been entered into with the agent under the agreement governing such plan. The consummation of the Exchange Offer is a critical step in our financial restructuring plan. If we are unable to restructure our obligations under the Debentures or otherwise raise sufficient funds to repay the Debentures, we may be forced to seek protection under the United States bankruptcy laws.

If the Exchange Offer is consummated, we have agreed pursuant to the terms of the Restructuring Support Agreement that holders of a majority of the new series C convertible preferred stock have a one time right to designate at least a majority of the members of the board of directors. The Debenture holders party to the Restructuring Support Agreement hold more than a majority of the Debentures and, as a result, will hold more than a majority of the new series C convertible preferred stock. After that one time right provided pursuant to the terms of the Restructuring Support Agreement, directors will be nominated for election by stockholders in accordance with the Company’s normal corporate governance procedures.

Except as described in this Exchange Offer, including our retention of Houlihan Lokey Howard & Zukin Capital to serve as our financial advisor to assist with our evaluation of strategic alternatives and restructuring efforts with respect to the Debentures, there presently are no plans that relate to or would result in: (i) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries; (ii) any purchase, sale or transfer of a material amount of our assets; (iii) any material change in the present dividend rate or policy, or our indebtedness or capitalization; (iv) any change in our management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; (v) any other material change in our corporate structure or business; (vi) any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; (vii) the suspension of our obligation to file reports under Section 15(d) of the Exchange Act; (viii) the acquisition by any person of additional securities of DOV Pharmaceutical (other than upon exercise of outstanding stock options), or the disposition of securities of DOV Pharmaceutical or (ix) any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of DOV Pharmaceutical.

Interests of Directors, Executive Officers and Affiliates of DOV Pharmaceutical in the Debentures.

To our knowledge:

•	neither the Company nor, to our knowledge, any of our affiliates, subsidiaries, directors or executive officers have any beneficial interest in the Debentures;

•	none of the officers or directors of our subsidiaries have any beneficial interest in the Debentures;

•	we will not purchase any Debentures from such persons; and

•	since January 1, 2007 neither the Company nor, to our knowledge, any of our executive officers, directors or affiliates have engaged in any transactions in the Debentures.

A list of our directors and executive officers is attached to this Company Notice as Annex A.

Except as described in this Exchange Offer, including the Restructuring Support Agreement described herein, neither the Company nor, to our knowledge, any of our affiliates, directors or executive officers is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Exchange Offer or with respect to any of our securities including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangement, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Certain of our directors and executive officers and our affiliates are parties to ordinary course stock option plans and arrangements involving shares of our common stock, as we disclosed before the date of this Offer to Exchange.

COMPARISON OF RIGHTS BETWEEN
THE DEBENTURES AND THE NEW SERIES OF PREFERRED STOCK

The following briefly summarizes the material differences between the rights of holders of Debentures and holders of shares of the new series C convertible preferred stock and the alternative Series D convertible preferred stock. The following description is not complete and is subject to, and qualified in its entirety by reference to, the Indenture, Delaware law and the terms and provisions of our restated certificate of incorporation and bylaws. We urge you to read the Indenture and our restated articles of incorporation and bylaws for a more complete understanding of the differences of being a holder of a Debenture and a holder of shares of the new series C convertible preferred stock.

Governing Document

Debentures: As a holder of Debentures, your rights are currently set forth in, and you may enforce your rights under, the Indenture.

Series C and Series D Convertible Preferred Stock: After completion of the Exchange Offer, holders of shares of the new series C convertible preferred stock and the alternative series D convertible preferred stock will have their rights set forth in, and may enforce their rights under, Delaware law and our restated certificate of incorporation and bylaws.

Interest and Dividends

Debentures: Interest on the Debentures accrues at 2.50% per year from the date of original issuance of the Debentures, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2005, to holders of record at the close of business on the preceding January 1 and July 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, repurchase by us at the option of the holder or redemption of a Debenture, interest ceases to accrue on the Debenture under the terms of and subject to the conditions of the indenture.

Series C Convertible Preferred Stock: The Company is not required to declare or pay any dividends on the new series C convertible preferred stock. Holders of the new series C convertible preferred will not receive any dividends except to the extent they are also paid to holders of our common stock. No dividends or distributions will be payable on the common stock so long as the new series C convertible preferred stock is outstanding, other than dividends and distributions payable solely in shares of common stock for which an appropriate anti-dilution adjustment has been made, and the warrant distribution described herein.

Series D Convertible Preferred Stock: The Company is not required to declare or pay any dividends on the alternative series D convertible preferred stock. Holders of the alternative series D convertible preferred stock will not receive any dividends except to the extent they are also paid to holders of our common stock. No dividends or distributions will be payable on the common stock so long as the alternative series D convertible preferred stock is outstanding, other than dividends and distributions payable solely in shares of common stock for which an appropriate anti-dilution adjustment has been made, the warrants to be distributed to holders of the common stock and, following the date on which the alternative series D convertible preferred stock may be converted, dividends and distributions to holders of common stock so long as such dividends and distributions are also made to holders of the alternative series D preferred stock on an as-if-converted stock on an as-if converted basis.

Ranking

Debentures: The Debentures are general unsecured obligations and our payment obligations under the Debentures are subordinated to our senior indebtedness. However, holders of Debentures are entitled to receive payment or other distribution of assets in the event of our liquidation, dissolution or winding-up before the holders of preferred stock and common stock.

Series C Convertible Preferred Stock: Shares of the new series C convertible preferred stock are not debt instruments, are junior to the Company’s debt and other liabilities in the event of a liquidation, and do not have a fixed maturity or mandatory redemption provision. Shares of the new series C convertible preferred stock are senior to the alternative series D convertible preferred stock, the Company’s common stock, and to all other classes and series of equity securities which by their terms do not rank senior to the new series C convertible preferred stock.

Series D Convertible Preferred Stock: Shares of the alternative series D convertible preferred stock are not debt instruments, are junior to the Company’s debt and other liabilities and to the new series C convertible preferred stock in the event of a liquidation, and do not have a fixed maturity or mandatory redemption provision. Shares of the alternative series D convertible preferred stock rank pari passu in the event of a liquidation to the Company’s common stock, and are senior to all other classes and series of equity securities which by their terms do not rank senior to the alternative series D convertible preferred stock.

Conversion Rights

Debentures: Unless the Debentures have been previously redeemed or repurchased, holders may convert their Debentures into the common stock, par value $0.0001 per share, at an initial conversion rate of 43.9560 shares of our common stock per $1,000 principal amount of Debentures at any time prior to the close of business on the business day prior to the maturity date or, if the Debentures have been called for redemption, prior to the close of business on the business day prior to the redemption date. The conversion rate is equivalent to an initial conversion price of approximately $22.75 per share. The conversion rate is subject to adjustment under certain circumstances.

Series C Convertible Preferred Stock: Subject to common stockholder approval for the increase in the authorized common stock of the Company, the new series C convertible preferred stock will be convertible into shares of common stock following such common stockholder approval and the filing of an amendment with the State of Delaware to increase our authorized common stock and any shares of the new series C convertible preferred stock that were not previously converted will be automatically converted into shares of our common stock on earlier to occur of (i) the date that is thirty (30) days following such filing with the State of Delaware, and (ii) the date that we consummate a Qualified Financing, provided that the foregoing amendment to our certificate of incorporation has been filed. The new series C convertible preferred stock will be convertible into shares of our common stock at an initial conversion price of $0.523488616 per share, or 191.02612143 shares of common stock per share of the new series C convertible preferred stock. The conversion ratio will be subject to the customary anti-dilution protections for certain future issuances of common stock and common stock equivalents. If the Company fails to obtain common stockholder approval for the increase in the authorized common stock of the Company by the later of (a) April 5, 2007, or (b) the date that is 45 days following the date that the SEC informs the Company that it has no further comments on the proxy statement to be used to solicit common stockholder approval of the increase in authorized common stock, (i) the conversion ratio will increase by 1% per week until the common stockholder approval is obtained, subject to a maximum increase of 50%, and (ii) at the request of the holders of a majority of the new series C convertible preferred stock, the board of directors will approve and will submit to stockholders for approval, an amendment to the Company’s certificate of incorporation to provide for a new class of common stock into which the new series C convertible preferred stock would then be convertible based upon the conversion ratio for the existing common stock described above.

Series D Convertible Preferred Stock: Subject to common stockholder approval for the increase in the authorized common stock of the Company, the alternative series D convertible preferred stock will be convertible into shares of common stock immediately following such common stockholder approval and the filing of an amendment with the State of Delaware to increase our authorized common stock. Unlike the new series C convertible preferred stock, the alternative series D convertible preferred stock does not have a mandatory conversion feature. The alternative series D convertible preferred stock will be convertible into shares of our common stock at an initial conversion price of $0.523488616 per share, or 191.02612143 shares of common stock per share of the alternative series D convertible preferred stock. The conversion ratio will be subject to the customary anti-dilution protections for certain future issuances of common stock and common stock equivalents. If the Company fails to obtain common stockholder approval for the increase in the authorized common stock of the Company by the later of (a) April 5, 2007, or (b) the date that is 45 days following the date that the SEC informs the Company that it has no further comments on the proxy statement to be used to solicit common stockholder approval of the increase in authorized common stock, (i) the conversion ratio will increase by 1% per week until the common stockholder approval is obtained, subject to a maximum increase of 50%, and (ii) at the request of the holders of a majority of the alternative series D convertible preferred stock, the board of directors will approve and will submit to stockholders for approval, an amendment to the Company’s certificate of incorporation to provide for a new class of common stock into which the alternative series D convertible preferred stock would then be convertible based upon the conversion ratio for the existing common stock described above. Notwithstanding the foregoing, a holder of the alternative series D preferred stock will not be able to convert into common stock in the event such holder would beneficially own in excess of 9.9% of the shares of the Company’s outstanding voting capital stock following such conversion.

Repurchase Rights

Debentures: Holders of Debentures have the right to require us to repurchase all or a portion of their Debentures on January 15, 2012, January 15, 2015 and January 15, 2020. The repurchase price payable will be equal to 100% of the principal amount of the Debentures to be repurchased plus any accrued and unpaid interest (including liquidated damages, if any) to but excluding the repurchase date, unless such repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest (including liquated damages, if any) payable on such interest payment date to the holder of record at the close of business on the corresponding record date. Debentures will be repurchased only in integral multiples of $1,000 of principal amount (or the entire principal amount of the Debentures held by the holder).

In addition, if a fundamental change occurs at any time prior to maturity of the Debentures, each holder of Debentures will have the right to require us to repurchase some or all of that holder’s Debentures on a repurchase date that is not less than 20 nor more than 35 business days after the date of our notice of the fundamental change. We will repurchase such Debentures at a repurchase price equal to 100% of the principal amount of the Debentures to be repurchased, plus any accrued and unpaid interest (including liquated damages, if any) to but excluding the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest (including liquated damages, if any) payable on such interest payment date to the holder of record at the close of business on the corresponding record date. Debentures will be repurchased only in integral multiples of $1,000 of principal amount (or the entire principal amount of the Debentures held by the holder).

Series C Convertible Preferred Stock: Holders of the new series C convertible preferred stock will have no repurchase rights.

Series D Convertible Preferred Stock: Holders of the alternative series D convertible preferred stock will have no repurchase rights.

Listing

Debentures: The Debentures are not listed on any national or regional securities exchange or reported on a national quotation system.

Series C Convertible Preferred Stock: The new series C convertible preferred stock will not be listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We do not intend to apply for either listing or quotation of the preferred stock. Neither our common stock that is currently outstanding, nor the common stock issuable upon conversion of the new series C convertible preferred stock, is listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We understand that our common stock is currently quoted on the Pink Sheets.

Series D Convertible Preferred Stock: The alternative series D convertible preferred stock will not be listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We do not intend to apply for either listing or quotation of the preferred stock. Neither our common stock that is currently outstanding, nor the common stock issuable upon conversion of the alternative series D convertible preferred stock, is listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We understand that our common stock is currently quoted on the Pink Sheets.

Voting Rights

Debentures: Generally, holders of Debentures only have voting rights with respect to certain amendments or supplements of the Indenture and the Debentures and with respect to waivers of defaults or compliance by us with provisions of the Indenture.

Series C Convertible Preferred Stock: The holder of each share of the new series C convertible preferred stock will be entitled to the number of votes equal to the number of shares of common stock into which such share of the new series C convertible preferred stock would be converted into per the conversion ratio. The new series C convertible preferred stock will vote together with the common stock as a single class on an as-converted basis, except as otherwise required by the certificate of designation or law. Notwithstanding the foregoing, the holders of shares of the new series C convertible preferred stock will have no right to (x) vote on the Common Stock Authorization, any adjournment matters with respect thereto or any reverse stock split of the common stock the action with respect to which is taken at the stockholders’ meeting at which the Common Stock Authorization is presented for the consideration of the holders of Common Stock, or (y) take any action to postpone the vote on the Common Stock Authorization.

The new series C convertible preferred stock will also have a separate class vote that will require the vote or consent of holders of a majority of the new series C convertible preferred stock in order to (i) authorize, issue or increase any capital stock that is pari passu or senior to the new series C convertible preferred stock, (ii) amend, alter or repeal the terms of the new series C convertible preferred stock in a manner that adversely affects any of its rights, preferences, privileges or voting power, or (iii) amend the Company’s certificate of incorporation or by-laws in a manner that materially and adversely affects any right, preference, privilege or voting power of the new series C convertible preferred stock.

Series D Convertible Preferred Stock: Holders of the alternative series D convertible preferred stock will have no voting rights except as required by law.

DESCRIPTION OF CAPITAL STOCK

Currently, our authorized capital stock consists of 60 million shares of common stock, of which 26,743,657 shares were outstanding as of January 26 , 2007 and 6,550,357 shares of undesignated preferred stock, issuable in one or more series designated by our board of directors, none of which are currently outstanding. There were 11 registered holders of common stock as of January 26, 2007.   The following information relates to our certificate of incorporation, by-laws and shareholder rights plan, as currently in effect.

Common Stock

Voting Rights.

The holders of our common stock have one vote per share and are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present and voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends.

Holders of common stock will receive any dividends declared by our board of directors or any authorized committee, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

   Other Rights.

Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Listing.

Our common stock is not listed or quoted on any national securities exchange. We understand that our common stock is currently quoted on the Pink Sheets under the symbol “DOVP.PK.”

Preferred Stock

Our certificate of incorporation provides that 6,550,357 shares of undesignated preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions, applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with our shareholder rights plan discussed below. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control with respect to our company or the removal of existing management.

New Series C Convertible Preferred Stock

General.

The up to 560,000 shares of the voting, convertible preferred stock offered in the Exchange Offer will be a new series of preferred stock of the Company designated “Series C Convertible Preferred Stock” pursuant to a certificate of designation adopted by resolution of the board of directors of the Company. In this section, and in this Offer to Exchange generally, we refer to the Series C Convertible Preferred Stock as “new series C convertible preferred stock.” The material terms of the new series C convertible preferred stock to be issued in the Exchange Offer are described below.

Ranking.

The new series C convertible preferred stock, with respect to dividend rights and distribution of assets upon the Company’s liquidation, dissolution or winding up, will rank (i) junior to all indebtedness of the Company now or hereafter outstanding, and (ii) senior to the alternative series D convertible preferred stock, to the Company’s common stock, and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the new series C convertible preferred stock.

Dividends.

The Company is not required to declare or pay any dividends on the new series C convertible preferred stock. Holders of the new series C convertible preferred stock will not receive any dividends except to the extent they are also paid to holders of our common stock. No dividends or distributions will be payable on the common stock so long as the new series C convertible preferred stock is outstanding, other than dividends and distributions payable solely in shares of common stock for which an appropriate anti-dilution adjustment has been made, and the warrant distribution described herein.

Voting Rights.

The holder of each share of new series C convertible preferred stock will be entitled to the number of votes equal to the number of shares of common stock into which such share of new series C convertible preferred stock would be converted per the conversion ratio. The new series C convertible preferred stock will vote with the common stock as a single class and on an as-converted basis, except as provided by the certificate of designation and described in this section or as required under applicable law. Fractional votes will not be permitted and any fractional voting rights will be rounded to the nearest whole number (with one-half being rounded upward).

Notwithstanding the foregoing, the holders of shares of the new series C convertible preferred stock will have no right to (x) vote on the Common Stock Authorization, or any adjournment matters with respect thereto, or (y) take any action to postpone the vote on the Common Stock Authorization.

The Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of the new series C convertible preferred stock outstanding at the time, (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of Preferred Stock, ranking pari passu or senior to the new series C convertible preferred stock, with respect to the distribution of assets on liquidation, dissolution or winding-up; (ii) amend, alter or repeal the provisions of the new series C convertible preferred stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the new series C convertible preferred stock; or (iii) amend the Certificate of Incorporation or by-laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the new series C convertible preferred stock.

The Company will cause notice of any meeting at which holders of the new series C convertible preferred stock are entitled to vote to be given to each holder in accordance with the by-laws of the Company.

Conversion Rights.

General.

The new series C convertible preferred stock will be convertible into shares of our common stock at an initial conversion price of $0.523488616 per share, or 191.02612143 shares of common stock per share of the new series C convertible preferred stock.

Voluntary Conversion.

Subject to common stockholder approval for the increase in the authorized common stock of the Company, the holder of any shares of the new series C convertible preferred stock may, at such holder’s option, elect to convert (a “Voluntary Series C Conversion”) all or any portion of the shares of new series C convertible preferred stock held by such person into shares of common stock, at the conversion ratio of one (1) share of the new series C convertible preferred stock for 191.02612143 shares of common stock, as adjusted from time to time in accordance with the terms of the certificate of designation (the “Series C Conversion Ratio”). In the event of a liquidation, dissolution or winding-up of the Company, the Series C Conversion Rights (as defined below) shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of the new series C convertible preferred stock.

Mechanics of a Voluntary Conversion.

In order to effect a conversion of the new series C convertible preferred stock , a holder must (i) deliver a notice of conversion to the Company at is principal executive offices and (ii) deliver to the Company as soon as practicable following such voluntary conversion date, the original certificates representing the shares of the new series C convertible preferred stock or instruct DTC to surrender to the Company the number of shares of the new series C convertible preferred stock specified in the conversion notice. Upon receipt by the Company of the notice of conversion, the holder’s shares of the new series C convertible preferred stock will immediately cease to have the rights and restrictions of the new series C convertible preferred stock, and the holder will immediately be deemed to have the rights of the holder of shares of common stock in accordance with the terms outlined above. The Company will (i) send confirmation of receipt of the conversion notice and (ii) within three business days, will deposit with a common carrier for delivery to the holder a certificate or certificates representing the number of shares of common stock into which the new series C convertible preferred stock is convertible or instruct DTC to transfer such number of shares of common stock.

Mandatory Conversion.

Subject to common stockholder approval for the increase in the authorized common stock of the Company, all shares of the new series C convertible preferred stock that were not previously converted will be automatically converted into shares of our common stock on earlier to occur of (i) the date that is thirty (30) days following the filing of an amendment with the Secretary of State of the State of Delaware to increase our authorized common stock, and (ii) the date that we consummate a Qualified Financing (the “Mandatory Conversion Date”), provided that the foregoing amendment to our certificate of incorporation has been filed. On the Mandatory Conversion Date, the outstanding shares of the new series C convertible preferred stock will be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares of the new series C convertible preferred stock are surrendered to the Company or its transfer agent, provided, however, that the Company will not be obligated to issue the shares of common stock issuable upon conversion of any shares of the new series C convertible preferred stock until the holder delivers such certificates to the Company.

Conversion Price Adjustment.

The conversion price will be subject to adjustment in the event the Company (i) declares or pays a dividend or distribution in shares of common stock or (ii) effects a subdivision, split or a combination, consolidation or reverse split of the outstanding shares of common stock into a greater or lesser number of shares of common stock, so that the holder of any shares of the new series C convertible preferred stock will be entitled to receive upon conversion the number of shares of common stock that such holder would have owned or been entitled to receive upon the happening of such event had the new series C convertible preferred stock been converted.

Conversion Price Adjustment - Merger, Consolidation or Sale Of Assets.

If there is a capital reorganization of the Company or a merger or consolidation of the Company, with or into another corporation where the holders of the outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company’s properties or assets to any other person, then an appropriate revision of the Series C Conversion Ratio will be made if necessary so that each holder of each share of the new series C convertible preferred stock will have the right thereafter to convert such share of new series C convertible preferred stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the merger, consolidation or sale of assets. The Company will not be required to make any adjustment to the Series C Conversion Ratio upon (i) common stock or equity securities issued (other than for cash) in connection with a merger, acquisition, or consolidation; (ii) common stock issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the issuance date; (iii) common stock or equity securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital; or (iv) common stock issued or the issuance or grants of options to purchase common stock pursuant to the Company’s stock option plans and employee stock purchase plans outstanding as they exist on the issuance date.

Stockholder Approval.

The Company will use its reasonable best efforts to obtain common stockholder approval for the increase in the authorized common stock of the Company. The Company will (i) cause its board of directors to approve and submit to the holders of the outstanding common stock, as a class, for approval an amendment to the certificate of incorporation providing for the requisite increase in the number of shares of common stock authorized for issuance thereunder, (ii) promptly, but in no event later than five business days following the issuance date, file preliminary proxy materials for purposes of obtaining the stockholder approval with the SEC and use best efforts as promptly as practicable to resolve the comments of the staff of the SEC with respect to the proxy statement, (iii) call a meeting of the holders of common stock for the purpose of obtaining such approval (or, if permitted to do so, solicit written consents for such purpose) and solicit and use its best efforts to obtain proxies (or consents) in support of such approval and (iv) take such other actions as the board of directors determine are necessary or appropriate for such purposes.

If the Company fails to obtain common stockholder approval for the increase in the authorized common stock of the Company by the later of (a) April 5, 2007, or (b) the date that is 45 days following the date that the SEC informs the Company that it has no further comments on the proxy statement to be used to solicit common stockholder approval of the increase in authorized common stock, (i) the Series C Conversion Ratio will increase by 1% per week until the common stockholder approval is obtained, subject to a maximum increase of 50%, and (ii) at the request of the holders of a majority of the new series C convertible preferred stock, the board of directors will approve and will submit to stockholders for approval, an amendment to the Company’s certificate of incorporation to provide for a new class of common stock into which the new series C convertible preferred stock would then be convertible based upon the conversion ratio for the existing common stock described above.

Liquidation Rights.

The new series C convertible preferred stock issued in the Exchange Offer has an initial liquidation preference of $100 per share.

Upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of the new series C convertible preferred stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to, prior and in preference to any distribution to the holders of any junior stock, an amount equal to the greater of:

(i) $100 per share of the new series C convertible preferred stock; and

(ii) an amount equal to the amount such holders would receive if, immediately prior to such liquidation, dissolution or winding-up, all outstanding shares of the new series C convertible preferred stock were converted into common stock pursuant to the Conversion Ratio in effect at that time (the “Liquidation Preference Amount”), plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the common stock or any other junior stock.

Redemption.

The new series C convertible preferred stock will not be redeemable by the Company or at the request of the holders thereof.

Listing.

The new series C convertible preferred stock will not be listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We do not intend to apply for either listing or quotation of the new series C convertible preferred stock. Neither our common stock that is currently outstanding, nor the common stock issuable upon conversion of the new series C convertible preferred stock is listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We understand that our common stock is currently quoted on the Pink Sheets.

Book-Entry System

We currently expect to issue the new series C convertible preferred stock in the form of one or more global securities. The global securities will be deposited with, or on behalf of, DTC and registered in the name of DTC’s nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC or to a successor to DTC or any nominee of such successor. Investors may hold their beneficial interests in the global securities directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, including the exchange agent, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

  We expect that pursuant to procedures established by DTC, upon the deposit of the global securities with, or on behalf of, DTC, DTC will credit, on its book-entry registration and transfer system, the applicable number of shares of the new series C convertible preferred stock represented by such global securities to the accounts of participants. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants and indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

  So long as DTC, or its nominee, is the registered holder and owner of the global securities, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of the new series C convertible preferred stock evidenced by the global certificates for all purposes of such new series C convertible preferred stock and the certificate of designation for such preferred stock. Except as set forth below as an owner of a beneficial interest in the global certificates, you will not be entitled to have the new series C convertible preferred stock represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated new series C convertible preferred stock in definitive form and will not be considered to be the owner or holder of any new series C convertible preferred stock under the global securities. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that DTC, as the holder of the global securities, is entitled to take, DTC will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  All payments on new series C convertible preferred stock represented by the global securities registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities.

We expect that DTC or its nominee, upon receipt of any payment on the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the number of shares of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interest in the global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any new series C convertible preferred stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants or indirect participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants or indirect participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the transfer agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Subject to certain conditions, the new series C convertible preferred stock represented by the global securities is exchangeable for certificated new series C convertible preferred stock in definitive form of like tenor as such new series C convertible preferred stock if (1) DTC (or its successor) notifies us that it is unwilling or unable to continue as depository for the global securities or if at any time DTC (or its successor) ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, a successor is not appointed within 90 days or (2) we in our discretion at any time determine not to have all of the new series C convertible preferred stock represented by the global securities. Any new series C convertible preferred stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated new series C convertible preferred stock issuable for such number of shares and registered in such names as DTC shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities representing the same aggregate number of shares and registered in the name of DTC (or its successor) or its nominee.

Transfer Agent

The transfer agent and registrar for the new series C convertible preferred stock will be Continental Stock Transfer & Trust Company.

Alternative Series D Convertible Preferred Stock

Pursuant to the terms of the Restructuring Support Agreement, we are obligated to offer as an alternative to the new series C convertible preferred stock a separate series of convertible preferred stock that has different terms from those of the new series C preferred stock. For example, the alternative series of convertible preferred stock does not having voting rights, does not carry an initial stated liquidation preference and contains a provision that restricts a holder’s conversion of the convertible preferred stock into common stock in the event such holder would beneficially own in excess of 9.9% of the Company’s capital stock entitled to vote generally.

General.

The up to 560,000 shares of the alternative non-voting, convertible preferred stock offered in the Exchange Offer will be a new series of preferred stock of the Company designated “Series D Convertible Preferred Stock” pursuant to a certificate of designation adopted by resolution of the board of directors of the Company. In this section, and in this Offer to Exchange generally, we refer to the Series D Convertible Preferred Stock as “alternative series D convertible preferred stock.” The material terms of the alternative series D convertible preferred stock to be issued in the Exchange Offer are described below.

Ranking.

The alternative series D convertible preferred stock, with respect to dividend rights and distribution of assets upon the Company’s liquidation, dissolution or winding up, will rank (i) junior to all indebtedness of the Company now or hereafter outstanding, (ii) junior to the new series C convertible preferred stock and (iii) pari passu with the Company’s common stock, and (iv) senior to all other classes and series of equity securities of the Company which by their terms do not rank senior to the alternative series D convertible preferred stock.

Dividends.

The Company is not required to declare or pay any dividends on the alternative series D convertible preferred stock. Holders of the alternative series D convertible preferred stock will not receive any dividends except to the extent they are also paid to holders of our common stock. No dividends or distributions will be payable on the common stock so long as the alternative series D convertible preferred stock is outstanding, other than dividends and distributions payable solely in shares of common stock for which an appropriate anti-dilution adjustment has been made, the warrants to be distributed to holders of the common stock and, following the date on which the alternative series D convertible preferred stock may be converted, dividends and distributions to holders of common stock so long as such dividends and distributions are also made to holders of the alternative series D preferred stock on an as-if-converted stock on an as-if converted basis.

Voting Rights.

The holders of shares of the alternative series D convertible preferred stock will not have any voting rights except as required by law.

Conversion Rights.

General.

Subject to the beneficial ownership limitations described below, the alternative series D convertible preferred stock will be convertible into shares of our common stock at an initial conversion price of $0.523488616 per share, or 191.02612143 shares of common stock per share of the alternative series D convertible preferred stock.

Voluntary Conversion.

Subject to common stockholder approval for the increase in the authorized common stock of the Company, the holder of any shares of the alternative series D convertible preferred stock may, at such holder’s option, elect to convert (a “Series D Voluntary Conversion”) all or any portion of the shares of alternative series D convertible preferred stock held by such person into shares of common stock, at the conversion ratio of one (1) share of the alternative series D convertible preferred stock for 191.02612143 shares of common stock, as adjusted from time to time in accordance with the terms of the certificate of designation (the “Series D Conversion Ratio”). In the event of a liquidation, dissolution or winding-up of the Company, the Series D Conversion Rights (as defined below) shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of the alternative series D convertible preferred stock.

Mechanics of a Voluntary Conversion.

In order to effect a conversion of the alternative series D convertible preferred stock , a holder must (i) deliver a notice of conversion, including a statement as to such holder’s beneficial ownership of the Company’s voting capital stock, to the Company at is principal executive offices and (ii) deliver to the Company as soon as practicable following such voluntary conversion date, the original certificates representing the shares of the alternative series D convertible preferred stock or instruct DTC to surrender to the Company the number of shares of the alternative series D convertible preferred stock specified in the conversion notice. Upon receipt by the Company of the notice of conversion, the holder’s shares of the alternative series D convertible preferred stock will immediately cease to have the rights and restrictions of the alternative series D convertible preferred stock, and the holder will immediately be deemed to have the rights of the holder of shares of common stock in accordance with the terms outlined above. The Company will (i) send confirmation of receipt of the conversion notice and (ii) within three business days, will deposit with a common carrier for delivery to the holder a certificate or certificates representing the number of shares of common stock into which the alternative series D convertible preferred stock is convertible or instruct DTC to transfer such number of shares of common stock.

Restrictions on Conversion.

The Company will not effect the conversion of any shares of the alternative series D convertible preferred stock, and a holder of shares of the alternative series D convertible preferred stock will not have the right to convert any shares of the alternative series D convertible preferred stock, to the extent that after giving effect to such conversion, a holder of series D preferred stock (together with the holder’s affiliates) would beneficially own shares of voting stock having in excess of 9.99% of the shares of capital stock of the Company outstanding and entitled to vote generally after giving effect to such conversion.

Mandatory Conversion.

The alternative series D convertible preferred stock is not mandatorily convertible.

Conversion Price Adjustment.

The conversion price will be subject to adjustment in the event the Company (i) declares or pays a dividend or distribution in shares of common stock or (ii) effects a subdivision, split or a combination, consolidation or reverse split of the outstanding shares of common stock into a greater or lesser number of shares of common stock, so that the holder of any shares of the alternative Series D convertible preferred stock will be entitled to receive upon conversion the number of shares of common stock that such holder would have owned or been entitled to receive upon the happening of such event had the alternative Series D convertible preferred stock been converted.

Conversion Price Adjustment - Merger, Consolidation or Sale Of Assets.

If there is a capital reorganization of the Company or a merger or consolidation of the Company, with or into another corporation where the holders of the outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company’s properties or assets to any other person, then an appropriate revision of the series D Conversion Ratio will be made if necessary so that each holder of each share of the alternative series D convertible preferred stock will have the right thereafter to convert such share of alternative series D convertible preferred stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the merger, consolidation or sale of assets. The Company will not be required to make any adjustment to the series D Conversion Ratio upon (i) common stock or equity securities issued (other than for cash) in connection with a merger, acquisition, or consolidation; (ii) common stock issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the issuance date; (iii) common stock or equity securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital; or (iv) common stock issued or the issuance or grants of options to purchase common stock pursuant to the Company’s stock option plans and employee stock purchase plans outstanding as they exist on the issuance date.

Stockholder Approval.

The Company will use its reasonable best efforts to obtain common stockholder approval for the increase in the authorized common stock of the Company. The Company will (i) cause its board of directors to approve and submit to the holders of the outstanding common stock, as a class, for approval an amendment to the certificate of incorporation providing for the requisite increase in the number of shares of common stock authorized for issuance thereunder, (ii) promptly, but in no event later than five business days following the issuance date, file preliminary proxy materials for purposes of obtaining the stockholder approval with the SEC and use best efforts as promptly as practicable to resolve the comments of the staff of the SEC with respect to the proxy statement, (iii) call a meeting of the holders of common stock for the purpose of obtaining such approval (or, if permitted to do so, solicit written consents for such purpose) and solicit and use its best efforts to obtain proxies (or consents) in support of such approval and (iv) take such other actions as the board of directors determine are necessary or appropriate for such purposes.

If the Company fails to obtain common stockholder approval for the increase in the authorized common stock of the Company by the later of (a) April 5, 2007, or (b) the date that is 45 days following the date that the SEC informs the Company that it has no further comments on the proxy statement to be used to solicit common stockholder approval of the increase in authorized common stock, (i) the Series D Conversion Ratio will increase by 1% per week until the common stockholder approval is obtained, subject to a maximum increase of 50%, and (ii) at the request of the holders of a majority of the alternative series D convertible preferred stock, the board of directors will approve and will submit to stockholders for approval, an amendment to the Company’s certificate of incorporation to provide for a new class of common stock into which the alternative series D convertible preferred stock would then be convertible based upon the conversion ratio for the existing common stock described above.

Liquidation Rights.

Upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of the alternative series D convertible preferred stock then outstanding shall participate on a pari passu basis in any assets of the Company available for distribution to holders of common stock.

Redemption.

The alternative series D convertible preferred stock will not be redeemable by the Company or at the request of the holders thereof.

Listing.

The alternative series D convertible preferred stock will not be listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We do not intend to apply for either listing or quotation of the alternative series D convertible preferred stock. Neither our common stock that is currently outstanding, nor the common stock issuable upon conversion of the alternative series D convertible preferred stock is listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We understand that our common stock is currently quoted on the Pink Sheets.

Book-Entry System

We currently expect to issue the alternative series D convertible preferred stock in the form of one or more global securities. The global securities will be deposited with, or on behalf of, DTC and registered in the name of DTC’s nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC or to a successor to DTC or any nominee of such successor. Investors may hold their beneficial interests in the global securities directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, including the exchange agent, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

  We expect that pursuant to procedures established by DTC, upon the deposit of the global securities with, or on behalf of, DTC, DTC will credit, on its book-entry registration and transfer system, the applicable number of shares of the alternative series D convertible preferred stock represented by such global securities to the accounts of participants. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants and indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

  So long as DTC, or its nominee, is the registered holder and owner of the global securities, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of the alternative series D convertible preferred stock evidenced by the global certificates for all purposes of such alternative series D convertible preferred stock and the certificate of designation for such preferred stock. Except as set forth below as an owner of a beneficial interest in the global certificates, you will not be entitled to have the alternative series D convertible preferred stock represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated alternative series D convertible preferred stock in definitive form and will not be considered to be the owner or holder of any alternative series D convertible preferred stock under the global securities. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that DTC, as the holder of the global securities, is entitled to take, DTC will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  All payments on alternative series D convertible preferred stock represented by the global securities registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities.

We expect that DTC or its nominee, upon receipt of any payment on the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the number of shares of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interest in the global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any alternative series D convertible preferred stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants or indirect participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants or indirect participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the transfer agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Subject to certain conditions, the alternative series D convertible preferred stock represented by the global securities is exchangeable for certificated alternative series D convertible preferred stock in definitive form of like tenor as such alternative series D convertible preferred stock if (1) DTC (or its successor) notifies us that it is unwilling or unable to continue as depository for the global securities or if at any time DTC (or its successor) ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, a successor is not appointed within 90 days or (2) we in our discretion at any time determine not to have all of the alternative series D convertible preferred stock represented by the global securities. Any alternative series D convertible preferred stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated alternative series D convertible preferred stock issuable for such number of shares and registered in such names as DTC shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities representing the same aggregate number of shares and registered in the name of DTC (or its successor) or its nominee.

Transfer Agent

The transfer agent and registrar for the alternative series D convertible preferred stock will be Continental Stock Transfer & Trust Company.

Existing Warrants

As of January 24, 2007, we had outstanding warrants to purchase 375,296 shares of our common stock at a weighted average exercise price of $10.00.

Warrant Distribution

It is anticipated that holders of the Company’s outstanding common stock will receive warrants to purchase additional shares of common stock. Up to 30 million shares of our common stock will be issuable upon exercise of the warrants to be distributed to holders of our common stock in one or more distributions or other transactions. The exercise price will be approximately $0.523 per share. The warrants will be exercisable on and after July 1, 2007 until December 31, 2009.

Options

As of January 26, 2007 we had outstanding options to purchase 4,323,941 shares of our common stock at a weighted average exercise price of $7.02 under our stock option plans. Options to purchase an aggregate of 1,525,531 shares of common stock have been exercised under our stock option plans as of January 26, 2007.

Registration Rights

If we register any of our common stock, either for our own account or for the account of other stockholders, the holders of certain warrants to purchase shares of our common stock may be entitled to notice of the registration and to request that we include, upon exercise of their warrants, their shares of common stock in the registration. These registration rights are subject to further conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in a registration.

On the closing date of the Exchange Offer, we will execute a registration rights agreement with holders of shares of the new series C convertible preferred stock that are held by holders of Debentures who tender in the Exchange Offer and who, as a result, may be deemed affiliates of the Company following consummation of the Exchange Offer. The registration rights agreement will require us to file a registration statement with the SEC that will permit the resale on a continuous basis of the new series C convertible preferred stock, the common stock into which those shares are convertible and any other common stock owned by the Debenture holder as of the date of the Registration Rights Agreement. We have agreed to keep the registration statement effective until (i) such shares have been disposed of pursuant to an effective Registration Statement and the Securities Act, (ii) such shares shall have been transferred pursuant to a transaction under Rule 144 or (iii) such shares shall have become eligible for sale under Rule 144(k) under the Securities Act.

Holders who exchange Debentures and are not affiliates of the Company should generally be able to freely trade such new securities without the need for registration under the Securities Act.

Indemnification Matters

We have entered into indemnification agreements with each of our directors. The form of indemnification agreement provides that we will indemnify our directors for expenses incurred because of their status as a director to the fullest extent permitted by Delaware law, our certificate of incorporation and our by-laws.

Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breach of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty to us, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director’s liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our by-laws provide that directors and officers shall be, and in the discretion of our board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred by reason of their corporate status. Our by-laws also provide for the advancement of expenses to directors and, in the discretion of our board of directors, to officers and non-officer employees. In addition, our by-laws provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors’ and officers’ insurance against certain liabilities. We believe that the indemnification agreements, together with the limitation of liability and indemnification provisions of our certificate of incorporation and by-laws and directors’ and officers’ insurance will assist us in attracting and retaining qualified individuals to serve as our directors and officers.

Provisions of Our Certificate of Incorporation and By-laws that May Have Anti-takeover Effects

The provisions of our certificate of incorporation and by-laws described below, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which particular stockholders may deem to be in their best interests. These provisions also could have the effect of discouraging open market purchases of our common stock because they may be considered disadvantageous by a stockholder who desires subsequent to such purchase to participate in a business combination transaction with us or to elect a new director to our board.

Classified Board of Directors. Our board of directors is divided into three classes serving staggered three-year terms, with one-third of the board being elected each year. Our classified board, together with certain other provisions of our certificate of incorporation authorizing the board to fill vacant directorships or increase the size of the board, may prevent a stockholder from removing, or delaying the removal of, incumbent directors, and simultaneously gaining control of the board by filling vacancies created by such removal with its own nominees.

Director Vacancies and Removal. Our certificate of incorporation and by-laws provide that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors. Our certificate of incorporation provides that directors may be removed from office only with cause and only by the affirmative vote of holders of at least 75% of the shares then entitled to vote in an election of directors.

No Stockholder Action by Written Consent. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.

Special Meetings of Stockholders. Our certificate of incorporation and by-laws provide that a special meeting of stockholders may be called only by our board of directors. Our certificate of incorporation and by-laws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

Advance Notice of Director Nominations and Stockholder Proposals. Our by-laws include advance notice in writing and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. A stockholder’s notice of a director nomination or proposal will be timely if delivered to our secretary at our principal executive offices not later than the close of business on the 90th day prior to the scheduled date of such annual meeting or earlier than the 120th day before the first anniversary of the preceding year’s annual meeting.

Amendment of the Certificate of Incorporation. As required by Delaware law, any amendment to our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote (and a majority of outstanding shares of each class entitled to vote thereon as a class) with respect to such amendment, except that any amendment to the provisions relating to stockholder action, directors, limitation of liability and the amendment of our certificate of incorporation or by-laws must be approved by at least 75% of the outstanding shares entitled to vote and at least 75% of the outstanding shares of each class entitled to vote thereon as a class with respect to such amendment.

Amendment of By-laws. Our certificate of incorporation and by-laws provide that our by-laws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purpose unless our board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal only requires the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal.

Shareholder Rights Plan

On October 8, 2002, our board of directors adopted a shareholder rights plan (“Shareholder Rights Plan”) as set forth in a shareholder rights agreement between us and our transfer agent, Continental Stock Transfer & Trust Co., as rights agent. Pursuant to the Rights Plan, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of our common stock to shareholders of record as of October 9, 2002. The preferred stock rights will trade with, and not apart from, our common stock unless certain prescribed triggering events occur. The Rights Plan was designed and implemented to enhance the ability of our board of directors to protect shareholder interests and to ensure that shareholders receive fair treatment in the event of any coercive takeover attempt. The Rights Plan, however, may act to discourage takeover attempts, including those that particular stockholders may deem in their best interests.

The transactions contemplated by the Restructuring Support Agreement have been excluded from the provisions of our Shareholder Rights Plan and an amendment to our Shareholder Rights Plan has been entered into with the agent under the agreement governing such plan.

Statutory Business Combination Provision

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from consummating a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years after the date such person became an “interested stockholder” unless:

•
before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•
upon the closing of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

•
following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

 The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, consolidations, asset sales involving 10% or more of a corporation’s assets and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period.

The transactions contemplated by the Restructuring Support Agreement have been excluded from the provisions of Section 203 of the Delaware General Corporation Law.

DESCRIPTION OF THE DEBENTURES

In 2004, we issued the Debentures pursuant to the Indenture, of which $70.0 million in aggregate principal amount remains outstanding. Effective at the opening of business on October 27, 2006, our common stock was delisted from The NASDAQ Global Market because we did not meet the aggregate market value of listed securities requirement of Marketplace Rule 4450(b)(1)(A). The delisting of our common stock from The NASDAQ Global Market constituted a “fundamental change” under the Indenture. As a result, we were obligated to make an offer to repurchase to all holders of the Debentures under the Indenture at a price of $1,012.50 per $1,000 principal amount, representing such principal amount plus $12.50 of accrued but unpaid interest thereon.

The Offer to Repurchase expired at 5:00 p.m., New York City time, on January 2, 2007. Through the expiration of the Offer to Repurchase, we received tenders of Debentures in the aggregate principal amount of $67.8 million, representing approximately 96.9% of the $70.0 million in aggregate principal amount of outstanding Debentures. Upon the expiration of the Offer to Repurchase, we did not have the capital necessary to pay the aggregate purchase price of approximately $68.7 million for the Debentures that were tendered. As a result, no Debentures were accepted for payment by us in connection with the Offer to Repurchase, and all of the Debentures are being returned to the holders and will remain outstanding. Our failure to pay for the Debentures tendered to us for repurchase in the Offer to Repurchase constitutes an “event of default” under the Indenture, which may result in the exercise of available remedies by the Trustee or the bondholders under the Indenture and/or applicable law. In particular, the Trustee or holders of at least 25% in aggregate principal amount of the Debentures may declare due and payable 100% of the principal amount of the Debentures, plus any accrued and unpaid interest thereon, and each holder of a Debenture who tendered has the right under the terms of the Indenture to payment of the purchase price for such Debenture in connection with the Offer to Repurchase.

The following summarizes the material provisions of the Debentures and the Indenture. This summary is subject to and qualified by reference to all provisions of the Indenture. In this section, “DOV,” “we,” “our” and “us” each refers only to DOV Pharmaceutical, Inc. and not to any existing or future subsidiary.

General

The Debentures are general unsecured and subordinated obligations of DOV and are convertible into our common stock as described under “—Conversion Rights” below. The Debentures originally had an aggregate principal amount of $80.0 million, of which $70.0 million remain outstanding, and will mature on January 15, 2025, unless earlier converted, redeemed or repurchased.

The Debentures bear interest at the rate of 2.50% per year from the date of original issuance of the Debentures, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2005, to holders of record at the close of business on the preceding January 1 and July 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, repurchase by us at the option of the holder or redemption of a Debenture, interest ceases to accrue on the Debenture under the terms of and subject to the conditions of the Indenture.

Principal is payable, and Debentures may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York, New York, which is initially the office or agency of the trustee in New York, New York. See “—Form, Denomination and Registration.”

The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the making of investments, the incurrence of senior debt or other indebtedness, the granting of liens or mortgages, or the issuance or repurchase of securities by us. The Indenture does not contain any covenants or other provisions to protect holders of the Debentures in the event of a highly leveraged transaction or a fundamental change, except to the extent described under “—Fundamental Change Requires Us to Repurchase Debentures at the Option of the Holder” below. The Debentures are not obligations of, or guaranteed by, any of our subsidiaries.

We may, without the consent of the holders, reopen the Indenture and issue additional Debentures under the Indenture with the same terms and with the same CUSIP number as the Debentures offered hereby in an unlimited aggregate principal amount, provided that no such additional Debentures may be issued unless fungible with the Debentures offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the Debentures in open market purchases or negotiated transactions without prior notice to holders.

The Debentures are not subject to a sinking fund provision and are not subject to defeasance or covenant defeasance under the Indenture.

Ranking

The Debentures are our general unsecured obligations. Our payment obligations under the Debentures are subordinated to our senior indebtedness as described under “—Subordination of Debentures.”

Conversion Rights

General

Unless the Debentures are previously redeemed or repurchased, holders may convert their Debentures into our common stock at an initial conversion rate of 43.9560 shares of our common stock per $1,000 principal amount of Debentures at any time prior to the close of business on the business day prior to the maturity date or, if the Debentures have been called for redemption, prior to the close of business on the business day prior to the redemption date. The conversion rate is equivalent to an initial conversion price of approximately $22.75 per share. Notwithstanding the foregoing, if, at the time a holder tenders Debentures for conversion, there exists a registration default, as defined below under “— Registration Rights of Holders of Debentures,” we will increase the conversion rate by 3% (the “registration default shares”).

The conversion rate (as increased by any registration default shares) and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as set forth in “—Conversion Rate Adjustments” below. A holder may convert fewer than all of such holder’s Debentures so long as the Debentures converted are a multiple of $1,000 principal amount.

Upon conversion of a Debenture, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. We are not required to issue fractional shares of common stock upon conversion of Debentures and, in lieu of fractional shares, we will make a cash payment based upon the last reported sale price of the common stock on the last trading day prior to the date of conversion. Our delivery to the holder of the full number of shares of our common stock into which the Debenture is convertible and cash in lieu of any fractional shares will be deemed to satisfy our obligation with respect to such Debenture. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

Holders of Debentures at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Debentures at any time after the close of business on the applicable regular record date. Debentures tendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the Debentures; provided, however, that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a repurchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Debenture. No other payments or adjustments for interest, or any dividends with respect to our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date.

If a holder converts Debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion (except for any taxes with respect to cash paid in lieu of fractional shares) unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed conversion notice, together, if the Debentures are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any interest and transfer or similar tax, in each case, if required. The date a holder satisfies these requirements is called the “conversion date.” The conversion agent will, on the holder’s behalf, convert the Debentures into shares of our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC for the number of full shares of our common stock into which any Debentures are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the third business day, following the conversion date. The trustee will initially act as the conversion agent.

If a holder has already delivered a repurchase notice as described under either “—Repurchase of Debentures by Us at the Option of the Holder” or “—Fundamental Change Requires Us to Repurchase Debentures at the Option of the Holder” with respect to a Debenture, however, the holder may not tender that Debenture for conversion until the holder has withdrawn the repurchase notice in accordance with the Indenture.

Make Whole Amount and Public Acquirer Change of Control

If a transaction described in clause (2) of the definition of change of control (as set forth under “—Fundamental Change Requires Us to Repurchase Debentures at the Option of the Holder”) occurs on or prior to January 15, 2012, we will increase the applicable conversion rate for the Debentures tendered for conversion at any time during the period beginning on the date that is 15 days prior to the anticipated effective date of such change of control transaction and ending on the date that is 15 days after the actual effective date (the “effective date”) by a number of additional shares of common stock (the “additional shares”). If the conversion date occurs on or after the 15th day prior to the anticipated effective date but prior to the effective date, the additional shares, or the value thereof, will be delivered to converting holders on the later of the effective date and the third business day following the conversion date. The number of additional shares will be determined by reference to the table below and is based on the conversion date and our last reported sale price on the conversion date (the “stock price”). We will notify holders at least 20 days prior to the effective date of such change of control transaction.

As described below under “—Conversion Rate Adjustments,” unless we elect to change the conversion obligation into acquirer common stock as described below, if a holder tenders Debentures for conversion after the effective date of the change of control transaction, the Debentures will be converted into the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that they would have owned or been entitled to receive in such change of control transaction had such Debentures been converted and the holders had received our common stock immediately prior to such transaction. If the conversion date is after the effective date and on or prior to the date that is 15 days after the effective date, the kind and amount of such shares of stock, securities or other property will be based on the applicable conversion rate plus the additional shares as described above, determined by reference to the last reported sale price on the trading day immediately preceding effective date.

The stock prices set forth in the first row of the table (i.e., the column headers), will be adjusted as of any date on which the conversion rate of the Debentures is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Our obligation to deliver the additional shares will be subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the stock price and number of additional shares per $1,000 principal amount of Debentures:

Conversion Date	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$35.00	$40.00	$45.00	$50.00	$100.00	$150.00
December 22, 2004	14.6177	11.4612	9.1733	7.4669	6.1643	5.1504	3.7037	2.7494	2.0922	1.6237	0.2017	0.0000
January 15, 2006	14.5633	11.1373	8.6826	6.8786	5.5251	4.4918	3.0624	2.1618	1.5705	1.1683	0.1046	0.0000
January 15, 2007	14.4725	10.6552	7.9429	5.9831	4.5497	3.4912	2.1121	1.3259	0.8646	0.5856	0.0320	0.0000
January 15, 2008	14.4069	10.2786	6.9813	4.8177	3.2709	1.4702	0.1037	0.0000	0.0000	0.0000	0.0000	0.0000
January 15, 2009	13.8282	10.8782	7.4217	4.7878	2.7603	1.2487	0.0501	0.0000	0.0000	0.0000	0.0000	0.0000
January 15, 2010	13.5534	10.8629	7.4124	4.7488	2.7197	1.2240	0.0374	0.0000	0.0000	0.0000	0.0000	0.0000
January 15, 2011	13.4714	10.1187	6.6160	4.1260	2.3149	1.0199	0.0338	0.0000	0.0000	0.0000	0.0000	0.0000
January 15, 2012	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and the conversion date may not be set forth on the table, in which case:

1.
if the stock price is between two stock price amounts on the table or the conversion date is between two dates on the table, the additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

2.	if the stock price is equal to or in excess of $150.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

3.	if the stock price is less than $17.50 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 53.5000 per $1,000 principal amount of Debentures, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the NASDAQ National Market. If our common stock is not listed for trading on a United States national or regional securities exchange and not reported by the NASDAQ National Market on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the Pink Sheets LLC or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices of our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Notwithstanding the foregoing, and in lieu of adjusting the conversion rate as set forth above, in the case of a “public acquirer change of control” (as defined below) we may elect that, from and after the effective date of such public acquirer change of control, the right to convert a Debenture will be changed into a right to convert a Debenture into a number of shares of “acquirer common stock” (as defined below).   The conversion rate following the effective date of such transaction will be a number of shares of acquirer common stock equal to the product of:

•	the conversion rate in effect immediately prior to the effective date of such change of control, times

•
the average of the quotients obtained, for each trading day in the 10 consecutive trading day period commencing on the trading day next succeeding the effective date of such public acquirer change of control (the “valuation period”), of:

(i)	the “acquisition value” of our common stock on each such trading day in the valuation period, divided by

(ii)	the last reported sale price of the acquirer common stock on each such trading day in the valuation period.

The “acquisition value” of our common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our common stock in connection with such public acquirer change of control, as follows:

•	for any cash, 100% of the face amount of such cash;

•	for any acquirer common stock, 100% of the last reported sale price of such acquirer common stock on each such trading day; and

•
for any other securities, assets or property, 102% of the fair market value of such security, asset or property on each such trading day, as determined by two independent nationally recognized investment banks selected by the trustee for this purpose.

After the adjustment of the conversion rate in connection with a public acquirer change of control, the conversion rate will be subject to further similar adjustments if any of the events described below occurs thereafter.

A “public acquirer change of control” is any transaction described in clause (2) of the definition of change of control below where the acquirer, or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer’s capital stock that are entitled to vote generally in the election of directors, but in each case other than us, has a class of common stock traded on a national securities exchange or quoted on the NASDAQ National Market or which will be so traded or quoted when issued or exchanged in connection with such change of control. We refer to such acquirer’s or other entity’s class of common stock traded on a national securities exchange or quoted on the NASDAQ National Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change as the “acquirer common stock.”

“Trading day” means a day during which trading in securities generally occurs on the NASDAQ National Market or, if our common stock is not then listed on the NASDAQ National Market, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a national or regional securities exchange, on the principal market on which our common stock is then traded.

Conversion Rate Adjustments

The initial conversion rate will be adjusted for certain events, including:

(1)
the issuance of our common stock as a dividend or distribution on our common stock, or certain subdivisions and combinations of our common stock, in which event the conversion rate will be adjusted based on the following formula:

where,

CR 0  =   the conversion rate in effect at the close of business on the record date

CR 1    =   the conversion rate in effect immediately after the record date

OS 0    =   the number of shares of our common stock outstanding at the close of business on the record date

OS 1    =   the number of shares of our common stock that would be outstanding immediately after such event

(2)
the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock for a period expiring 45 days or less from the date of issuance of such rights or warrants at less than the current market price of our common stock on the business day immediately preceding the announcement of such issuance; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration, in which event the conversion rate will be adjusted based on the following formula:

where,

CR 0  =   the conversion rate in effect at the close of business on the record date

CR 1  =   the conversion rate in effect immediately after the record date

OS 0    =   the number of shares of our common stock outstanding at the close of business on the record date

X   =   the total number of shares of our common stock issuable pursuant to such rights

Y   =   the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the business day immediately preceding the announcement of the issuance of such rights

(3)
the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or our assets (excluding (A) any dividend, distribution or issuance covered by clause (1) or (2) above and (B) any dividend or distribution paid exclusively in cash), in which event the conversion rate will be adjusted based on the following formula:

where,

CR 0  =   the conversion rate in effect at the close of business on the record date

CR 1  =   the conversion rate in effect immediately after the record date

SP 0    =   the current market price

FMV   =   the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, in which event the conversion rate will be adjusted based on the following formula:

where,

CR 0  =   the conversion rate in effect at the close of business on the record date

CR 1  =   the conversion rate in effect immediately after the record date

FMV 0  =   the average of the sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 trading days commencing on and including the fifth trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NASDAQ National Market or such other national or regional exchange or market on which the securities are then listed or quoted

MP 0    =     the average of the last reported sale prices of our common stock over the 10 trading days commencing on and including the fifth trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NASDAQ National Market or such other national or regional exchange or market on which the securities are then listed or quoted

(4)	dividends or other distributions consisting exclusively of cash to all holders of our common stock, in which event the conversion rate will be adjusted based on the following formula:

where,

CR 0    =   the conversion rate in effect at the close of business on the record date

CR 1    =   the conversion rate in effect immediately after the record date

SP 0    =   the current market price

C   =   the amount in cash per share we distribute to holders of our common stock

(5)
we or one or more of our subsidiaries make purchases of our common stock pursuant to a tender offer or Exchange Offer by us or one of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the current market price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or Exchange Offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

where,

CR 0    =   the conversion rate in effect on the expiration date

CR 1    =   the conversion rate in effect immediately after the expiration date

FMV   =   the fair market value (as determined by our board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)

OS 1    =   the number of shares of our common stock outstanding immediately after the expiration date less any purchased shares

OS 0    =   the number of shares of our common stock outstanding immediately after the expiration date, including any purchased shares

SP 1    =   the last reported sale price of our common stock on the trading day next succeeding the expiration date

(6)
Someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or Exchange Offer in which, as of the expiration date, our board of directors is not recommending rejection of the offer, in which event the conversion rate will be adjusted based on the following formula:

where,

CR 0    =   the conversion rate in effect on the expiration date

CR 1    =   the conversion rate in effect immediately after the expiration date

FMV   =   the fair market value (as determined by our board of directors) of the aggregate consideration payable to our shareholders based on the acceptance (up to any maximum specified in the terms of the tender or Exchange Offer) of all shares validly tendered or exchanged and not withdrawn as of the expiration date

OS 1    =   the number of shares of our common stock outstanding immediately after the expiration date less any purchased shares

OS 0    =   the number of shares of our common stock outstanding immediately after the expiration date, including any purchased shares

SP 1    =   the last reported sale price of our common stock on the trading day next succeeding the expiration date

The adjustment referred to in this clause (6) will only be made if:

•	a tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of common stock outstanding; and

•
the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to a tender or exchange offer.

However, the adjustment referred to in this clause (6) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of the consolidated assets of us and our subsidiaries substantially as an entirety.

“Current market price” of our common stock on any day means the average of the last reported sale price of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, “ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

“Record date” means, for purpose of this section, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

To the extent that we have a shareholder rights plan in effect upon conversion of the Debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to another corporation of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the Debentures then outstanding will be entitled thereafter to convert those Debentures into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that they would have owned or been entitled to receive upon such recapitalization, reclassification, change, consolidation, merger, combination, sale, lease, transfer or statutory share exchange had such Debentures been converted into our common stock immediately prior to such transaction. We have agreed in the Indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

We may from time to time, to the extent permitted by law and subject to applicable rules of The NASDAQ Stock Market, increase the conversion rate of the Debentures by any amount for any period of at least 20 days. In that case we will give at least 15 days notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

As a result of any adjustment of the conversion rate, the holders of Debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See “Certain Material United States Federal Income Tax Consequences — Consequences of Ownership and Disposition of Shares of New Series Convertible Preferred Stock or Common Stock — Constructive Dividend Potential. ”

In the event the Exchange Offer is consummated, the issuance of new series C convertible preferred stock or alternative series D convertible preferred stock or the distribution of warrants to purchase up to 30 million shares of our common stock at an exercise price of approximately $0.523 per share to holders of our common stock may result in an adjustment to the conversion rate. In the event such an adjustment should occur, we will comply with the provisions of the Indenture to effect such adjustment.

Provisional Redemption

We may redeem for cash the Debentures in whole or in part at any time beginning on January 15, 2008 and prior to January 15, 2012, upon at least 30 and not more than 60 days’ notice by mail to each registered holder of the Debentures to be redeemed, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed plus accrued and unpaid interest (including liquidated damages, if any), if any, to, but excluding, the redemption date, if the last reported sale price of our common stock has exceeded 140% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the date of mailing of the notice of redemption.

Optional Redemption

On or after January 20, 2012, we may redeem for cash all or a portion of the Debentures at any time by providing not less than 30 nor more than 60 days’ notice by mail to each registered holder of the Debentures to be redeemed, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed plus accrued and unpaid interest (including liquidated damages, if any), if any, to, but excluding, the redemption date. Debentures that have been called for redemption may be converted until the close of business on the business day prior to the redemption date.

No sinking fund is provided for the Debentures, which means that the Indenture does not require us to redeem or retire the Debentures periodically.

If we decide to redeem fewer than all of the outstanding Debentures, the trustee will select the Debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects a portion of your Debenture for partial redemption and you convert a portion of the same Debenture, the converted portion will be deemed to be from the portion selected for redemption. In the event of any redemption in part, we will not be required to issue, register the transfer of or exchange any certificated Debenture during a period of 15 days before the mailing of the redemption notice.

Repurchase of Debentures by Us at the Option of the Holder

Holders have the right to require us to repurchase all or a portion of their Debentures on January 15, 2012, January 15, 2015 and January 15, 2020. The repurchase price payable will be equal to 100% of the principal amount of the Debentures to be repurchased plus any accrued and unpaid interest (including liquidated damages, if any) to but excluding the repurchase date, unless such repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest (including liquated damages, if any) payable on such interest payment date to the holder of record at the close of business on the corresponding record date. Debentures will be repurchased only in integral multiples of $1,000 of principal amount (or the entire principal amount of the Debentures held by the holder).

We will be required to repurchase any outstanding Debentures for which a holder delivers a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 23 business days prior to the relevant repurchase date until the close of business on the third business day prior to the repurchase date. If the repurchase notice is given and withdrawn during such period, we will not be obligated to repurchase the related Debentures. Our ability to repurchase Debentures with cash may be limited by the terms of our then existing borrowing and other financing agreements. Also, we may not have funds sufficient to repurchase the Debentures when we are required to do so.

On or before the 23rd business day prior to each repurchase date, we will provide to the trustee, any paying agent and to all holders of the Debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the name and address of the trustee, any paying agent and the conversion agent; and

•	the procedures that holders must follow to require us to repurchase their Debentures.

The repurchase notice given by each holder electing to require us to repurchase their Debentures must state:

•	in the case of Debentures in certificated form, the certificate numbers of the holder’s Debentures to be delivered for repurchase;

•	the portion of the principal amount of Debentures to be repurchased, in multiples of $1,000; and

•	that the Debentures are to be repurchased by us pursuant to the applicable provision of the Debentures and the Indenture.

If the Debentures are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

No Debentures may be repurchased by us at the option of the holders if the principal amount of the Debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

A holder may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the trustee or any paying agent prior to the close of business on the third business day prior to the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn Debentures;

•	if certificated Debentures have been issued, the certificate numbers of the withdrawn Debentures; and

•	the principal amount, if any, of the Debentures which remains subject to the repurchase notice.

If the Debentures are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

A holder must either effect book-entry transfer or deliver the Debentures, together with necessary endorsements, to the office of the trustee or any paying agent after delivery of the repurchase notice to receive payment of the repurchase price. A holder will receive payment promptly following the later of the repurchase date or the time of book-entry transfer or the delivery of the Debentures. If the trustee or any paying agent holds money sufficient to pay the repurchase price of the Debentures on the business day following the repurchase date, then immediately after the repurchase date:

•
the Debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Debentures is made or whether or not the Debentures are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price upon delivery or transfer of the Debentures).

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase notice. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures.

Fundamental Change Requires Us to Repurchase Debentures at the Option of the Holder

The fundamental change provision described below, and our obligation to offer to repurchase the Debentures, was triggered when our common stock was no longer listed for trading on the NASDAQ Stock Market. The offer to repurchase expired on January 2, 2007 and we did not accept the Debentures for repurchase.

If a fundamental change occurs at any time prior to maturity of the Debentures, each holder of Debentures will have the right to require us to repurchase some or all of that holder’s Debentures on a repurchase date that is not less than 20 nor more than 35 business days after the date of our notice of the fundamental change. We will repurchase such Debentures at a repurchase price equal to 100% of the principal amount of the Debentures to be repurchased, plus any accrued and unpaid interest (including liquated damages, if any) to but excluding the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest (including liquated damages, if any) payable on such interest payment date to the holder of record at the close of business on the corresponding record date. Debentures will be repurchased only in integral multiples of $1,000 of principal amount (or the entire principal amount of the Debentures held by the holder).

Within 15 days after the occurrence of a fundamental change, we are required to give notice to all holders of Debentures, as provided in the Indenture, of the occurrence of the fundamental change and of their resulting repurchase right and the fundamental change repurchase date. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of Debentures must deliver, on or before the fundamental change repurchase date specified in our notice, written notice to the trustee of the holder’s exercise of its repurchase right, together with the Debentures, including necessary endorsements, if certificated, with respect to which the right is being exercised. We will promptly pay the repurchase price for Debentures tendered for repurchase following the fundamental change repurchase date.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn Debentures;

•
if certificated Debentures have been issued, the certificate number of the withdrawn Debentures (or, if your Debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.

Payment of the repurchase price for a Debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the Debenture will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Debenture. If the paying agent holds money sufficient to pay the repurchase price of the Debenture on the repurchase date, then, immediately after the repurchase date:

•	the Debenture will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the Debenture.

This will be the case whether or not book-entry transfer of the Debenture has been made or the Debenture has been delivered to the paying agent.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading.

A “change of control” will be deemed to have occurred at such time after the original issuance of the Debentures when the following has occurred:

(1)
a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors;

(2)
consummation of any transaction or event (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of 90% or more of our consolidated assets) or a series of related transactions or events pursuant to which our common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property more than 10% of which consists of cash, securities or other property that are not, or upon issuance will not be, traded on a U.S. national or regional securities exchange or quoted on the NASDAQ National Market or any successor thereto; or

(3)	continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

“Continuing director” means a director who either was a member of our board of directors on December 16, 2004 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the Debentures are then convertible) is neither listed for trading on the New York Stock Exchange nor approved for trading on the NASDAQ National Market.

Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Debentures. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the Debentures in the open market or by tender at any price or by private agreement. Any Debenture so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be tendered to the trustee for cancellation. Any Debentures tendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the Debentures if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase Debentures upon the occurrence of a fundamental change is subject to important limitations. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the Debentures under certain circumstances, or expressly prohibit our repurchase of the Debentures upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing Debentures, we could seek the consent of our lenders to repurchase the Debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the Debentures. Our failure to repurchase tendered Debentures would constitute an event of default under the Indenture, which might constitute a default under the terms of our other indebtedness.

No Debentures may be repurchased by us at the option of the holders upon a fundamental change if the principal amount of the Debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The fundamental change repurchase feature of the Debentures may in certain circumstances make it more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by means of a merger, tender offer solicitation or otherwise, or by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the Debentures, is limited to specified transactions and may not include other events that might adversely affect our financial condition or results of operations.

Subordination of Debentures

Payment on the Debentures will, to the extent provided in the Indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The Debentures also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, interest, and liquidated damages, if any, on the Debentures will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the Debentures because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the Debentures are entitled to receive any payment or distribution. We are required under the Indenture to promptly notify holders of senior indebtedness, if payment of the Debentures is accelerated because of an event of default.

We may not make any payment on the Debentures if:

•	a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a “payment default”); or

•
a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called “payment blockage notice”) from us or any other person permitted to give such notice under the Indenture (called a “non-payment default”).

We may resume payments and distributions on the Debentures:

•	in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

•
in case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

If the trustee or any holder of the Debentures receives any payment or distribution of our assets in contravention of the subordination provisions on the Debentures before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the Debentures may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the Indenture.

The Debentures are exclusively obligations of ours. A portion of our operations are conducted through our subsidiaries. As a result, a portion of our cash flow and our ability to service our debt, including the Debentures, may be partially dependent upon the earnings of our subsidiaries, and thus, we may be partially dependent on the distribution of earnings, loans or other payments from our subsidiaries. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of Debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The term “senior indebtedness” is defined in the Indenture and includes principal, premium, interest, rent, fees, costs, expenses and other amounts accrued or due on our existing or future indebtedness, as defined below, or any existing or future indebtedness guaranteed or in effect guaranteed by us, subject to certain exceptions. The term does not include:

•	any indebtedness that by its express terms is not senior to the Debentures or is pari passu or junior to the Debentures; or

•	any indebtedness we owe to any of our majority-owned subsidiaries; or

•	the Debentures.

The term “indebtedness” is also defined in the Indenture and includes, in general terms, our liabilities in respect of borrowed money, notes, bonds, Debentures, letters of credit, bank guarantees, bankers’ acceptances, capital and certain other leases, interest rate and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the Indenture, subject to certain exceptions. The term does not include, for example, any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.

The term “designated senior indebtedness” is defined in the Indenture and includes, in general terms, any senior indebtedness that by its terms expressly provides that it is “designated senior indebtedness” for purposes of the Indenture.

As of December 31, 2004, we had approximately $4.0 million of outstanding indebtedness senior to the Debentures. This indebtedness was converted into common stock in January 2005. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the Indenture. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur additional debt and liabilities.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the Debentures. The trustee’s claims for these payments will generally be senior to those of holders in respect of all funds collected or held by the trustee.

Consolidation, Merger and Sale of Assets

We may, without the consent of the holders of Debentures, consolidate with, merge into or sell, lease or otherwise transfer in one transaction or a series of related transactions the consolidated assets of ours and our subsidiaries substantially as an entirety to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

•	we are the surviving entity, or the surviving entity, if other than us, assumes all our obligations under the Indenture and the Debentures;

•
if as a result of such transaction the Debentures become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of DOV Pharmaceutical, Inc. or such successor under the Debentures and the Indenture;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the Indenture have been delivered to the trustee.

Events of Default

Our failure to repurchase the Debentures tendered to us following the expiration of the offer to repurchase on January 2, 2007 constituted an event of default. The Trustee furnished the Company with notice as to this event of default on January 9, 2007. We also failed to pay the interest payable on our Debentures that was due and payable on January 16, 2007 and such failure will, subject to a payment grace period, constitute an event of default. The Trustee furnished the Company with notice as to this event as well on January 22, 2007. The Exchange Offer contemplates that the cash payment and the shares of either new series C convertible preferred stock or alternative series D convertible preferred stock will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Exchange Offer on, the Debentures that are tendered and accepted in the Exchange Offer.

Each of the following will constitute an event of default under the Indenture:

•	our failure to pay when due the principal on any of the Debentures at maturity, upon redemption or exercise of a repurchase right or otherwise;

•	our failure to pay an installment of interest (including liquidated damages, if any) on any of the Debentures for 30 days after the date when due;

•	our failure to deliver shares of our common stock, together with cash in lieu thereof in respect of any fractional shares, upon conversion of a Debenture, and that failure continues for 10 days;

•
our failure to perform or observe any other term, covenant or agreement contained in the Debentures or the Indenture for a period of 60 consecutive days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding;

•
our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $10.0 million, or if there is an acceleration of indebtedness for borrowed money in an amount in excess of $10.0 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been withdrawn, cured, waived, rescinded or otherwise annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the Debentures then outstanding;

•	our failure to give timely notice of a fundamental change; and

•	certain events of our bankruptcy, insolvency or reorganization or any significant subsidiary of ours.

“Significant subsidiary” has the meaning set forth in clauses (1) and (2) of the definition thereof in Regulation S-X under the Securities Act.

If an event of default specified in the seventh bullet point above occurs and is continuing, then the principal of all the Debentures and the interest thereon shall automatically become immediately due and payable. If an event of default shall occur and be continuing, other than an event of default specified in the seventh bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the Debentures then outstanding may declare the Debentures due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Debentures by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the Debentures then outstanding on behalf of all holders of Debentures, subject to the provisions of the Indenture.

The holders of a majority in aggregate principal amount of Debentures at the time outstanding through their written consent, or the holders of a majority in aggregate principal amount of Debentures then outstanding represented at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences except any default or event of default:

•	in any payment on the Debentures;

•	in respect of the failure to convert the Debentures; or

•
in respect of the covenants or provisions in the Indenture that may not be modified or amended without the consent of the holder of each Debenture affected as described in “—Modification, Waiver and Meetings” below.

Holders of a majority in aggregate principal amount of the Debentures then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the Debentures then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct on behalf of all holders of Debentures the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the Indenture. The Indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of Debentures before proceeding to exercise any right or power under the Indenture at the request of such holders. The rights of holders of the Debentures to pursue remedies with respect to the Indenture and the Debentures are subject to a number of additional requirements set forth in the Indenture.

The Indenture will provide that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the Debentures notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Debentures when due or in the payment of any conversion, redemption or repurchase obligation.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the Indenture. In addition, we are required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.

Modification, Waiver and Meetings

The Indenture contains provisions for convening meetings of the holders of Debentures to consider matters affecting their interests.

The Indenture (including the terms and conditions of the Debentures) may be modified or amended by us and the trustee, without the consent of the holder of any Debenture, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of Debentures;

•	adding additional dates on which holders may require us to repurchase their Debentures;

•	reopening the Indenture and the issuance of additional Debentures as described in the fifth paragraph under “—General”;

•	tendering any right or power conferred upon us;

•
providing for conversion rights of holders of Debentures if any reclassification or change of our common stock or any consolidation, merger or sale of the consolidated assets of us and our subsidiaries substantially as an entirety occurs;

•	providing for the assumption of our obligations to the holders of Debentures in the case of a merger, consolidation, conveyance, sale, transfer or lease;

•	increasing the conversion rate in the manner described in the Indenture, provided that the increase will not adversely affect the interests of holders of Debentures in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

•
making any changes or modifications to the Indenture necessary in connection with the registration of the Debentures under the Securities Act, as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the Debentures in any material respect;

•
curing any ambiguity or correcting or supplementing any defective provision contained in the Indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of Debentures in any material respect; provided further that any amendment made solely to conform the provisions of the Indenture to the description of the Debentures in the offering memorandum, dated December 16, 2004 and used in the private placement of the Debentures, will not be deemed to adversely affect the interests of the holders of the Debentures; or

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of Debentures.

Modifications and amendments to the Indenture or to the terms and conditions of the Debentures may also be made, and noncompliance by us with any provision of the Indenture or the Debentures may be waived, in each case, on behalf of all holders of Debentures either:

•	with the written consent of the holders of at least a majority in aggregate principal amount of the Debentures at the time outstanding; or

•	by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the Debentures represented at such meeting.

However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each Debenture affected:

•	change the maturity of the principal of or any installment of interest on any Debenture (including any payment of liquidated damages, if any);

•	reduce the principal amount of, or any premium, if any, on any Debenture;

•	reduce the interest rate or amount of interest (including any liquidated damages, if any) on any Debenture;

•	change the currency of payment of principal of, premium, if any, or interest on any Debenture;

•	impair the right of a holder to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any Debenture;

•
except as otherwise permitted or contemplated by provisions of the Indenture concerning specified reclassifications or corporate reorganizations, impair or adversely affect the conversion rights of holders of the Debentures;

•	adversely affect any repurchase option of holders;

•	modify the redemption provisions of the Indenture in a manner adverse to the holders of Debentures;

•	adversely modify, in any material respect, the subordination provisions of the Indenture;

•	reduce the percentage in aggregate principal amount of Debentures outstanding necessary to modify or amend the Indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of Debentures outstanding required for any other waiver under the Indenture.

The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Debentures at the time outstanding.

Form, Denomination and Registration

The Debentures were issued in fully registered form, without interest coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Debentures: Book-Entry Form

The Debentures are evidenced by one or more global Debentures deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee. Record ownership of the global Debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

Ownership of beneficial interests in a global Debenture will be limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global Debentures held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global Debentures, Cede & Co. for all purposes will be considered the sole holder of the global Debentures. Except as provided below, owners of beneficial interests in the global Debentures will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global Debentures to such persons may be limited.

We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global Debentures to Cede & Co., the nominee for DTC, as the registered owner of the global Debentures. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global Debentures to owners of beneficial interests in the global Debentures.

It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global Debentures, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Debentures represented by the global Debentures, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Debentures represented by the global Debentures held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If a holder would like to convert Debentures into common stock pursuant to the terms of the Debentures, the holder should contact the holder’s broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder’s ability to pledge the holder’s interest in the Debentures represented by global Debentures to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Debentures, including, without limitation, the presentation of Debentures for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Debentures are credited and only for the principal amount of the Debentures for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the Debentures. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global Debentures among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause Debentures to be issued in definitive registered form in exchange for the global Debentures. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global Debentures.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated Debentures

We will issue the Debentures in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global Debenture may be exchanged for definitive certificated Debentures upon request by or on behalf of DTC in accordance with customary procedures. The Indenture permits us to determine at any time and in our sole discretion that Debentures shall no longer be represented by global Debentures. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global Debentures at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Any Debenture that is exchangeable pursuant to the preceding sentence is exchangeable for Debentures registered in the names which DTC will instruct the trustee. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global Debenture. Subject to the foregoing, a global Debenture is not exchangeable except for a global Debenture or global Debentures of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

Except as otherwise provided in the Indenture, notices to holders of Debentures will be given by mail to the addresses of holders of the Debentures as they appear in the Debenture register.

Registration Rights of Holders of Debentures

We previously filed, and the SEC declared effective, a shelf registration statement covering resales by holders of all Debentures and the common stock issuable upon conversion of the Debentures.
Information Regarding the Trustee

Wells Fargo Bank, National Association, as trustee under the Indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the Debentures. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Governing Law

The Indenture, the Debentures and the registration rights agreement will be governed by, and construed in accordance with, the law of the State of New York.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding U.S. federal tax penalties. The discussion was written to support the promotion and marketing of the transactions or matters addressed herein. You should seek advice based on your particular circumstances from an independent tax advisor. The foregoing is intended to satisfy the requirements of Section 10.35 of IRS Circular 230.

The following discussion, which is for general information only, is a summary of the material U.S. federal income tax considerations relating to the exchange of Debentures for cash and either shares of the new series C convertible preferred stock or the alternative series D convertible preferred stock and cash pursuant to the Exchange Offer. This description is for informational purposes only and does not purport to be a complete analysis of all potential tax effects of the Exchange Offer. No rulings or determinations of the Internal Revenue Service (“IRS”) or any other tax authorities have been, nor is it expected that any will be, sought with respect to the tax consequences of the restructuring transactions, and the discussion below is not binding upon the IRS or such other authorities. Accordingly, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any discussed herein.

The following discussion applies only to U.S. holders. For purposes of this discussion, a “U.S. holder” means a beneficial owner of Debentures that is, for U.S. federal income tax purposes: a citizen or resident of the United States; a corporation (or other entity that is taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof; an estate the income of which is subject to U.S. federal income tax regardless of its source; a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions; and certain electing trusts that were in existence and treated as U.S. trusts on August 20, 1996. A U.S. holder does not include the special classes of taxpayers discussed below. The discussion of United States federal income tax consequences below is based on the tax code, Treasury regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). The following discussion does not address foreign, state or local tax consequences of the Exchange Offer, nor does it purport to address the United States federal income tax consequences of the restructuring transactions to special classes of taxpayers (e.g., foreign persons, banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders that are, or hold Debentures through, pass-through entities, persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, and persons holding Debentures that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). If a partnership holds Debentures, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Holders that are partnerships should consult their own tax advisors about the U.S. federal income tax consequences of exchanging Debentures pursuant to the Exchange Offer. Moreover, the following discussion does not address United States federal taxes other than income taxes, nor does it apply to any person that acquires any shares of the new series C convertible preferred stock or the alternative series D convertible preferred stock in the secondary market. This discussion also assumes that the Debentures and any shares of the new series C convertible preferred stock and the alternative series D convertible preferred stock are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the tax code.

You should consult your own tax advisor regarding the federal, state, local and foreign tax consequences of the Exchange Offer, including the ownership, conversion and disposition of any shares of the new series C convertible preferred stock or the alternative series D convertible preferred stock.

Consequences of Exchange Offer to the Company

Cancellation of Indebtedness Income

The Company generally will recognize cancellation of debt income for U.S. federal income tax purposes as a result of the Exchange Offer if, and to the extent, the outstanding balance (principal plus accrued but unpaid interest) of the Debentures exceeds the fair market value of the cash payment and either the new series C convertible preferred stock or the alternative series D convertible preferred stock delivered in the Exchange Offer. Although certain statutory or judicial exceptions can apply to limit the amount of COD (such as where the taxpayer is insolvent prior to the debt cancellation), the Company does not anticipate that any of such exceptions will apply. Accordingly, the Company anticipates that it will be required to include the full amount of any COD income in its gross income for federal income tax purposes.

The Company has substantial tax loss and credit carryforwards for U.S. federal income tax purposes. As a result of prior changes in the stock ownership of the Company the ability to use such carryforwards (and certain other tax benefits) to offset current or future income is severely limited under section 382 of the tax code. Under such section, the ability of the Company to use its existing tax loss and credit carryforwards (and certain other tax benefits) following an “ownership change” of the Company is generally limited to an annual amount equal to the product of the fair market value of the corporation’s stock immediately before the ownership change (subject to certain reductions) and the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs. This general limitation on the use of tax benefit carryforwards can be increased or reduced respectively by the amount of “recognized built-in gains” (“RBIG”) or recognized “built-in losses” (“RBIL”) in the event the Company has “net unrealized built-in gains” (“NUBIG”) or “net unrealized built-in losses” (“NUBIL”), at the date of an ownership change.

The Company believes that (i) it is in a NUBIG position as of the date of its most recent ownership change, and will be so in the event of an ownership change resulting from implementation of the Exchange Offer, (ii) recognition of gain, if any, from the implementation of the Exchange Offer, will be treated as a RBIG, and (iii) it has sufficient tax loss carryforwards to offset all of the anticipated income for U.S. federal income tax purposes. Thus, the Company believes it will not incur a liability for regular corporate federal income tax purposes on gain, if any, recognized from the implementation of the Exchange Offer (although there may be some liability for federal alternative minimum tax and state income tax). However, if it were determined that the available tax loss carryforwards were significantly less than the amount estimated or the Company was not in a NUBIG position as of the date of the applicable ownership change, the Company could have a significantly greater income tax liability as a result of the Exchange Offer.

Limitations on Loss Carryforwards and Other Tax Benefits

As a result of the implementation of the Exchange Offer, existing tax loss or credit carryforwards and certain other tax attributes of the Company, including any current year NOLs and net capital losses (collectively, “pre-change losses”), after reduction for the COD income noted above, will likely become subject to further limitation under section 382 of the tax code.

Under section 382, if a “loss corporation” undergoes an “ownership change,” the amount of its pre-change losses that may be utilized to offset future taxable income is, in general, subject to an annual limitation (the “section 382 annual limitation”). Such limitation also may apply to certain losses or deductions which are “built-in” ( i.e., economically accrued but unrecognized) as of the date of the ownership change and that are subsequently recognized. The term “loss corporation” means a corporation entitled to use a NOL carryover or having a NOL for the taxable year in which the ownership change occurs. A loss corporation generally undergoes an ownership change if, immediately after any owner shift involving a 5% shareholder or any equity structure shift, the percentage of stock of the corporation owned by one or more 5% shareholders has increased by more than 50 percentage points over the lowest percentage of stock owned by such shareholders at any time during a three-year period (with certain groups of less-than-5% shareholders treated as a single shareholder for this purpose). In general, the section 382 annual limitation equals the product of (i) the value of the stock of the corporation immediately before the ownership change (with certain adjustments, including for capital infusions within the preceding two years) and (ii) the applicable “long-term tax-exempt rate” in effect for the month in which the ownership change occurs. In certain cases, the section 382 annual limitation may be increased by an amount of income or gain that is “built-in” as of the date of the ownership change and subsequently recognized. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

The Company believes it has had an ownership change in 2006, resulting in a current annual general limitation on the utilization of carryforwards of $3.2 million. If an additional ownership changes occurs as a result of the implementation of the Exchange Offer, the Company estimates that its new limitation on the utilization of carryfowards will be approximately $600,000 based upon the Company's common stock valuation. Based on the Company’s current projections, the resulting reduced section 382 annual limitation is not expected to significantly increase the Company’s projected future tax liability. Moreover, the Company’s actual operating results may differ from those projected, and there can be no assurance that the IRS will not challenge the amount of any claimed NOLs or the Company’s determination of any section 382 annual limitation.

Alternative Minimum Tax

For purposes of computing a corporation’s regular tax liability, all of the taxable income recognized in a taxable year generally may be offset by the carryover of NOLs (to the extent permitted under, among other provisions, section 382 of the tax code). Even though all of a corporation’s regular tax liability for a given year may be reduced to zero by virtue of its NOLs, the corporation in any given year may by subject to a federal alternative minimum tax (AMT). For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

Accordingly, notwithstanding that the Company expects to have sufficient NOLs for regular corporate income tax purposes to offset any COD income generated in connection with the Exchange Offer (in the absence of a section 382 annual limitation occurring between the date hereof and the exchange date), it may incur an AMT due to the 90% limitation on AMT NOL carryforwards.

Any AMT that a corporation pays generally will be allowed as a credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

Consequences of Exchange Offer to Exchanging Holders

The federal income tax consequences of the exchange of Debentures for cash and shares of either the new series C convertible preferred stock or the alternative series D convertible preferred stock depends, in part, on whether the Debentures constitute “securities” for federal income tax purposes (such that the exchange would qualify as a “recapitalization” and treated as a reorganization under the tax code). The term “security” is not defined in the tax code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of less than five years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of 10 years or more constitute securities. The Debentures have an original maturity of approximately 21 years and therefore it is expected that they would be treated as securities. Accordingly, the following discussion (including the succeeding section discussing the federal income tax consequences of the ownership and disposition of the new series C convertible preferred stock and the alternative series D convertible preferred stock) assumes that the Debentures would be treated as securities for federal income tax purposes. All holders of Debentures are urged to consult their tax advisors regarding the appropriate status of the Debentures and the tax consequences to such holders of exchanging their Debentures in the Exchange Offer for federal income tax purposes based on such holders’ particular circumstances.

Recapitalization

It is expected that the consummation of the Exchange Offer will constitute a “recapitalization” exchange under section 368(a)(1)(E) of the tax code. In such event, subject to the treatment of accrued interest (as discussed below), a holder that exchanges its Debentures for cash and shares of either the new series C convertible preferred stock or the alternative series D convertible preferred stock generally will not recognize a loss, and will recognize gain, equal to the lesser of (i) any cash received or (ii) the amount of cash and the fair market value of any shares of the new series C convertible preferred stock or the alternative series D convertible preferred stock you receive less your adjusted tax basis in the Debentures you exchange.

A holder’s aggregate adjusted tax basis in its shares of the new series C convertible preferred stock or the alternative series D convertible preferred stock will equal the holder’s aggregate adjusted tax basis in the Debentures surrendered, increased by any gain or interest income recognized, and decreased by any cash received. For this purpose, a holder generally must calculate gain or loss separately for each identifiable block of Debentures exchanged by such holder, and a holder generally cannot offset a loss recognized on one block of such Debentures against a gain recognized on another block of such Debentures. A holder’s holding period in its shares of the new series C convertible preferred stock or the alternative series D convertible preferred stock will include the holder’s holding period in the Debentures surrendered (other than to the extent such stock was received in respect of accrued interest on the Debentures).

Subject to the discussion of “market discount” below, any gain or loss recognized generally will be capital gain or loss and will be long term capital gain or loss if the holder’s holding period for its Debentures exceeds one year at the time of the exchange. The deductibility of capital losses is subject to limitations, whereas net long term capital gains are subject to a preferential tax rate for certain taxpayers.

Treatment of Market Discount

A holder that purchased its Debentures from a prior holder at a market discount (relative to the principal amount of the Debentures at time of acquisition) may be subject to the market discount rules of the tax code. Under those rules, any gain recognized on the exchange of such Debentures generally would be treated as ordinary income to the extent of the market discount accrued during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued. The tax code provides that any accrued market discount in excess of the gain recognized in an exchange that qualifies as a recapitalization will not be currently includible in income under Treasury regulations to be issued. However, such accrued market discount would carryover to any non-recognition property received in exchange therefore ( i.e., to the shares of either the new series C convertible preferred stock or the alternative series D convertible preferred stock), such that any gain recognized by the holder upon a subsequent disposition of such stock would be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific regulations implementing this rule have not been issued.

If a holder acquired its Debentures at a market discount and did not elect to include market discount in income as it accrued, such that it was required, under the market discount provisions, to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Debentures, such deferred amounts would become deductible at the time of the exchange, up to the amount of gain that the holder recognizes in the exchange.

Accrued Interest

In general, to the extent that an amount received by a holder (whether in stock or cash) is received in satisfaction of accrued but unpaid interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income) and not taken into account in computing gain or loss on the exchange. Conversely, a holder will generally recognize a deductible loss to the extent any accrued interest previously included in its gross income is not paid in full.

Consequences of Ownership and Disposition of Shares of New Series C Convertible Preferred Stock, Alternative Series D Convertible Preferred Stock or Common Stock

Distributions

Distributions with respect to shares of the new series C convertible preferred stock or the alternative series D convertible preferred stock generally will be treated as taxable dividends to the extent paid out of the Company’s current or accumulated earnings and profits as determined under federal income tax principles (“earnings and profits”).

Distributions paid on common stock received upon the conversion of shares of the new series C convertible preferred stock or the alternative series D convertible preferred stock, other than certain pro rata distributions of common shares, generally will be treated as taxable dividends to the extent paid out of earnings and profits after taking into account any distributions on preferred stock.

To the extent the amount of any distributions exceeds the Company’s available earnings and profits with respect to such distribution, the excess will be applied against and will reduce the holder’s adjusted tax basis, on a dollar-for-dollar basis, in respect of the stock as to which the distribution was made (but not below zero). Any remaining excess will be treated as gain or loss from the sale or exchange of such stock, with the consequences discussed below (see “— Sale, Exchange or Other Disposition”).

Constructive Dividend Potential

Under section 305 of the tax code, a holder of shares of the new series C convertible preferred stock or the alternative series D convertible preferred stock may be treated as receiving constructive distributions over the term of the new series C convertible preferred stock or the alternative series D convertible preferred stock based on the excess, if any, of the stock’s redemption price over the stock’s “issue price” (subject to a de minimis exception) — sometimes referred to as “preferred OID” — unless such stock participates in corporate growth to any significant extent (disregarding conversion privileges). The shares of the new series C convertible preferred stock have the right to participate, over and above their preference amounts, in any dividends or liquidation proceeds along with the common stock on an as-if converted basis. The shares of the alternative series D convertible preferred stock do not have a liquidation preference but they do have the right to participate in any dividends or liquidation proceeds along with the common stock on an as-if converted basis. However, a right to participate in corporate growth that lacks substance (i.e. , as to which it is reasonable to anticipate at the time of the distribution that there is little or no likelihood of participating beyond a fixed preferential return) will not be respected. In general, each holder is bound by the Company’s determination as to whether there is a constructive distribution, unless the holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock.

The presence or absence of an adjustment to the conversion price at which the new series C convertible preferred stock or the alternative series D convertible preferred stock is convertible into common stock (such as under the anti-dilution provisions) may, under certain limited circumstances, also result in constructive distributions to the holders of the new series C convertible preferred stock or the alternative series D convertible preferred stock (or, in certain cases, to existing common stockholders or existing holders of Debentures), which would be taxable similar to an ordinary distribution on stock.

Dividends to Non-Corporate Shareholders

Dividends are generally taxed as ordinary income; however, dividends received by non-corporate holders in taxable years beginning on or before December 31, 2010, may qualify for taxation at lower rates applicable to long-term capital gains, provided certain holding period and other requirements are satisfied. Each Non-corporate holder should consult its own tax advisors regarding the applicability of such lower rates under such holder’s particular factual situation.

Dividends to Corporate Shareholders

In general, a distribution to a corporate shareholder that is treated as a dividend for federal income tax purposes will qualify for the 70% dividends received deduction that is available to corporate shareholders that own less than 20% of the voting power or value of the outstanding stock of the distributing corporation (other than certain preferred stock not applicable here). A corporate shareholder holding 20% or more of the distributing corporation may be eligible for an 80% dividends received deduction. No assurance can be given that we will have sufficient earnings and profits (as determined for federal income tax purposes) to cause distributions to be eligible for a dividends received deduction. Dividend income that is not subject to regular federal income tax as a consequence of the dividends received deduction may be subject to the federal alternative minimum tax.

The dividends received deduction is only available if certain holding periods and taxable income requirements are satisfied. The length of time that a shareholder has held stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.

In general, for the first two years of a corporation’s holding period, the tax basis of its stock is reduced (but not below zero) by the non-taxed portion of any “extraordinary dividend” received with respect to such stock (generally, the portion of an extraordinary dividend for which a dividends received deduction is allowed). In addition, certain dividend distribution may be treated as extraordinary dividends without regard to the corporation’s holding period (such as in the case of preferred stock where the issue price of such stock exceeded, at issuance, its liquidation or stated redemption price). In the event that the non-taxed portion of an extraordinary dividend exceeds the corporate holder’s tax basis in its stock, such excess is treated as current gain from the sale or exchange of the stock. Generally, an “extraordinary dividend” is a dividend that (i) equals or exceeds 5% of the holder’s adjusted basis in stock that is preferred as to dividends or equals or exceeds 10% of the holder’s adjusted basis in other stock (treating all dividends having ex-dividend dates within an 85-day period as a single dividend) or (ii) exceeds 20% of the holder’s adjusted basis in the stock (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). For these purposes, any deemed dividends arising by reason of the application of section 305 of the tax code are taken into account. Under certain circumstances, if the holder so elects, the fair market value of the stock as of the day before the ex-dividend date may be substituted for the holder’s basis in applying these tests.

Sale, Exchange or Other Disposition

Except to the extent of any market discount that has carried over to the stock (as discussed below), and unless a non-recognition provision applies, any gain or loss realized by a holder on a sale, exchange, or other disposition of shares of the new series C convertible preferred stock, the alternative series D convertible preferred stock or common stock generally should be capital gain or loss in an amount equal to the difference, if any, between the amount realized and the holder’s adjusted tax basis in the stock immediately before the sale, exchange, or other disposition. Any such gain or loss generally should be long-term if the holder’s holding period for its stock is more than one year at that time.

As discussed above under “— Consequences of Exchange Offer to Exchanging Holders — Treatment of Market Discount,” any accrued market discount not recognized upon consummation of the Exchange Offer generally would carry over to shares of the new series C convertible preferred stock or the alternative series D convertible preferred stock, such that any gain recognized by the holder upon a subsequent disposition of the shares of the new series C convertible preferred stock or the alternative series D convertible preferred stock would be treated as ordinary income to the extent of any accrued market discount not previously included in income. Similarly, as discussed below, any gain recognized by the holder upon a subsequent disposition of common stock received on conversion would likely be treated as ordinary income to the extent of any accrued market discount carried over to such stock upon conversion of the new series C convertible preferred stock or the alternative series D convertible preferred stock that was not previously included in income.

Conversion of New Preferred Stock into Common Stock

For federal income tax purposes, a holder generally will not recognize gain or loss upon the conversion of shares of the new series C convertible preferred stock or the alternative series D convertible preferred stock to common stock, except in respect of (1) any cash paid to a holder in lieu of fractional shares and (2) any common stock received attributable to any dividend arrearages.

A holder that receives cash in lieu of a fractional share will recognize capital gain or loss (except with respect to any accrued market discount carried over to the fractional share), equal to the difference between the amount of cash received and the holder’s tax basis in the stock exchanged allocable to the fractional share. Any common stock received attributable to dividend arrearages generally should be treated as a distribution on shares of the new series C convertible preferred stock or the alternative series D convertible preferred stock, with the consequences described above, under “— Distributions.”

A holder’s aggregate tax basis in the common stock received upon conversion, other than common stock received attributable to any dividend arrearages, generally will be equal to the holder’s aggregate tax basis in the shares of the new series C convertible preferred stock or the alternative series D convertible preferred stock converted (less the portion of the holder’s basis allocable to any fractional share, as to which the holder receives cash). A holder’s holding period in the common stock received, other than any such stock received attributable to any dividend arrearages, will include the holding period of the shares of the new series C convertible preferred stock or the alternative series D convertible preferred stock exchanged. In addition, although not free from doubt, any still unrecognized accrued market discount that previously carried over to the new series C convertible preferred stock or the alternative series D convertible preferred stock (from the Debentures) should, in turn, carry over to the common stock received upon conversion of such preferred stock. The tax basis of any common stock received that is attributable to any dividend arrearages will be equal to its fair market value on the date of the exchange, and the holding period of such stock will commence on the day after the conversion.

Information Reporting and Backup Withholding; Reportable Transactions

Payments of dividends and payments of proceeds from the sale, retirement or other disposition of shares of the new series C convertible preferred stock, the alternative series D convertible preferred stock or common stock received upon conversion may be subject to “backup withholding” tax if a recipient of those payments fails to furnish to the payor certain identifying information. Any amounts deducted and withheld should generally be allowed as a credit against that recipient’s United States federal income tax, provided that appropriate proof is provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Treasury regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. Certain penalties apply for failure to comply with these rules. The category of transactions to which these rules apply is very broad; however, there are numerous exceptions. Holders of Debentures are urged to consult their tax advisors regarding these regulations and whether the Exchange Offer or a subsequent sale would be subject to these regulations and require disclosure on the holders’ tax returns and the penalty consequences of failure to comply.

Consequences to Non-Exchanging Holders

There should be no federal income tax consequences to a holder of Debentures that does not exchange its Debentures pursuant to the Exchange Offer.

PLAN OF DISTRIBUTION

       We are relying on Section 3(a)(9) of the Securities Act of 1933 to exempt the Exchange Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” The Exchange Offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting you to accept or reject the Exchange Offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Exchange Offer.

Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character ( i.e. , restricted or unrestricted) as the securities that have been surrendered. Generally, unless you are or become an affiliate of our company: (1) your Debentures are free from restrictions on transfer; (2) the new securities you will receive if you elect to participate in the Exchange Offer will assume the same character as the unrestricted Debentures that you tender in the Exchange Offer and will be deemed to be unrestricted securities; and (3) as a result, you will be able to freely transfer the new securities.

We have agreed to pay all expenses incident to the Exchange Offer, other than commissions or concessions of any broker or dealers.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We have filed or will file with the SEC a Tender Offer Statement on Schedule TO under Section 13(e)(4) of the Exchange Act and Rule 13e-4 of the SEC, furnishing certain information with respect to the Offer to Exchange. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as described above.

INCORPORATION OF DOCUMENTS BY REFERENCE

Certain information that we have filed with the SEC is “incorporated by reference” herein, which means that we are disclosing important information to you by referring you to the documents in which the information appears. The information incorporated by reference is an important part of this Offer to Exchange, and information that we may file later with the SEC will automatically update and supersede the information in this offer to exchange.

The following documents previously filed with the SEC are incorporated in this offer to exchange by reference:

•	DOV Pharmaceutical, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission and incorporated herein by reference.

•	DOV Pharmaceutical, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission and incorporated herein by reference.

•	All other reports filed by DOV Pharmaceutical with the SEC under Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Form 10-K mentioned above; and

•	All documents filed by DOV Pharmaceutical with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Schedule TO and before the expiration of the Option.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Neither DOV Pharmaceutical nor, to its knowledge, any of its affiliates, directors or executive officers are making any recommendation to any holder as to whether to tender or refrain from tendering Debentures for purchase pursuant to this Company Notice. Each holder must make his or her own decision whether to tender his or her Debentures for purchase and, if so, the principal amount of Debentures to tender based on their own assessment of current market value and other relevant factors.

January 29, 2007	DOV PHARMACEUTICAL, INC.

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table presents the name and title of each of DOV Pharmaceutical’s executive officers and directors as of January 26, 2007. The address of each such person is c/o DOV Pharmaceutical, Inc., 150 Pierce Street, Somerset, New Jersey 08873.

Name	Title

Arnold S. Lippa	Executive Chairman of the Board of Directors
Zola Horovitz	Director
Daniel S. Van Riper	Director
Theresa Bischoff	Director
Patrick Ashe	Director
Dennis Podlesak	Director
Barbara Duncan	Director, President and Chief Financial Officer
Phil Skolnick	Executive Vice President and Chief Scientific Officer
Warren Stern	Senior Vice President, Drug Development